UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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WEC Energy Group, Inc.
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WEC Energy Group

NOTICE OF 2026 ANNUAL MEETING AND PROXY STATEMENT

P-1

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WEC Energy Group	P-2	2026 Proxy Statement

Dear Fellow Stockholders

On behalf of our Board of Directors, I cordially invite you to attend WEC Energy Group’s Annual Meeting of Stockholders. We look forward to hosting this year’s meeting in virtual format.

Throughout 2025, our Board of Directors and management team maintained their focus on the fundamentals of our business — resulting in an exceptional year on virtually every meaningful measure.

WEC Energy Group delivered solid net income and earnings per share. Once again, the company returned more cash to stockholders than in any other year in company history. We increased the dividend by 6.7 percent in January 2026 — the twenty-third consecutive year of dividend increases for our stockholders.

In fall 2025, the company announced its largest ever five-year capital plan, driven by significant economic development in our region. The plan now calls for $37.5 billion of investment to support safety, reliability and growth.

To meet customer needs throughout the region, our management team is working to add more natural gas and renewable generation to our fleet. This "all of the above" approach is designed to maintain affordable energy rates AND the fuel diversity that is needed for reliability — all while supporting a cleaner energy future.

I'm also pleased to report that employees across our family of companies achieved their best year on record for safety in 2025, as measured in lost-time incidents, as well as days away, restricted or transferred (DART) incidents.

At the board level, we have maintained a strong governance structure to support the company’s efforts. Rigorous metrics in our incentive compensation program continue to link pay and performance. And with proposals 4 and 5, our board is addressing stockholder support for a simple majority voting standard.

We ask for your participation in the vote at this year’s meeting. And, as always, we welcome your engagement.

On a personal note, it has been a privilege to serve as chairman over the past two decades. As I retire from active service with our board, I know that our future will be shaped by strong and experienced hands. Thank you for your investment, your support, and your continued confidence in WEC Energy Group.

Gale E. Klappa
Chairman of the Board

WEC Energy Group	P-3	2026 Proxy Statement

Notice of 2026 Annual Meeting of Stockholders

Date and Time
Thursday, May 7, 2026 at 1:30 p.m., Central time.
Location
WEC Energy Group will hold a virtual annual stockholders meeting, held exclusively online at www.meetnow.global/M4P2PNZ. Access to the meeting begins at 1:15 p.m., Central time.
Items to be voted
1.Election of 12 directors-terms expiring in 2027.
2.Ratification of Deloitte & Touche LLP as independent auditors for 2026.
3.Advisory vote to approve compensation of the named executive officers.
4.Amendments to our Restated Articles of Incorporation to eliminate supermajority voting requirements.
5.Amendments to our Bylaws to eliminate supermajority voting requirements.
6.Stockholder proposal to govern by majority vote.
In addition, we will consider and act upon any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
How to attend the 2026 Annual Meeting
This year’s Annual Meeting will take place entirely online. If you would like to participate in the meeting, including voting, submitting a question, or examining our list of stockholders, you will need to visit our meeting site, located at www.meetnow.global/M4P2PNZ, and enter your control number. Consistent with our prior virtual meetings, we will offer stockholder rights and participation opportunities.

Registered Stockholders. If your shares are registered in your name, your 15-digit control number was included on your Notice of Internet Availability of Proxy Materials, your proxy card or on the instructions that accompanied your proxy materials.
Beneficial Owners. If you own shares in “street name” (that is, through a broker, bank or other nominee), you must register in advance to obtain a control number. For more information, see Annual Meeting Attendance and Voting Information, which begins on P-80.
Your vote is very important to us. We urge you to review the proxy statement carefully and exercise your right to vote. Even if you plan to attend the Annual Meeting, please vote your shares as soon as possible using one of the voting methods outlined in this notice. If you vote in advance, you are still entitled to vote at the Annual Meeting, which would have the effect of revoking any prior votes.
Voting methods

Use the Internet
Vote shares online at www.envisionreports.com/WEC

Mobile Device
Scan this QR code.

Call Toll-Free
In the U.S. or Canada call 1-800-652-8683.

Mail your Proxy Card
Follow the instructions on your voting form.

Record Date
Stockholders of record as of close of business on March 4, 2026 (Record Date) will be entitled to vote. Each share of common stock is entitled to one vote for each director position and one vote for each of the other proposals.

On or about March 26, 2026, the Proxy Statement and 2025 Annual Report are being mailed or made available online to stockholders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2026: The Proxy Statement and 2025 Annual Report are available at www.envisionreports.com/WEC.

Margaret C. Kelsey
Executive Vice President, General Counsel and Corporate Secretary
March 26, 2026

WEC Energy Group	P-4	2026 Proxy Statement

Table of Contents
Forward-Looking Statements    P-6
Proxy Summary    P-6

Proposal 1 P-12
Election of 12 Directors-Terms Expiring in 2027
Board Composition    P-13
Succession Planning/Director Nomination Process    P-16
2026 Director Nominees for Election     P-18
Governance    P-24
Primary Role and Responsibilities of our Board    P-24
Our Sustainability Commitment    P-27
Stockholder Engagement    P-29
Board Leadership Structure    P-30
Board and Committee Practices    P-30
Board Evaluation Process    P-31
Board Committees    P-32
Compensation Committee Interlocks and
Insider Participation    P-34
Additional Governance Matters    P-34
Communications with the Board    P-35
Where to Find More Information on Governance    P-35
Director Compensation    P-36

Proposal 2 P-38
Ratification of Deloitte & Touche LLP as Independent Auditors for 2026
Independent Auditors' Fees and Services    P-39
Audit and Oversight Committee Report    P-40

Proposal 3 P-41
Advisory Vote to Approve Compensation of the Named Executive Officers
Compensation Discussion and Analysis    P-42
Executive Summary    P-42
Components of Our Executive Compensation
Program    P-44
Determination of Market Median    P-46
Annual Base Salary    P-46
Annual Cash Incentive Compensation    P-46
Long-Term Incentive Compensation    P-50
Compensation Recoupment Policy    P-53
Stock Ownership Guidelines    P-54
Prohibition on Hedging and Pledging    P-54
Limited Trading Windows    P-54

Retirement Programs    P-54
Other Benefits, Including Perquisites    P-54
Tax Gross-Up Policy    P-55
Severance Benefits and Change in Control    P-55
Impact of Prior Compensation    P-55
Tax and Accounting Considerations    P-55
Compensation Committee Report    P-55
Executive Compensation Tables    P-56
Summary Compensation Table    P-56
Grants of Plan-Based Awards for Fiscal Year 2025    P-58
Outstanding Equity Awards at Fiscal Year-End 2025    P-59
Option Exercises and Stock Vested for
Fiscal Year 2025    P-60
Pension Benefits at Fiscal Year-End 2025    P-61
Retirement Plans    P-61
Nonqualified Deferred Compensation for
Fiscal Year 2025    P-63
Potential Payments Upon Termination or
Change in Control    P-65
Pay Ratio Disclosure    P-67
Risk Analysis of Compensation Policies and Practices    P-67
Pay versus Performance Disclosure    P-68

Proposal 4 P-72
Amendments to our Restated Articles of Incorporation to eliminate supermajority voting requirements

Proposal 5 P-74
Amendments to our Bylaws to eliminate supermajority voting requirements

Proposal 6 P-76
Stockholder Proposal to Govern by Majority Vote
WEC Energy Group Common Stock    P-78
Ownership
Annual Meeting Attendance and Voting
Information                    P-80
Business of the 2026 Annual Meeting of Stockholders    P-80
Voting Information    P-80
Access to Proxy Materials    P-82
Annual Meeting Attendance    P-82
Stockholder Nominees and Proposals    P-83
Availability of Form 10-K    P-84
Appendix A - GAAP Reconciliation    P-85

WEC Energy Group	P-5	2026 Proxy Statement

Forward-Looking Statements
The statements contained in this proxy statement about our future performance, including, without limitation, future financial and operational results, strategic initiatives, execution of our capital plan, emissions reduction goals and all other statements that are not purely historical, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. There are a number of risks and uncertainties that could cause actual results to differ materially from any forward-looking statements made herein. A discussion of some of these risks and uncertainties is contained in our Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent filings with the Securities and Exchange Commission ("SEC"). These reports address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this proxy statement. Except as may be required by law, we disclaim any obligation to publicly update or revise any forward-looking statements.

Other reports and website references. In this proxy statement we identify certain reports and materials that are available on or through our website or those of our subsidiaries. These reports and the information contained on, or available through WEC Energy Group's website and the websites of its subsidiaries, are not "soliciting material," are not deemed filed with the SEC, and are not, nor shall they be deemed to be, incorporated by reference.

Proxy Summary
This summary highlights selected information related to items to be voted on at the annual meeting of stockholders. This summary does not contain all of the information that you should consider when deciding how to vote. Please read the entire proxy statement before voting. Additional information regarding WEC Energy Group, Inc.'s (the "Company" or "WEC Energy Group") 2025 performance can be found in our Annual Report on Form 10-K for the year ended December 31, 2025.

The 2026 Annual Meeting of Stockholders will be a virtual-only meeting via live webcast. There will not be a physical meeting location. Stockholders are encouraged to participate online by logging into www.meetnow.global/M4P2PNZ where you will be able to listen to the meeting live, submit questions and vote your shares. Please see page P-80 for more information.

Voting Matters and Recommendations
The following proposals are scheduled to be presented at our upcoming 2026 Annual Meeting of Stockholders:

	Item to be Voted on	Board’s recommendation	Page
Proposal 1	Election of 12 Directors-terms expiring in 2027	FOR each nominee	P-12
Proposal 2	Ratification of Deloitte & Touche LLP as independent auditors for 2026	FOR	P-38
Proposal 3	Advisory vote to approve executive compensation of the named executive officers	FOR	P-41
Proposal 4	Amendments to our Restated Articles of Incorporation to eliminate supermajority voting requirements	FOR	P-72
Proposal 5	Amendments to our Bylaws to eliminate supermajority voting requirements	FOR	P-74
Proposal 6	Stockholder proposal to govern by majority vote	AGAINST	P-76

WEC Energy Group	P-6	2026 Proxy Statement

An Energy Industry Leader
WEC Energy Group is a leading Midwest electric and natural gas holding company with subsidiaries serving 4.7 million customers in Wisconsin, Illinois, Michigan and Minnesota. We also hold a majority ownership in American Transmission Company LLC, an electric transmission company regulated by FERC and certain state regulatory commissions. In addition, as part of our non-utility energy infrastructure segment, we own majority interests in a growing fleet of renewable generation facilities outside our regulated footprint. Our 7,150 employees are focused on providing affordable, reliable and cleaner energy for a sustainable future.

WEC Energy Group	P-7	2026 Proxy Statement

Our 2025 Performance Highlights
Throughout 2025, the Company remained steadfast in executing its fundamentals — safety, reliability, customer satisfaction, financial discipline and environmental stewardship. It ended the year with solid financial and operational results — delivering continued long-term value for stockholders and customers, while supporting economic growth in the communities we serve.

Business Highlights / Awards and Recognition	Financial Highlights

Made significant progress on our infrastructure investments and strengthening our system:
•Darien Solar Park went into service, adding 225 megawatts (MW) of solar energy capacity for our Wisconsin utilities.
•The battery portion of the Paris Solar-Battery Park came online, providing our utilities with 99 MW of storage. This is Wisconsin’s first large-scale battery project.
•Wisconsin Electric Power Company (Wisconsin Electric) received regulatory approval to build an 1,100-MW natural gas plant at its Oak Creek campus and a 128-MW natural gas plant in the Town of Paris, Wisconsin, as well as a liquefied natural gas storage facility and lateral to serve the Oak Creek site. Construction has started on these facilities.
•We continued to invest in electric system hardening and natural gas pipe retirement for safety and reliability.
We Energies* was named best in the Upper Midwest for electric reliability performance as part of PA Consulting’s 2025 ReliabilityOne Awards.
Honored by the Wisconsin Department of Workforce Development with the Vets Ready Employer Initiative award, achieving Gold level recognition, for supporting veterans in the workforce and the community.
Included as a constituent of FTSE Russell’s FTSE4Good Index Series, which is made up of companies that reflect strong environmental, social and governance practices.
Received a Technology Transfer Award from EPRI in recognition of employee contributions to research on renewable energy asset monitoring.
Wisconsin Public Service Corporation (WPS) and Michigan Gas Utilities Corporation both were recognized by the American Gas Association for their 2024 safety records — having the lowest incident rate for days away, restricted or transferred in their benchmark categories.
WEC Energy Group ranked first overall in the 2025 E Source Managed Business Customer Satisfaction Study.
Received recognition in Escalent’s 2025 Utility Trusted Brand & Customer Engagement: Residential studies:
•The Peoples Gas Light and Coke Company, North Shore Gas Company and Minnesota Energy Resources Corporation were named ‘Customer Champions,’ with the latter two subsidiaries tying for first place in the Midwest region among natural gas utilities.
•WPS was named a ‘Most Trusted Brand.’
Named among America's Greatest Workplaces for Culture, Belonging & Community by Newsweek.
Identified as Wisconsin's largest corporate contributor to charitable organizations in an annual ranking by Milwaukee Business Journal based on 2024 giving.

* Wisconsin Electric and Wisconsin Gas LLC combined common functions and do business as We Energies.

$4.81 earnings per share,
on a GAAP basis
___________________________
$5.27 earnings per share,
on an adjusted basis
___________________________
6.7% dividend increase declared in January 2026
___________________________
22 consecutive years of higher dividends (2004-2025)
___________________________
83 consecutive years of delivering quarterly dividends (1942-2025)
____________________________

WEC Energy Group	P-8	2026 Proxy Statement

How our Compensation Program Supports our Business Strategy
An important aspect of the Board’s oversight responsibilities is to hold the executive management team accountable to achieving the Company’s goals and objectives, and reward them appropriately when they do. This includes oversight of executive compensation.
Since 2004, our executive compensation program has included metrics that link a substantial portion of executive pay to achieving financial, operational and social targets tied to our business fundamentals. These targets are linked to key objectives that underpin the company’s sustainability.
One of our core responsibilities and a major focus of our capital plan is maintaining affordable and reliable energy for our customers. The Compensation Committee assesses management’s performance against short-term and long-term goals that are aligned with the interests of our stockholders and customers through the execution of the Company's capital plan. Management annually refreshes the capital plan, discusses it with the Board, including a preview of anticipated capital spending over the next five years, and then publicly discloses its plan during the fourth quarter each year.
The Company’s ability to effectively fund its capital plan has been directly linked with execution of its financial plan, including meeting the targets associated with the financial metrics used in the Company’s compensation program. These financial metrics are key performance indicators underlying executives’ incentive compensation. Incentive targets associated with operational and social goals are tied to strategic priorities. In this way, the Company's executive compensation program incentivizes management to maintain an appropriate balance among its financial results and other significant priorities, including those relating to our employees, customers, and suppliers.
The Company plays a significant role in supporting economic growth in its service territories. As demonstrated in 2025, we developed a robust capital plan to support significant economic development across our service territories with affordable, reliable and clean energy, while at the same time continuing to prioritize the safety of our employees, the satisfaction of our broad customer base, and the strength and diversity of our human capital and supplier base.

WEC Energy Group	P-9	2026 Proxy Statement

Governance Highlights

Accountability to our stockholders is critical to our long-term success. We routinely evaluate and enhance our governance practices to maintain alignment with evolving best practices. Highlights of our governance framework and matters with which the Board was involved during 2025 are noted below.

Governance Framework
Board Independence/Composition
•11 of 12 director nominees are independent
•Independent Lead Director with defined duties, elected by other independent directors
•Independent Audit, Compensation, Finance and Governance Committees
•Opportunity for executive sessions at every board and committee meeting
•50% of Board nominees are diverse by gender or race/ethnicity
Board Oversight
•Short- and long-term strategy and major strategic initiatives
•Risk Management Process
•Leadership succession planning
•Code of Business Conduct
•Corporate sustainability, including risks and opportunities created by climate change
•Regular reporting from Board committees on specific risk oversight responsibilities
Board and Committee Practices
•Ongoing Board refreshment, resulting in an average tenure of 7 years
•Annual Board and committee evaluations
•Strategy and risk oversight discussion at every regular Board meeting
•Ongoing education programs by internal and third-party experts
•Stock ownership requirements for directors and executives
•Recoupment (“clawback”) policies for incentive-based compensation to executives and other officers
•Responsible overboarding restrictions
Stockholder Rights
•Annual election of all directors
•Majority voting standard for uncontested elections
•One-share, one-vote standard
•Proxy access and special meeting provisions in bylaws
•Annual “say-on-pay” advisory vote

Oversight of 2025 Strategic Initiatives
The Board is actively engaged in the oversight of the Company’s strategy, providing advice and counsel as warranted and holding management accountable for making sound decisions in executing important matters affecting its stakeholders. Examples during 2025 included:
•Capital plan, updated to reflect the Company’s anticipated capital expenditures over 2026-2030, allocated across strategies aimed at delivering affordable, reliable and cleaner energy, while providing transparency to investors.
•Plans for $36.5 billion (increased to $37.5 billion in February 2026) of investments in regulated renewables, thermal generation, LNG capacity, electric and natural gas distribution and electric transmission.
•Mitigation of the continued impact of macro-economic and other trends on the utility sector.
•Prudent management of regulatory matters, including the development and request for approval of a new Very large Customer ("VLC") tariff structure.
2025 Governance Highlights
The Board is committed to ensuring the Company conducts its business with the highest standards of ethics, integrity and transparency. Governance highlights from 2025, which occurred at the Board’s direction, include:
•Added 6 new independent directors between 2020 and 2026.
•Recruited, appointed and onboarded two new independent directors with significant utility experience with terms beginning January 1, 2025.
•Reviewed committee charters to confirm they reflect best practices and risk oversight responsibilities and approved appropriate updates.
•Reviewed governance practices and disclosures to reflect evolving legal requirements and trends.
•Established non-management director fees consistent with market, as recommended by outside advisor.
•Demonstrated continued support for a simple majority voting standard by submitting proposals 4 and 5 for a second consecutive year.
•Focused on expanding and enhancing public disclosures of interest to stakeholders:
◦Published the Company's electric utility energy mix and emission rates.
◦Issued corporate responsibility report in alignment with the Sustainability Accounting Standards Board ("SASB") industry standards.
◦Published the Company’s consolidated EEO-1 Report.

WEC Energy Group	P-10	2026 Proxy Statement

The Director Nominees at a Glance
The following table provides an overview of the director nominees, current as of January 22, 2026. All of the director nominees were elected at the 2025 Annual Meeting of Stockholders. Additional information regarding our director nominees, including a detailed skills matrix, begins on P-14.
AOC Audit and Oversight Committee    FC Finance Committee        ò     Member
CC Compensation Committee    EC Executive Committee        ▲     Committee Chair
CG Corporate Governance Committee            F     Financial Expert
See P-14 for diversity characteristics self-identified by each director.

WEC Energy Group	P-11	2026 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS – TERMS EXPIRING IN 2027

What am I voting on? Stockholders are being asked to elect 12 director nominees each for a one-year term.
Voting Recommendation:
✓ FOR the election of each Director Nominee.
The Board of Directors and Corporate Governance Committee believe the 12 director nominees possess the experience and qualifications necessary to provide effective oversight of the Company and the long-term interests of its stockholders.

WEC Energy Group’s bylaws require each director to be elected annually to hold office for a one-year term. Acting on the recommendation of the Corporate Governance Committee, the Board is recommending the following 12 nominees for election as directors at our annual meeting. Each nominee, if elected, will serve until the 2027 Annual Meeting of Stockholders, or until a successor is duly elected and qualified.

1. Warner L. Baxter	5. Cristina A. Garcia-Thomas	9. Scott J. Lauber
2. Ave M. Bie	6. Maria C. Green	10. Ulice Payne, Jr.
3. Danny L. Cunningham	7. Thomas K. Lane	11. Mary Ellen Stanek
4. William M. Farrow III	8. John D. Lange	12. Glen E. Tellock
•All director nominees currently serve as directors on our Board. All nominees were elected by our stockholders at our 2025 Annual Meeting of Stockholders, each having received at least 94.2% of the votes cast.
•All director nominees are independent with the exception of Director Lauber, who is not independent due to his current employment with WEC Energy Group.
•Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by the Board upon the recommendation of the Corporate Governance Committee.
•This is an uncontested election; therefore, our majority vote standard for election of directors will apply. Under this standard, each director nominee will be elected only if the number of votes cast favoring such nominee’s election exceeds the number of votes cast opposing that nominee’s election, as long as a quorum is present. Therefore, presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the election of directors. Proxies may not be voted for more than 12 persons in the election of directors.
•Director Klappa reached retirement age in 2025, and therefore, is not serving as a nominee. Director Klappa currently serves as Non-Executive Chairman. The Board intends to appoint Director Lauber as Chairman of the Board in May 2026, subject to his election as a director by stockholders at the 2026 Annual Meeting. We sincerely thank Director Klappa for his many contributions and dedicated service to the Company over the past 23 years.

The process through which the Board arrived at these director nominees is the result of the Board’s regular assessment of its composition and its focused attention to ongoing succession planning, as described in the following pages.

WEC Energy Group	P-12	2026 Proxy Statement

BOARD COMPOSITION
The Corporate Governance Committee and the Board evaluate director nominees in light of the Board’s current members, with the goal of recommending nominees with diverse backgrounds and experiences who, together with the current directors, can best perpetuate the success of WEC Energy Group’s business and represent stockholder interests. Director nominees are evaluated on the basis of certain key attributes, core competencies, diversity, age/tenure, existing time commitments and independence. By following this process, the Board is able to ensure that its director candidates bring a broad range of perspectives and experiences, will effectively contribute to the Board, and will complement the other directors.
The Corporate Governance Committee and the Board determined that the director nominees' complementary breadth of characteristics are suited to executing the duties of the Board and, when taken together, embody the personal qualities, qualifications, skills, and diversity of background that best serve our Company and its stockholders.

Key Attributes Required of All Directors
The Corporate Governance Committee routinely evaluates the expertise and needs of the Board to determine its proper membership and size. As described in the Corporate Governance Guidelines, the Board believes that all directors must demonstrate certain key attributes, as noted below.

•Proven integrity
•Ability to appraise problems objectively
•Relevant technological, civic, economic, and/or social/cultural experience
•Familiarity with domestic and international issues affecting the Company's business
•Vision and imagination
•Mature and independent judgment •Ability to evaluate strategic options and risks •Social consciousness •Contribution to the Board's collective diversity	•Willingness to dedicate sufficient time to board service •Sound business experience/acumen •Achievement of prominence in career •Availability to serve for five years before reaching retirement age

Core Competencies
The Board regularly evaluates director qualifications and core competencies in the context of the Board’s oversight of strategic initiatives, financial and operational performance objectives, and material risks. To that end, the Board seeks directors whose collective knowledge, experience and skills provide a broad range of perspectives and leadership expertise in domains particularly relevant to our business including: highly complex and regulated industries, strategic planning, financial strategy, utility/energy industry, technology and security, audit oversight and financial controls, human capital management, corporate governance, sustainability matters (including those associated with climate strategy), public policy, and other areas important to executing the Company’s strategy.
With that in mind, the Corporate Governance Committee and Board have determined that the Board’s composition should consist of candidates that collectively possess a specific set of core competencies, as listed below, in alphabetical order, in order to effectively carry out its oversight function.

•Audit Oversight/Financial Reporting •Corporate Governance •Financial Strategy/Investment Management/Investor Relations •Government/Public Policy	•Human Capital Management/Executive Compensation •Regulated Industry Knowledge •Risk Management and Oversight •Senior Leadership/CEO Experience	•Strategic Planning •Sustainability Matters •Technology and Security •Utility/Energy Industry Experience

During the fourth quarter of 2025, the Corporate Governance Committee and Board evaluated and affirmed this set of competencies. Each director performed a self-assessment of his/her level of knowledge in each skill area using the following 3-point scale: “1” Limited knowledge (e.g., no direct experience, primary exposure comes from Board or Committee reports); “2” Intermediate knowledge (e.g., general managerial/oversight experience or broad exposure as a Board or Committee member); “3” Advanced knowledge (e.g., direct experience; subject matter expert). A summary of the Board’s level of knowledge with respect to each of the core competencies is shown on the following page.

WEC Energy Group	P-13	2026 Proxy Statement

*Diversity characteristics based on information self-identified by each director.

Tenure
Under the Corporate Governance Guidelines, a non-management director shall not be nominated for election to the Board after attaining the age of 75, unless nominated by the Board for special circumstances. The foregoing does not apply to non-management directors as of October 19, 2023 who had accumulated more than ten years of service on the Board; such individuals shall not be nominated for election to the Board after attaining the age of 72, unless nominated by the Board for special circumstances. The only director nominees subject to this age-72 restriction are Directors Payne and Stanek.
Beyond the limitations noted above, the Board does not believe it is appropriate or necessary to limit the number of terms a director may serve. The Board values the participation and insight of directors who have developed an increased understanding of the Company and the specific issues it faces doing business in a complex, regulated industry, as well as those directors who bring fresh and varied perspectives, resulting in a Board with a balanced tenure.

WEC Energy Group	P-14	2026 Proxy Statement

Diversity
Diversity has been a major focus of the Corporate Governance Committee for decades when identifying director nominees. It is committed to actively seeking highly qualified individuals as it strives to cast a wide net and recommend candidates who bring unique perspectives to the Board, which contributes to its collective diversity - diversity of knowledge, skills, experiences, thought, demographic background, retirement age and tenure. We believe this diversity improves the overall effectiveness of the Board as it carries out its oversight role.

Time Commitment
Our Corporate Governance Committee recommends and the Board nominates candidates whom they believe are capable of devoting the time necessary to carefully fulfill their fiduciary duties. The Corporate Governance Committee regularly reviews stockholders’ views on the appropriate number of public company boards on which directors may serve, which the Board takes into consideration each year as it reviews its Corporate Governance Guidelines.
The Corporate Governance Guidelines limit the maximum number of public company boards on which a WEC Energy Group director may serve to four public companies (including our Board), and specify that any public company named executive officer who serves as a director on our Board may not serve on more than two public company boards (including our Board). Limited exceptions may be made with Corporate Governance Committee approval. No such exceptions have been made in recent years.

Independence
Our Corporate Governance Guidelines state that to be independent, the Board should consist of at least a two-thirds majority of independent directors. In order to be deemed independent, the individual must have no material relationship with the Company that would interfere with the exercise of good judgment in carrying out his or her responsibilities as a director.
The independence standards found in our Corporate Governance Guidelines are not only in compliance with the listing standards of the New York Stock Exchange (“NYSE”), but are actually more stringent than the NYSE rules. Our director independence guidelines are located in Appendix A of our Corporate Governance Guidelines, which are available on the Corporate Governance section of the Company’s website at www.wecenergygroup.com/govern/governance.htm.
Prior to initial and annual election, all directors complete a detailed questionnaire that elicits information that is used to ensure compliance with the Board’s and the NYSE’s standards of independence. The Corporate Governance Committee also reviews potential conflicts of interest, including related-party transactions, interlocking directorships, and substantial business, civic and/or social relationships with other members of the Board that could impair the prospective Board member’s ability to act independently from the other Board members and management. The Board also considers whether a director’s immediate family members meet the independence criteria outlined in the Corporate Governance Guidelines, as well as whether a director has certain relationships with WEC Energy Group’s affiliates, when determining the director’s independence.
The Board has affirmatively determined that director nominees Baxter, Bie, Cunningham, Farrow, Garcia-Thomas, Green, Lane, Lange, Payne, Stanek, and Tellock are independent. Director Curt Culver, who served as a director until May 2025, had also been determined to be independent. Director Lauber is not independent for the reason previously described on page P-12. Director Klappa, who is not independent due to his prior employment with WEC Energy Group, reached retirement age in 2025 and will complete his service on the Board in May 2026.

Director Stanek
Since 2005, WEC Energy Group has engaged Baird Financial Group ("Baird") primarily to provide consulting services for investments held in the Company’s various benefit plan trusts. Baird also provides certain related administrative services. The Board reviewed the terms of this engagement, including the $830,692 in fees paid to Baird in 2025 (which are less than one-tenth of 1% of Baird’s total revenue), and Director Stanek’s position at Baird, and concluded that such engagement is not material and did not impact Director Stanek’s independence. Director Stanek is not involved with and does not consult on the contract with or recommendations made by Baird and receives no direct financial benefit from these services. WEC Energy Group management evaluates Baird’s services against market standards for overall quality and value on a regular basis. Neither the Board nor Director Stanek plays a role in the retention of Baird for these services or any related negotiation of commercial terms. In addition, WEC Energy Group’s pension trusts and other benefit accounts do not hold any investments in Baird funds.

WEC Energy Group	P-15	2026 Proxy Statement

SUCCESSION PLANNING AND DIRECTOR NOMINATION PROCESS
Board Succession Planning
Our Board is regularly engaged in rigorous discussions about the Board’s plans for ongoing succession, taking into consideration matters such as: current inventory of director skills and qualifications; diversity, including demographic background, retirement age and tenure; and future competencies needed to support appropriate oversight of the Company's long-term strategy and related risks and opportunities. These discussions are co-facilitated by the Chairman and Independent Lead Director during the Board’s executive sessions.
Guided by the Board’s succession planning discussions, the Corporate Governance Committee, comprised entirely of independent directors, is responsible for identifying and recommending director candidates to our Board for nomination.
Director Nomination Process
The Corporate Governance Committee is responsible for recommending a slate of nominees to the Board for election at each Annual Meeting of Stockholders using the formal process detailed below.

1	Board Succession Planning	2	Identify Candidates	3	Evaluate Candidate Recommendations	4	Meet with Candidates	5	Recommend Candidate Nomination

Develop list of skills and qualifications sought in new directors and evaluate current Board composition		Proposed by stockholders, directors, and/or others		Screen qualifications, assess impact on Board composition, and review independence		Multiple meetings scheduled with the Chairman and Independent Lead Director, members of Corporate Governance Committee, and other members of the Board		Corporate Governance Committee considers feedback and makes recommendation to the Board
1.Board succession planning. The Corporate Governance Committee facilitates the director recruitment and nomination process through the lens of the Board’s ongoing director succession planning process, as described above. The Corporate Governance Committee seeks to fulfill its duty to stockholders to consistently maintain a Board that is comprised of directors who each embody key attributes, and who, as a group, have the skills and experiences to effectively oversee management's strategy for operating in a complex industry while performing their fiduciary obligations.
2. Identify candidates. Candidates for director nomination may be proposed in a number of ways, including by stockholders, the Corporate Governance Committee, and other members of the Board. The Corporate Governance Committee may retain a third party to identify qualified candidates. No such firm was engaged with respect to the nominees listed in this proxy statement.
The Corporate Governance Committee will consider director candidates recommended by stockholders provided that the stockholders comply with the requirements and procedures set forth in our bylaws. Stockholders may also nominate or recommend director candidates by following the procedures outlined on page P-83. No formal stockholder nominations or recommendations for director candidates were received in connection with the 2026 Annual Meeting of Stockholders.
3. Evaluate candidate recommendations. The Committee follows an established process for evaluating all director candidates whether recommended by directors, stockholders or others. During this process, the Corporate Governance Committee reviews publicly available information regarding each identified candidate to assess whether that person should be considered further. The Corporate Governance Committee considers whether each individual embodies the key attributes listed on page P-13. The Committee will utilize third parties if and as needed to assist with these activities.
As part of the evaluation process, the Corporate Governance Committee takes steps to ensure that the pool of director nominees contains the attributes, skills and experiences identified during Board succession planning discussions. If the Corporate Governance Committee determines that a candidate warrants further consideration, the Chairman or another member of the Board of Directors contacts the prospective director.
Generally, if a recommended candidate expresses a willingness to be considered and to serve on the Board, the Corporate Governance Committee will seek the Board’s concurrence in moving the candidate forward to the interview stage of the nomination process. Further, it will instruct management to solicit from the candidate information used to review the candidate’s independence as well as assess any potential conflicts of interest or reputational risk.
4. Meet with candidates. Candidates initially meet with the Chairman, Independent Lead Director and members of the Corporate Governance Committee. Upon agreement that a candidate has the attributes, skills and other identified factors the Board is seeking for its desired composition, all Board members are provided an opportunity to meet with the candidate and provide feedback to the Corporate Governance Committee.
5. Recommend candidate nomination. The Corporate Governance Committee will review feedback received from the meetings with the candidates and engage in constructive dialogue, following which it will make a recommendation regarding nomination for the Board's discussion and final determination.

WEC Energy Group	P-16	2026 Proxy Statement

RESULTS è	Board Refreshment 2020 - 2026 added 6 independent directors

—— ADDITIONS ——

Jan. 2020 Thomas K. Lane	Jan. 2021 Cristina A. Garcia-Thomas	Jan. 2022 Glen E. Tellock	Jan. 2023 Ave M. Bie	Jan. 2025 Warner L. Baxter and John D. Lange

 Areas and/or attributes of particular focus during recruitment included:
✓ Regulated and utility industry background
✓ Audit / financial / risk oversight expertise
✓ Diverse Board composition
✓ Technology and cybersecurity knowledge
✓ Experience with sustainability matters, including risks and opportunities of climate change
✓ Human capital management

Included in each director nominee’s biography that follows are career highlights and other public directorships, along with the key qualifications, skills and expertise that we believe each director contributes to the Board. Our Board considered all of these factors, as well as the results of our annual Board evaluation, when deciding to nominate these directors.

WEC Energy Group	P-17	2026 Proxy Statement

2026 DIRECTOR NOMINEES FOR ELECTION
The following 12 individuals have been nominated for election to the Board of Directors at the 2026 Annual Meeting of Stockholders. Biographical information for each director nominee is set forth below. Ages are as of January 22, 2026, the date each person was designated as a nominee of the Board for election at the Meeting.

Warner L. Baxter	Independent

Age: 64 Director Since: 2025 Board Committee: Audit and Oversight
Professional Experience
Ameren Corporation - Retired, Executive Chairman from 2022 to 2023; Chairman, President and CEO from 2014 to 2021.
Ameren is a Fortune 500 energy company serving approximately 2.5 million electric and 900,000 natural gas customers in Illinois and Missouri.
Other Public Directorships
U.S. Bancorp since 2015, Audit Committee Chair since 2023
Quanta Services, Inc. since May 2024, Safety, Operations and Risk Committee Chair since 2025.
Director Qualifications
Director Baxter brings to our Board of Directors extensive experience as a senior executive and director of a large investor-owned public utility holding company with electric and natural gas utilities. He also held significant leadership roles in Ameren's electric and gas utilities, as well as in the electric and gas utility industry, including chair of both the Edison Electric Institute and Electric Power Research Institute. Director Baxter has other public company board of director experience at two Fortune 500 companies, U.S.Bancorp and Quanta Services, Inc. and currently serves as chair of the Audit Committee at
U.S.Bancorp, as well as chair of the Safety, Operations and Risk Committee of Quanta Services, Inc. Director Baxter’s leadership roles and experience provide WEC Energy Group and its board of directors with valuable industry-based insights, in the case of risk management, operations, and strategic planning skills, legislative and regulatory matters, corporate governance, environmental matters, accounting and financial reporting, investor relations, human capital management and compensation.

Ave M. Bie	Independent

Age: 68 Director Since: 2023 Board Committee: Audit and Oversight; Corporate Governance
Professional Experience
Quarles & Brady LLP - Retired, Partner from 2005 to 2022.
Quarles is a law firm serving a diverse list of domestic and international clients of all sizes, in both large industrial sectors and small entrepreneurial settings.
Other Public Directorships
None
Director Qualifications
A retired business law, utilities and energy attorney who spent her legal career counseling utilities and independent power producers, Director Bie brings to our Board of Directors extensive industry experience across all aspects of the utility industry, from government relations and permitting to counseling on infrastructure and long-range planning. At the time of her retirement in 2022, she was a partner at Quarles, where, for over 20 years she focused on developing regulatory strategies to address critical infrastructure and renewable portfolio standards. While at Quarles, she developed the firm’s corporate and social responsibility initiatives, leading the firm's efforts for five years. Prior to joining Quarles, Director Bie served for seven years as the Chair of the Public Service Commission of Wisconsin, addressing both transmission and generation infrastructure issues, including the review and approval of utility projects. The Board also greatly benefits from the insights Director Bie has gained as a member (and past Chair and Vice Chair) of the board of the New York Independent System Operator, which operates the New York state bulk electricity grid and administers competitive wholesale markets, conducts comprehensive long-term planning and advances the technological and security infrastructure of the electric system serving New York. As a member of our Audit and Oversight Committee, Director Bie applies these experiences, along with her 25+ years of leadership roles in utility and regulatory trade groups, to the committee’s risk oversight responsibilities, including those matters pertaining to legal and regulatory risks and compliance, as well as data privacy and cybersecurity. Her extensive board experience adds value to her service as a member of our Corporate Governance Committee as well.

WEC Energy Group	P-18	2026 Proxy Statement

Danny L. Cunningham	Independent

Age: 70 Director Since: 2018 Board Committees: Audit and Oversight (Chair); Executive
Professional Experience
Deloitte & Touche LLP - Retired, served as Partner from 2002 to 2015, and Chief Risk Officer from 2012 to January 2016. Deloitte & Touche is an industry-leading audit, consulting, tax, and advisory firm.
Other Public Directorships
Director of Enerpac Tool Group Corp. since 2016.
Director Qualifications
Director Cunningham brings to our Board of Directors more than 30 years of experience serving public audit clients in a broad array of industries, including manufacturing and financial services, as well as a deep understanding of the business, economic, compliance, and regulatory environment in which the Company and many of its major customers operate. Director Cunningham applies his strong expertise in financial reporting, accounting, internal controls, and audit functions to his responsibilities as WEC Energy Group’s Audit and Oversight Committee Chair. This experience also contributes great value to the Board as it fulfills its responsibility for oversight of the Company's accurate preparation of financial statements and disclosures, and compliance with legal and regulatory requirements. Having served as chief risk officer at Deloitte & Touche, Director Cunningham gained insights into the complexities of risk management, and applies this expertise in assessing the effectiveness of the Company's practices and policies to mitigate enterprise-wide risks. Director Cunningham’s multi-national experience brings the added diversity of a global perspective to the Board as it evaluates its strategic objectives.

William M. Farrow III	Independent

Age: 70 Director Since: 2018 Board Committees: Compensation; Corporate Governance (Chair); Executive
Professional Experience
Winston and Wolfe, LLC - Retired, Chairman and Chief Executive Officer from 2010 to 2023. Winston and Wolfe was a privately held technology development and advisory company.
Other Public Directorships
Director of CBOE Global Markets Inc. since 2016; Lead Director
May 2023 to September 2023 and Non-Executive Chairman since September 2023.
Director of Echo Global Logistics Inc., May 2017 to November 2021.
Director Qualifications
In serving as Chair of the Corporate Governance Committee, Director Farrow brings to our Board of Directors over 40 years of senior leadership experience in managing business operations, technology development, enterprise risk, and strategy. His extensive professional experience in the highly regulated banking and financial markets, accompanied by knowledge acquired from his service on the boards of CBOE Global Markets and the Federal Reserve Bank of Chicago, enable him to add significant value to our Board’s oversight of the Company’s financial management strategy. His firsthand experience and perspectives in addressing advances in information technology, coupled with the experience he has gained serving as the non-executive chairman for CBOE Global Markets, is particularly valuable to the Board as WEC Energy Group companies address complex risks, including those associated with protecting operating systems and assets against physical and cyber threats. Having spent his career in Chicago, Director Farrow is able to provide the Board with economic, social, and public policy insight to conducting business in Chicago, which is further enhanced by the strong relationships he has developed with key leaders while serving on the boards of several highly visible Chicago-area private, not-for-profit and community organizations.

WEC Energy Group	P-19	2026 Proxy Statement

Cristina A. Garcia-Thomas	Independent

Age: 56 Director Since: 2021 Board Committee: Corporate Governance
Professional Experience
Interim President, Greater Milwaukee Committee from Jan. 2026 to present.
Advocate Health (formerly Advocate Aurora Health) - Senior Vice President and Chief Diversity, Equity and Inclusion Officer from December 2022 to August 2024; Chief External Affairs Officer from April 2018 to December 2022. Advocate Health, the fifth-largest non-profit integrated health system in the nation, operates across Alabama, Georgia, Illinois, North Carolina, South Carolina and Wisconsin.
Advocate National Center for Health Equity - President from December 2022 to August 2024. Advocate National Center for Health Equity is a non-profit center innovating strategies for equitable health and health care for all.
Other Public Directorships
None
Director Qualifications
Director Garcia-Thomas brings to our Board of Directors significant leadership experience, particularly in the areas of customer and community relations, and human capital management. A former executive of Advocate Health, the largest employer in the Milwaukee region, she successfully addressed complex business issues in a highly regulated environment. As the Chief External Affairs Officer from 2018 to December 2022, Director Garcia-Thomas was responsible for shaping the overall experience for patients, employees and community partners. She held oversight responsibility for diversity, equity and inclusion, community relations, community health, community programs and the charitable foundation, through which she utilized and expanded her deep understanding of public policy, social priorities and challenges, and corporate governance. Through her executive and civic leadership, Director Garcia-Thomas has established a strong network in the Company’s Wisconsin and Illinois service areas, giving her keen insights into the needs of our customers. She contributes her experience in these areas to her service on our Corporate Governance Committee, and to the Board’s oversight responsibilities and strategic discussions on sustainable value creation, customer care and human capital management.

Maria C. Green	Independent

Age: 73 Director Since: 2019 Board Committees: Audit and Oversight; Finance
Professional Experience
Ingersoll Rand plc - Retired, Senior Vice President and General Counsel from 2015 to June 2019. Ingersoll Rand is a diversified industrial manufacturer with market-leading brands serving customers in global commercial, industrial and residential markets.
Other Public Directorships
Director of Tennant Co. since 2019.
Director of Littelfuse Inc. since 2020.
Director of Fathom Digital Manufacturing Corporation from
2021 to June 2024 (no longer publicly traded).
Director Qualifications
Director Green brings to our Board of Directors senior leadership experience accumulated during her 35-year career in law and business, including extensive public company experience in strategic planning, acquisitions, enterprise risk management and shareholder relations, from which she provides valuable insights in her service as a member of both our Finance and Audit and Oversight Committees. Director Green has substantial experience with respect to corporate sustainability matters, including oversight responsibility for environmental compliance and corporate responsibility reporting, as well as engagement with investors on these matters. Having served in the role of corporate secretary for several public companies, Director Green’s deep corporate governance experience is of tremendous value to our Board as it carries out its evolving oversight responsibilities. Director Green also contributes valuable insights into the economic, educational and social matters impacting the greater Chicago community, where the Company has two utility subsidiaries. In particular, these insights come from having served for 18 years at Illinois Tool Works, a Fortune 200 global diversified manufacturing company headquartered in the northern suburbs of Chicago, and as a member (and past chairman) of the Chicago Urban League executive committee.

WEC Energy Group	P-20	2026 Proxy Statement

Thomas K. Lane	Independent Lead Director

Age: 69 Director Since: 2020 Board Committees: Audit and Oversight; Compensation; Executive
Professional Experience
Energy Capital Partners LLC - Vice Chairman since 2017; Partner from 2005 to 2017. Energy Capital Partners is a private equity firm that focuses on investing in power generation, midstream gas, electric transmission and energy and environmental services sectors of North America's energy infrastructure.
Other Public Directorships
None
Director Qualifications
In serving as WEC Energy Group's Independent Lead Director, Director Lane brings to our Board of Directors more than 30 years of broad financial experience focused within the energy sector, which provides him with a deep understanding of the complexities inherent to delivering strong financial performance in a regulated industry. His experience in this area includes 17 years in the Investment Banking Division at Goldman Sachs where he held senior-level coverage responsibility for electric and gas utilities, independent power companies and midstream energy companies throughout the United States. Director Lane has significant experience in assessing the individual components of a company’s financial performance and how it relates to a company’s compensation program, experience he gained over the course of his career, which has been focused within the energy sector, and which is very valuable to his service as a member of our Compensation Committee. Since 2017, Director Lane has served as Vice Chairman of Energy Capital Partners, following 12 years as a partner of the firm. During this tenure, he was responsible for establishing and executing the firm’s investment strategies, which included projects encompassing power generation and renewables, as well as midstream and environmental infrastructure. This experience enables him to add significant value to the Board’s oversight of the Company’s long-term growth strategy, as does his substantial experience planning and executing merger and acquisition strategies. Having testified before the House Energy Subcommittee on energy-related matters, Director Lane also brings to our Board an understanding of the formulation of energy policy at the federal government level. His strong financial reporting experience within a regulated industry, combined with his broad understanding of the risks facing the utility sector, provide tremendous value in his service as a member of our Audit and Oversight Committee.

John D. Lange	Independent

Age: 59 Director Since: 2025 Board Committee: Finance
Professional Experience
Barclays PLC - Retired, global head of multiple groups: Power, Utilities and Renewable Energy Group from 2008 to 2024; Natural Resources Group from 2019 to 2024; and Industrials Group from 2019 to 2024.
Other Public Directorships
None
Director Qualifications
Having spent 28 years in investment banking, Director Lange brings to our Board of Directors strong experience from working primarily with clients in the utility, energy, renewables and industrials segments. Prior to his retirement from Barclays in 2024, Director Lange advised his clients how to successfully navigate industry, market, financial, technological and regulatory challenges through strategic positioning, mergers and acquisitions, investor positioning, financial management and equity, debt and structured financings in the public and private markets. Over the years, Mr. Lange demonstrated his leadership expertise as the global head of the Power, Utilities and Renewable Energy Group, of the Natural Resources Group, and of the Industrials Group. Director Lange spent considerable time working on energy and industrial transformation to a lower carbon economy, which included analysis of new energy technologies, raising capital for new energy technology companies, advising clients on investor positioning, helping identify opportunities and challenges associated with the energy transition and devising action plans to better position companies to maximize shareholder value. He also served as a key contributor to energy and utility industry-wide advisory bodies, having been a member of the Electric Power Research Institute’s Advisory Council and co-chair of the Wall Street Advisory Group for the Edison Electric Institute. Director Lange contributes significant financial and energy industry experience to our board as a member of the Finance Committee.

WEC Energy Group	P-21	2026 Proxy Statement

Scott J. Lauber	President and CEO

Age: 60 Director Since: 2022 Board Committee: None
Professional Experience
WEC Energy Group - President and CEO since February 2022; Senior Executive Vice President and Chief Operating Officer from June 2020 to January 2022.
Wisconsin Electric Power Company
(wholly owned subsidiary of WEC Energy Group)
Chairman of the Board and CEO since February 2022; President from January 2022 to March 2024; Executive Vice President from April 2016 to January 2022.
Director of Wisconsin Electric Power Company since April 2016.
Director Lauber also serves as an executive officer and/or director of several other major subsidiaries of WEC Energy Group.
Other Public Directorships
None
Director Qualifications
Director Lauber has over 35 years of experience working at WEC Energy Group and/or its subsidiaries and has held senior leadership levels for the past 14 years. A certified public accountant, Director Lauber first joined the Company in 1990 and held positions of increasing responsibility in the areas of financial planning and management, accounting, and internal controls. In April 2016, he was named Executive Vice President and Chief Financial Officer for WEC Energy Group, and added the Treasurer responsibilities in October 2018. From there, he advanced through multiple executive leadership positions, including as Executive Vice President and Chief Operating Officer, a position that included oversight responsibility for Information Technology, Enterprise Risk Management, Major Projects, Power Generation, Supply Chain, Supplier Diversity, and WEC Infrastructure and Fuels. Effective February 2022, Director Lauber was named President and Chief Executive Officer of WEC Energy Group and appointed to the Board of Directors. With his deep expertise in financial and investment matters, in addition to his extensive knowledge and experience in the broad scope of the Company's business operations critical to its continuing success as a leading Midwest public utility holding company, Director Lauber contributes substantive insight into the Company’s strategies, objectives, risks and opportunities.

Ulice Payne, Jr.	Independent

Age: 70 Director Since: 2003 Board Committees: Compensation (Chair); Executive; Finance
Professional Experience
Addison-Clifton, LLC - Managing Member since 2004. Addison-Clifton provides global trade compliance advisory services.
Other Public Directorships
Director of Foot Locker, Inc. from 2016 to September 2025.
Director of Manpower Group since 2007.
Director Qualifications
Director Payne brings to our Board of Directors strong senior leadership and public service experience within the greater Milwaukee community and State of Wisconsin, having previously served in roles that included the Securities Commissioner for the State of Wisconsin, managing partner of the Milwaukee office of the law firm Foley & Lardner LLP, and president and CEO of the Milwaukee Brewers Baseball Club, Inc. In addition, Director Payne is involved in numerous Milwaukee-area non-profit entities, making him well-positioned to provide the Board with perspective on the economic and social issues affecting the greater Milwaukee area, as well as a broad spectrum of the Company's customers. As founder and President of Addison-Clifton, LLC, which provides global trade compliance consulting, Director Payne understands the importance of providing clients with exceptional customer service, a focus that is critical to the execution of WEC Energy Group's strategic initiatives. Director Payne applies his senior leadership, governance and risk management capabilities, and significant managerial, operational, financial and global experiences to his role as chair of our Compensation Committee and as a member of our Finance Committee.

WEC Energy Group	P-22	2026 Proxy Statement

Mary Ellen Stanek	Independent

Age: 69 Director Since: 2012 Board Committee: Finance (Chair); Executive
Professional Experience
Baird Financial Group - Managing Director and Director of Asset Management since 2000. Baird Financial Group provides wealth management, capital markets, private equity, and asset management services to clients worldwide.
Baird Advisors - Chief Investment Officer - Emeritus since January 2025; Co-Chief Investment Officer from 2022 to January 2025; Chief Investment Officer from 2000 to 2022. Baird Advisors is an institutional fixed income investment advisor.
Baird Funds, Inc. - President since 2000 and member of the Board of Directors since May 2025). Baird Funds is a publicly registered investment company.
Other Public Directorships
Trustee of The Northwestern Mutual Life Insurance Company 2009 to June 2023.
Director Qualifications
Director Stanek, who is a Chartered Financial Analyst, brings to our Board of Directors extensive financial and investment strategy expertise, resulting from over 40 years of investment management experience. As Managing Director and Director of Asset Management of Baird Financial Group, a position she has held since 2000, Director Stanek's expertise in fixed income investments provides our Board and management with invaluable financial strategy insight relative to WEC Energy Group and its subsidiaries, which customarily issue debt securities as a means of raising capital. As chair of the WEC Energy Group Finance Committee, she also offers valuable perspective on insurance risk matters, having served for 15 years as a director of West Bend Mutual Insurance Company. In addition to her recognition as a prominent business leader in Milwaukee's financial community, Director Stanek has dedicated significant time to serving on the boards of a large number of Milwaukee-area non-profit organizations, through which she has developed strong relationships with key community leaders and stakeholders. From these experiences, she brings our Board insightful perspectives on issues impacting the culture and viability of today’s workforce, as well as a deep understanding of corporate governance matters.

Glen E. Tellock	Independent

Age: 64 Director Since: 2022 Board Committee: Audit and Oversight
Professional Experience
Lakeside Foods Inc. - Retired, President and Chief Executive Officer from May 2016 to June 2021. Lakeside Foods is a privately held, industry-leading international food processing company based in Wisconsin.
Other Public Directorships
Director of Astec Industries, Inc., 2006 to July 2023.
Director of Badger Meter, Inc. since 2017.
Director of Nicolet Bankshares, Inc. since May 2023.
Director Qualifications
Director Tellock brings to our Board of Directors extensive executive leadership experience, having retired in 2021 as president and CEO of Lakeside Foods, a privately held, international food processor headquartered in Wisconsin. This follows a 24-year career at The Manitowoc Company, a manufacturer of construction and commercial food service equipment, where he served in a variety of leadership roles, including CFO, president and CEO and, ultimately, chairman, president and CEO. He brings to our Board decades of experience throughout which he has developed a deep understanding of audit oversight, financial reporting, risk management, business operations and strategic planning.
Director Tellock is a certified public accountant with experience serving as an audit manager of a major accounting firm, which contributes to his active service on our Audit and Oversight Committee. He also brings to our Board significant corporate governance experience, having served on numerous non-profit boards dedicated to community causes, as well as public company boards.

WEC Energy Group	P-23	2026 Proxy Statement

Governance

PRIMARY ROLE AND RESPONSIBILITIES OF OUR BOARD
Our Board is responsible for providing oversight with respect to matters of concern to our stockholders. Those responsibilities include, among other things, oversight of (i) the selection of the Chief Executive Officer and ongoing succession planning for senior leadership,(ii) long-term strategy and execution, and (iii) the Company’s risk environment and associated management policies and practices.

Leadership Succession Planning
Company leaders are responsible for developing the talent across the organization through the broadening and deepening of business and leadership knowledge. Succession planning and internal talent development are strategic priorities of the Company and integral components of our approach to human capital management, which includes engagement at all levels of the organization, and with the Board.
The Compensation Committee has primary oversight for executive succession planning and development, and periodically reviews and assesses the Company’s strategies and initiatives relating to human capital management. The Committee regularly reports to and engages with the Board about these matters.
2025 Highlights
Throughout 2025, the Board was actively engaged in oversight of the senior and executive management succession planning process. Effective May 11, 2025, the Board appointed Michael Hooper Executive Vice President and Chief Operating Officer of the Company, while continuing as President of our Wisconsin utilities. The Board also spent considerable time discussing management's plans to foster a deep talent bench and oversee the implementation of its plan for leadership succession in various parts of the Company.

Oversight of Strategy
The Board believes that a fundamental, collective understanding of the issues facing the Company is imperative to its ability to carry out its strategic oversight responsibilities. Throughout the year, the Board engages in substantive discussions with management about the Company’s strategy. Elements of strategy are discussed within the Board committee meetings and at every regularly scheduled Board meeting. This includes consideration of new or modified initiatives, updates from management on the Company’s financial performance and the status of operational and social goals and performance, and the internal and external factors that influence strategic direction, performance and sustainability.
At least annually, the Board engages in significant educational sessions that include briefings and presentations from the Company’s senior leadership team, other members of management, and outside advisors and subject matter experts. These sessions help the Board to understand the environment within which the Company operates and the risks and opportunities presented thereby, and inform and shape the Board’s understanding of management’s decision-making, leading to more effective oversight of the Company’s short-, medium- and long-term strategies and operational objectives.
2025 Highlights
Under the Board's oversight in 2025, we delivered another year of strong results, while also returning more cash to stockholders than in any other year in Company history. In addition, we were able to successfully fund the Company’s capital plan while maintaining our solid investment grade credit ratings. We also announced the largest 5-year capital plan in the Company’s history, one that supports our forecast for significant electric demand while also maintaining our steadfast focus on reliability and affordability, and our continued pursuit of a cleaner energy future. Consistent with these areas of strategic focus, we confirmed our plan to build and own 6,535 MW of regulated renewables by 2030 and make significant investments in thermal generation, liquefied natural gas, and electric and natural gas infrastructure. We affirmed our plan to eliminate coal as an energy source by the end of 2032. In addition, we developed and requested approval for a new Very Large Customer (VLC) tariff structure, designed so that the costs associated with serving these VLCs are not subsidized by or shifted to residential or other business customers.

Oversight of Risk Management
Our Board of Directors is responsible for providing oversight with respect to our major strategic initiatives, which requires ongoing dialogue with our senior management team about opportunities and risks, and the processes through which senior management maintains focus on the organization’s financial and business environment and objectives, corporate policies, and overall economic, environmental and social performance. Senior management in turn, is responsible for effectively planning and executing daily operations within a strong operating framework.
With that in mind, the Company has created a framework from which management is able to provide meaningful information to the Board to aid in its oversight responsibility. Included below is a high-level overview of that structure.

WEC Energy Group	P-24	2026 Proxy Statement

Audit Services
As a standing corporate practice, each year, management systematically evaluates the Company's risk areas. Our Audit Services department conducts an annual enterprise risk assessment, whereby business leaders identify existing, new or emerging issues or changes within their business areas that could have enterprise implications. Risk areas are then mapped to create a cumulative assessment of their significance and likelihood, taking into consideration industry benchmarking information, as appropriate. The mapping also identifies lines of responsibility for managing the risks to ensure accountability and focus.

Enterprise Risk Steering Committee
Chaired by the Chief Executive Officer and consisting of other senior-level management employees, our Enterprise Risk Steering Committee ("ERSC") regularly reviews the Company’s key risk areas and provides input into the development and implementation of effective compliance and risk management practices. On a bimonthly basis, the ERSC discusses findings of Audit Services’ annual enterprise risk assessment, holds in-depth discussions with members of management on identified subjects, and tracks the status of ongoing progress. The Chief Executive Officer provides the Board with routine updates on the Company’s key risk areas during the Board meetings, including summaries from the bimonthly discussions held by the ERSC.

Given the significant risks and opportunities associated with climate matters, management has created a separate committee under the guidance of the Chief Executive Officer. The Climate Risk Committee, which meets at least quarterly, brings together senior-level officers to review and discuss climate-related goals, risks and opportunities.

Our cybersecurity governance model includes oversight by senior management from our Enterprise Risk Steering Committee, along with steering committees for information security, operational technology security, third-party vendor security controls, Sarbanes-Oxley security controls, and North American Electric Reliability Corporation Critical Infrastructure Protection (NERC CIP) compliance. The Chief Executive Officer and the Chief Administrative Officer report regularly to the Board and its Audit and Oversight Committee about cybersecurity matters and risks.

Board Committees
To carry out its oversight function, the Board is organized into five standing committees with specific duties and risk-monitoring responsibilities: Audit and Oversight, Compensation, Corporate Governance, Executive and Finance. With the exception of the Executive Committee, the Board and each of its committees meet regularly throughout the year, and receive regular briefings prepared by management and outside advisors on specific areas of current and emerging risks to the enterprise, which are identified and monitored through the Company's enterprise risk management framework, as described above.

The Committees routinely report to the full Board on matters that fall within designated areas of responsibility as described in their charters. Examples of risk monitoring activity that have been designated to the full Board and its committees are shown in the chart on the next page. More information on the committees' duties and responsibilities begins on page P-32.

Board of Directors
While the Board delegates specified duties to its committees, the Board retains collective responsibility for comprehensive risk oversight, including short- and long-term critical risks that could significantly impact the Company. The Board believes that certain matters should be contemplated by the diverse perspective of its full membership. This includes oversight of risks that have the potential to result in significant financial or reputational consequences that could impact the Company’s brand, limit its sustainability or jeopardize its value to stockholders.

As part of the Board’s approach to risk oversight and management, the Chief Executive Officer provides reports to the Board at each Board meeting and routinely calls upon members of the management team to provide detailed reports to the Board in their respective areas of responsibility, including matters of enterprise risk.

Executive Sessions
Executive sessions for the non-management directors are generally held at every regularly scheduled Board and committee meeting, during which directors have direct access to, and meet as desired with, Company representatives to discuss matters of interest, including those related to risk management.

Outside of scheduled meetings, the Board, its committees and individual Board members have full access to executives, senior managers and other key employees, including the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Presidents of major utilities, General Counsel, Executive Vice President External Affairs, Executive Vice President Infrastructure and Generation Planning, Chief Audit Officer, Compliance Officer, Chief Administrative Officer and Controller. They are also free to engage as needed with other leaders of our utility companies and our corporate center departments, including customer service, environmental, enterprise security, human resources, investor relations, legal, tax and treasury.

WEC Energy Group	P-25	2026 Proxy Statement

Risk Oversight Responsibilities
The Board believes that its leadership structure, in combination with management's enterprise risk management program, effectively supports the Board’s risk oversight function.

Board Oversight

•Short- and long-term strategy and strategic initiatives •Risk management processes •Leadership succession planning •Code of Business Conduct		•Significant capital investments, including mergers and acquisitions •Corporate sustainability matters •Regular reporting from Board committees on specific risk oversight responsibilities

Committees

Audit and Oversight	Compensation	Corporate Governance	Finance

•External auditor independence
•Ethics and compliance program
•Financial reporting
•Oversight of Internal Audit Function
•Retention of outside auditors and evaluation of auditors' qualifications
•Legal and regulatory risks and compliance, including:
•Data privacy and security, including cyber, physical and operating technology
•Electric reliability standards
•Environmental matters
•Government relations, including political spending and lobbying
•Litigation

	•Compensation practices and programs, including risks associated therewith •CEO performance •Executive succession planning •Human capital management and development	•Board performance •Board succession planning •Director independence •Governance structure and practices	•Capital allocation and investments •Capital structure and financings •Financial plan •Employee retirement and benefit plan assets •Insurance and other financial risk management programs

Management Responsibilities

•Design and operate enterprise risk management program, including risk identification, assessment and prioritization
•Conduct regular, executive-level committee review of key risk areas with updates to Board
•Engage with Board and committee chairs on areas of assigned risk oversight

WEC Energy Group	P-26	2026 Proxy Statement

OUR SUSTAINABILITY COMMITMENT
The Board’s oversight of the Company’s strategic direction includes reviewing with senior management our approach to sustainability matters. The Board is mindful of management’s responsibility to provide safe, reliable and affordable energy, to preserve the Company’s long-term value and to make decisions that take into account not only the Company’s stockholders, but also the interests of its other stakeholders, including employees and local communities, now and in the future.

The Board consistently engages with the Company’s senior management team to discuss opportunities and risks, as well as key business objectives and environment, and overall performance.

Priority sustainability issues
Company leadership and the Board continue to look to our priority sustainability issues as a guide for corporate goals and reporting. We identified these issues through a formal assessment process, in partnership with the Electric Power Research Institute (EPRI), considering both short-term and potential long-term impacts, as well as the value placed upon each issue by internal and external stakeholders.

Our priority sustainability issues (alphabetical order)

•Climate strategy •Community engagement •Customer satisfaction •Cybersecurity •Economic development	•Empowered employees •Energy affordability •Energy reliability •Environmental responsibility	•Financial discipline •Government relations •Innovation •Operational performance	•Safety and health •Stakeholder transparency •Strategic governance •Supply chain integrity
Following are some highlights from 2025 that demonstrate the Company’s and the Board’s commitment to ensuring that the Company’s goals and practices are aligned with a strong focus on these priority issues. Additional details on Company performance in key areas are available in the Compensation Discussion and Analysis under the heading “2025 WEC Energy Group Operational and Social Goals and Performance under the STPP,” which begins on page P-48.

Delivering a reliable energy future
Aligning capital investment and environmental efforts
In advance of publicly announcing the Company's five-year (2026-2030) capital plan, management reviewed the plan with the Board.
Management and the Board discussed the foundation underlying the $36.5 billion in projected investments over five years (2026-2030) that are designed to keep the Company focused on evolving business fundamentals while working to reduce emissions. Those discussions included criteria such as underlying customer preferences and needs, regulatory environment, financial implications, and technological advancements that will influence the trajectory of the plan’s execution, and resulted in the Board’s approval of management’s strategic vision and recommendations. In February 2026, based on additional forecasted electric demand and following Board review, we announced a $1.0 billion increase to the Company's 2026-2030 capital plan for a total of $37.5 billion in planned capital spend.

Climate strategy and emissions reporting
The Company regularly reports on its progress and efforts toward reducing emissions through the annual Corporate Responsibility Report and other disclosures. With a commitment to affordable, reliable and cleaner energy, the Company has continued to increase investments in cost-effective low- and no-carbon generation, while reducing the role coal generation plays in its system.

Supporting our colleagues and communities
Human Capital Management
We are dedicated to ensuring a fair workplace and a diverse workforce, with longstanding programs for individual development, initiatives to reinforce our core values, and a recruitment strategy that is focused on building a deep talent pipeline to support our business needs.

During 2025, we demonstrated this commitment through training and development of employees at all levels of the organization; our robust merit review and succession planning processes; and a range of community partnerships as well as scholarship and charitable grants.

Supplier Diversity
We have had a supplier diversity program under the watchful guidance of senior leadership since 2002. Promoting diverse suppliers fosters competition, enhances job creation and generates additional purchasing power in the communities in which we do business, all to the long-term advantage of the Company and our stakeholders. In 2025, we spent $324.1 million with diverse suppliers, including certified minority-, women-, veteran- and service disabled-owned businesses, the third consecutive year in which this total exceeded $320 million.

WEC Energy Group	P-27	2026 Proxy Statement

Community Support
Management and the Board have always embraced the Company’s role as a leader in the communities we are privileged to serve. During 2025, our companies and foundations contributed more than $18 million in charitable grants to support non-profits hard at work helping others.

Commitment to reporting transparency
We value the importance our stakeholders place on understanding how we manage risks and opportunities associated with sustaining our enterprise. In addition to engaging directly with stakeholders we are committed to transparent reporting through a variety of mechanisms, including those noted below. Further, we routinely respond to data verification and survey requests from a substantial number of third-party organizations seeking input regarding our performance, programs and policies related to sustainability.

•Corporate Responsibility Report
•Climate Report, aligned with TCFD recommendations
•Trade Association and Climate Engagement Report
•EEI and AGA ESG/Sustainability Reporting Template
•Sustainability Accounting Standards Board ("SASB") industry standards
•CDP responses •EEO-1 reporting •Semiannual disclosure of political activities •Disclosure of Environmental Policy •Independent assurance of climate data
To learn more, please access our Corporate Responsibility web page at www.wecenergygroup.com/csr/index.htm

WEC Energy Group	P-28	2026 Proxy Statement

STOCKHOLDER ENGAGEMENT
Accountability to stockholders is critical to the Company’s long-term success. We have systems in place to ensure that management and the Board hear, understand, and consider the issues that matter most to our stockholders and other key constituents. Our year-round engagement program provides valuable insight into how the Company’s practices and policies are externally perceived, shapes the processes used to evaluate goals and expectations, and helps to highlight emerging issues that may affect our governance practices.
Company leaders, including the Chief Executive Officer and Chief Financial Officer, regularly engage with stakeholders on matters of specific interest about the Company’s business results, strategic direction and management. This provides valuable feedback to management and the Board about the perspectives of its stockholders. During 2025, we communicated with stockholders representing approximately 50% of the Company's outstanding common stock.

Who we engage Institutional and retail stockholders Industry thought leaders Sustainability-centered coalitions and activists Proxy advisory firms Sustainability rating firms
Who participates in engagement
Members of the Board
Senior management
Employees from disciplines across the enterprise, including investor relations, legal, environmental, government affairs and corporate affairs

Year-round governance engagement process
Summer
Review results from Annual Meeting of Stockholders
Seek feedback from stockholders on voting decisions
Assess governance and executive compensation practices
Provide Board with feedback and recommendations
Fall
Discuss executive compensation practices and sustainability topics with investors
Consider enhancements to our practices and disclosures
Share investor feedback and recommendations with Board
Winter
Continue discussions with investors on executive compensation practices and sustainability topics
Board approves, as needed, changes or enhancements to practices and disclosures
Develop disclosures for the proxy statement
Publish Form 10-K
Spring
Publish Annual Report and Proxy Statement
Hold Annual Meeting of Stockholders

How we engage
Quarterly investor calls, conferences, presentations
Standalone presentations regarding sustainability matters
Ad hoc in-person and virtual meetings
Participation in industry associations and forums
Timely disclosures filed with the SEC and publication of other significant corporate reports on our website
Process for stockholders to directly correspond with individual directors via the Corporate Secretary

Topics of engagement in 2025
Corporate strategy
Financial and operational plans
Economic development
Management succession planning
Board composition and refreshment
Executive compensation metrics and targets
Regulatory proceedings and outcomes
Climate matters and decarbonization Human capital management Community engagement and charitable giving Safety Affordability Fuel diversity and reliability
Throughout 2025 we engaged with key constituents across the broader investment community, a sample of which is provided below.

Jan/Feb
4th Quarter and Full Year 2024 Earnings Call
Goldman Sachs Conference
Evercore ISI Utility CEO Conference
Non-Deal Roadshow — Guggenheim
Ladenburg Osaic Virtual Non-Deal Roadshow
UBS Midwest Utilities Conference
March/April
Jefferies Power, Utilities & Clean Energy Conference
Europe Non-Deal Roadshow
Scotiabank Utilities Conference
Wolfe Australia Virtual Non-Deal Roadshow
Wells Fargo/Morningstar Site Visit/Tour

May/June
1st Quarter Earnings Call
American Gas Association Financial Forum Conference
Bank of America Power, Utilities and Alternative Energy Conference
RBC Global Energy, Power and Infrastructure Conference
JP Morgan Energy Conference
July/Aug
2nd Quarter Earnings Call
UBS Site Visit/Tour UBS Kohler Conference
Non-Deal-Roadshow — KeyBanc
Corporate Responsibility Report published

Sept/Oct
Barclay’s CEO Energy-Power Conference
Bank of America Site Visit/Tour
Non-Deal-Roadshow — Jeffries
Wolfe Utilities, Midsteam & Clean Energy Conference
Submitted environmental data to CDP
3rd Quarter Earnings Call
Nov/Dec
Morgan Stanley Retail Presentation
Edison Electric Institute Financial Conference
Mizuho Power Energy & Infrastructure Conference
Wells Fargo Midstream Energy & Utilities Symposium

WEC Energy Group	P-29	2026 Proxy Statement

BOARD LEADERSHIP STRUCTURE
Roles of the Chairman and CEO
Consistent with WEC Energy Group’s bylaws and Corporate Governance Guidelines, the Board has discretion to combine and separate the offices of the Chief Executive Officer and Chairman of the Board. To facilitate its succession plan, the Board previously determined to separate the offices of CEO and Chairman. This structure has allowed Mr. Lauber to focus on implementing the Company’s operating plans and leading the day-to-day management of our seven customer-facing utilities, as well as Company strategy, capital allocation, investor relations and economic development matters. In his role as Non-Executive Chairman of the Board, Mr. Klappa has led the Board in its oversight, advisory and risk management roles, and has remained available to provide advice, input and assistance to Mr. Lauber as needed.
In connection with Mr. Klappa’s retirement in May 2026, the Board has determined to combine the role of CEO and Chairman and intends to appoint Director Lauber Chairman of the Board in May 2026, subject to his election as a director by stockholders at the 2026 Annual Meeting. The Board believes the combined structure will be the most effective means of governing the Company taking into consideration the complexity of the Company’s industry, operations, and regulatory environment. The Board considered multiple factors in reaching this decision, including Mr. Lauber's extensive industry experience, the respect Mr. Lauber has garnered from the Company's various stakeholders during his tenure as CEO, the promotion of Mr. Hooper to the role of Chief Operating Officer, resulting in Mr. Hooper's assumption of additional primary duties previously held by Mr. Lauber, and the Board's establishment and maintenance of an Independent Lead Director role with explicit responsibilities, delineated below.
Independent Lead Director
The independent members of the Board elect the Independent Lead Director, with an expectation that the individual elected will serve in that capacity for three years, subject to continuing election by stockholders in annual director elections. The independent members of the Board may adjust the Independent Lead Director’s length of service in that role, including extending it beyond three years, at their discretion. Annually, the independent members of the board complete a performance evaluation of his or her effectiveness.
In May 2023, the Board elected Thomas K. Lane to serve as the Independent Lead Director; he also is a member of the Audit and Oversight and Compensation Committees. The independent directors plan to consider the rotation of this position in May 2026.
Duties of the Independent Lead Director include:

•presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors without any management present;
•serves as liaison between the CEO and the independent directors under most circumstances, although each individual director has full access to the CEO;
•authority to call meetings of the independent directors;
•reviews and approves meeting schedules and agendas for the Board and its committees for content and to assure there is sufficient time for discussion of all agenda items;

•reviews all proposed changes to committee charters;
•leads the annual Board evaluation;
•provides input to the Chairman on the scope, quality and timeliness of information provided to the Board;
•authority to attend all committee meetings, as appropriate;
•be available for consultation and communication with significant stockholders and other interested parties, if needed; and
•any other duties as may be prescribed by the Board.

BOARD AND COMMITTEE PRACTICES
Board Meetings and Attendance
During 2025, the Board met six times and executed four written unanimous consents. All directors attended more than 75% of the total number of meetings of the Board and Board committees on which each served, with average director attendance at more than 98%. Generally, all directors are expected to attend the Company’s Annual Meetings of Stockholders. All directors standing for election in 2026 attended the 2025 Annual Meeting of Stockholders.
Executive Sessions
At every regularly scheduled Board and committee meeting, executive sessions are scheduled, and are generally held, for the non-management directors to meet without management present. In 2025, an executive session of independent, non-management directors was held at all regularly scheduled Board meetings and at most committee meetings.
Director Orientation and Continuing Education
Management takes seriously its responsibility to onboard new directors and provide ongoing education for existing directors on the unique and complex issues inherent in operating a public company in the regulated utility industry.
Management has created a robust orientation program that introduces new directors to the Company’s organizational structure, businesses, strategies, risks and opportunities, which includes in-house and field programs such as walking tours of the Company's generating facilities and project sites, senior management presentations and individual sessions with senior leaders. These activities assist new directors in developing and/or enhancing their Company and industry knowledge to optimize their service on the Board. To ensure that our directors have self-directed access to governance-related resources and director training opportunities, all of our directors are members of the National Association of Corporate Directors ("NACD").

WEC Energy Group	P-30	2026 Proxy Statement

During 2025, management provided educational opportunities for the Board to better understand the external environment within which the Company operates, including briefings and presentations provided by outside advisors and other stakeholders. In addition, management provided media and other outside reports and resources on a consistent basis to ensure directors remained current on matters affecting the Company and its industry.
Annual Performance Evaluations
CEO Performance
The Compensation Committee, on behalf of the Board, annually evaluates the performance of the CEO and reports the results to the Board. The CEO is evaluated in a number of areas including leadership, vision, financial stewardship, strategy development and execution, management development, effective communication with constituencies, demonstrated integrity and effective representation of the Company in community and industry affairs.
As part of this practice, the Compensation Committee Chair individually obtains from each non-management director his or her input on the CEO’s performance, which is summarized and discussed with the Compensation Committee members, followed by discussion in executive session with all non-management directors. The Compensation Committee Chair then shares the evaluation results with the CEO. This procedure allows the Board to evaluate the CEO and to communicate the Board’s expectations. The Compensation Committee considers the input of all non-management directors in determining appropriate compensation for the CEO. This process was completed and the Compensation Committee approved a 2026 compensation package for Mr. Lauber in December 2025.

Independent Lead Director Performance
On an annual basis, the Independent Lead Director is evaluated on the effectiveness in carrying out his or her duties, which are outlined in the Corporate Governance Guidelines. This evaluation is led by the Chairman of the Board, who captures feedback from non-management directors. The Independent Lead Director is evaluated in several areas including his facilitation of discussions between and amongst the Chairman and the directors during open sessions with management, during executive sessions, and outside of board meetings, and his collaboration with the Chairman in identifying key topics, issues and concerns that directors wish to be addressed during board meetings and executive sessions. The Chairman uses this input to provide the Independent Lead Director feedback in carrying out his or her duties in the upcoming year.

Board Performance
The Board recognizes that self-reflection and continuous improvement are key to remaining an effective governing body. Led by the Independent Lead Director, the Corporate Governance Committee is charged with overseeing the Board’s annual evaluation process, a process which is reviewed periodically, and includes discussion on whether to utilize a third-party facilitator. In December 2025, the Board evaluated its performance utilizing a framework of questions developed by the NACD, in addition to several broad “reflection” questions. The Corporate Governance Committee and the Board discussed the Board evaluation process and results at their meetings in January 2026. It is standard practice for the Corporate Governance Committee to use the results of this process to foster continuous improvement of the Board's governance activities.
BOARD EVALUATION PROCESS

1	Self-Reflection Questionnaire	2	Discussion with Independent Lead Director and Chairman	3	Discussion of Key Take-Aways and Governance Enhancements

Directors contemplated the Board’s performance across the following elements:
· board composition and leadership
· board committees
· board meetings
· overall effectiveness of the Board
· overall effectiveness of the Board with regard to management.
The Independent Lead Director and Chairman engaged in discussions with each director on elements of the Board’s performance, allowing each director an opportunity to speak candidly.
Having captured a summary of the feedback from these discussions, the Independent Lead Director led the Board during its Executive Session through group discussion of key takeaways and recommended enhancements to its governance practices.

Committee Performance
Each committee, except the Executive Committee, conducts an annual performance evaluation of its own activities and reports the results to the Board. During this evaluation, each committee compares its performance against the requirements of its charter and its annual planning calendar; contemplates a series of questions related to the qualifications and performance of committee members; considers the quality and quantity of information provided to the committee in advance of its meetings; and evaluates the effectiveness of the processes the committee uses to carry out its oversight responsibilities. The results of the annual evaluations are used by each committee to identify its strengths and areas where its governance practices can be improved. Each committee may recommend changes to its charter to the full Board based upon the evaluation results.
It is also standard practice for the Corporate Governance Committee annually to conduct a holistic review of all of the committees' charters and annual planning calendars, taking into consideration evolving and new best practices with respect to risk oversight. Recommendations are routed to the appropriate Committee Chair, as needed, for consideration.
Following this holistic review during 2025, all of the Board committees, with the exception of the Corporate Governance Committee, adopted changes to their charters.

WEC Energy Group	P-31	2026 Proxy Statement

BOARD COMMITTEES
The Board of Directors has the following committees: Audit and Oversight, Compensation, Corporate Governance, Executive and Finance. Each committee, except the Executive Committee, operates under a charter approved by the Board, which can be found on our website at www.wecenergygroup.com/govern/committee-comp.htm. With the exception of the Executive Committee, only independent directors serve on the standing committees.

Audit and Oversight
Members	Key Responsibilities

Danny L. Cunningham, Chair Warner L. Baxter Ave M. Bie Maria C. Green Thomas K. Lane Glen E. Tellock 2025 Meetings: 5
•Oversee the integrity of the financial statements.
•Oversee management compliance with legal and regulatory requirements.
•Oversee management’s strategy for data privacy and security, including cyber and physical.
•Oversee the Company's Ethics and Compliance program, and review and recommend changes to the Code of Business Conduct.
•Review, approve, and evaluate the independent auditor's qualifications, independence and services.
•Oversee the performance of the internal audit function and independent auditors.
•Discuss risk management and major risk exposures and steps taken to monitor and control such exposures.
•Establish procedures for the submission and treatment of complaints and concerns regarding the Company’s accounting controls and auditing matters.
•Prepare the audit committee report required by the SEC for inclusion in the proxy statement.

The Audit and Oversight Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit and Oversight Committee consists solely of independent directors who meet the independence requirements of the SEC, NYSE and the Board's Corporate Governance Guidelines. In addition, the Board has determined that all of the members of the Audit and Oversight Committee are financially literate as required by NYSE rules and that Directors Baxter, Cunningham, Lane and Tellock qualify as audit committee financial experts within the meaning of SEC rules.

Compensation
Members	Key Responsibilities

Ulice Payne, Jr., Chair William M. Farrow III Thomas K. Lane 2025 Meetings: 7*
•Determine and annually review the Compensation Committee’s compensation philosophy.
•Oversee the development of competitive, performance-based executive and director compensation programs.
•Review and approve the compensation paid to select employees, including the Company’s executive officers (including base salaries, incentive compensation, and benefits).
•Establish and administer the CEO compensation package.
•Set performance goals relevant to the CEO compensation.
•Annually evaluate CEO performance and determine compensation adjustments.
•Annually assess whether any risks arising from the compensation program are reasonably likely to have a material adverse effect on the Company.
•Review the Company’s plans for leadership and succession planning of executive officers.
•Periodically review and assess the Company’s strategy for human capital management initiatives.
•Review and approve the implementation or revision of any clawback policy allowing the Company to recoup compensation paid to officers and other employees.
•Prepare the report required by the SEC for inclusion in the proxy statement.
•Review the results of the most recent stockholder advisory vote on compensation of the named executive officers.

*Included one joint meeting with the Corporate Governance Committee.
The Compensation Committee consists solely of independent directors who meet the independence requirements of the SEC, NYSE and the Board's Corporate Governance Guidelines.
The Compensation Committee is charged with administering the compensation package of WEC Energy Group’s non-management directors. The Compensation Committee meets with the Corporate Governance Committee annually to review the compensation package of WEC Energy Group’s non-management directors and to determine the appropriate amount of such compensation.

WEC Energy Group	P-32	2026 Proxy Statement

Compensation Advisor: The Compensation Committee, which has authority to retain advisers and consultants at WEC Energy Group’s expense, retained Frederic W. Cook & Co., Inc. ("FW Cook") to analyze and help develop the Company’s executive compensation program, and to assess whether the compensation program is competitive and supports the Committee’s objectives. FW Cook also assesses and provides recommendations on non-management director compensation, as discussed in more detail on pages P-36 and P-37. FW Cook is engaged solely by the Compensation Committee to provide non-management director and executive compensation consulting services, and does not provide any additional services to the Company.
In connection with its retention of FW Cook, the Compensation Committee reviewed FW Cook’s independence, including: (1) the amount of fees received by FW Cook from WEC Energy Group as a percentage of FW Cook’s total revenue; (2) FW Cook’s policies and procedures designed to prevent conflicts of interest; and (3) the existence of any business or personal relationships that could impact independence. After reviewing these and other factors, the Compensation Committee determined that FW Cook is independent and the engagement did not present any conflicts of interest. FW Cook also determined that it was independent from the Company’s management, which was confirmed in a written statement delivered to the Compensation Committee.
For more information regarding our director and executive compensation processes and procedures, please refer to "Director Compensation," beginning on page P-36, and "Compensation Discussion and Analysis," beginning on page P-42, respectively.

Corporate Governance
Members	Key Responsibilities

William M. Farrow III, Chair Ave M. Bie* Cristina A. Garcia-Thomas 2025 Meetings: 4**
•Establish and annually review the Corporate Governance Guidelines to verify that the Board is effectively performing its fiduciary responsibilities to stockholders.
•Periodically review the charters of each committee of the Board and make recommended changes as appropriate.
•Establish and annually review director candidate selection criteria, as well as the Board and each committee’s structure, size, composition and leadership.
•Identify and recommend candidates to be named as nominees of the Board for election as directors.
•Perform annual review of the Company's Related Party Transaction Policy, and where appropriate, review and approve related party transactions in accordance with the policy.
•Oversee the annual review of the Board’s performance.
•Review and determine the compensation package of non-management directors in conjunction with the Compensation Committee.

*Director Bie was appointed to the Corporate Governance Committee in May 2025.
**Included one joint meeting with the Compensation Committee.
The Corporate Governance Committee consists solely of independent directors who meet the independence requirements of the NYSE and the Board's Corporate Governance Guidelines.

Executive
The Board also has an Executive Committee, which may exercise all powers vested in the Board except action regarding dividends or other distributions to stockholders, filling Board vacancies, and other powers which by law may not be delegated to a committee or actions reserved for a committee comprised of independent directors. The members of the Executive Committee are Gale E. Klappa (Chair), Danny L. Cunningham, William M. Farrow III, Thomas K. Lane, Ulice Payne, Jr., and Mary Ellen Stanek. The Executive Committee did not meet in 2025.

Finance
Members	Key Responsibilities

Mary Ellen Stanek, Chair* Maria C. Green John D. Lange Ulice Payne, Jr. Mary Ellen Stanek 2025 Meetings: 3
•Review and monitor the Company’s current and long-range financial policies and strategies, including our capital structure and dividend policy.
•Authorize the issuance of common stock and corporate debt within limits set by the Board.
•Discuss policies and financial programs with respect to financial risk management.
•Approve the Company’s financial plan, including the capital budget.
•Review updates from the chair of the Investment Trust Policy Committee regarding the investment performance and operations of employee retirement and benefit plan assets.

*Director Stanek was elected to serve as Chair of the Finance Committee in May 2025.

The Finance Committee consists solely of independent directors who meet the independence requirements of the NYSE and the Board's Corporate Governance Guidelines.

WEC Energy Group	P-33	2026 Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the persons who served as members of the Compensation Committee during 2025 was an officer or employee of the Company during 2025 or at any time in the past, nor did any have reportable transactions with the Company.
During 2025, none of the Company's executive officers served as a member of the Compensation Committee or as a director of another entity, one of whose executive officers served on the Compensation Committee or as a director of the Company.

ADDITIONAL GOVERNANCE MATTERS
Political Activities
WEC Energy Group advocates on behalf of its customers, stockholders and employees for affordable, reliable and cleaner energy before local, state and federal elected officials and government agencies. The Company maintains governmental and regulatory relations offices in Chicago, Illinois; Rosemount, Minnesota; Madison, Green Bay and Milwaukee, Wisconsin; and Washington, D.C. The Company also hires contract lobbyists and works with trade organizations to assist in advocacy activities. Its lobbyists are lawfully registered in each jurisdiction where they perform services for us.
The Company has multiple political action committees ("PACs"), which are registered with their regulating governments (state or federal) and authorized by elections laws to collect voluntary contributions from employees who choose to participate. The money, in turn, is used to support candidates running for federal, state and local offices. Contribution amounts are limited by law. All of the Company’s PACs are administered by a committee that combines appointed and elected members. Oversight committees make decisions on how and where dollars are spent.
The Company has a corporate policy on political contributions and reporting (the "Government Relations Policy"), and annually conducts training on compliance with lobbying laws. As part of its oversight function, the Board’s Audit and Oversight Committee, which consists solely of independent directors, conducts an annual review of this policy. The committee also reviews a summary of political activities and associated reporting excerpted from our Corporate Responsibility Report in advance of its publication each year.
Consistent with best practices, among other things, the Government Relations Policy:
•addresses Company interactions with public officials, outlining expectations, requirements, restrictions and prohibitions;
•requires Compliance Officer review of any requests for corporate political contributions to confirm they comply with applicable election laws and regulations; and
•requires the Executive Vice President-External Affairs to submit a quarterly report to the Audit and Oversight Committee that addresses activities covered by the Government Relations Policy.
Corporate Political Donations
The Government Relations Policy sets forth the standards and requirements that govern the Company’s interactions with public officials, and addresses the process for requesting and authorizing contributions to organizations operating under Section 527 of the Internal Revenue Code and organizations that qualify as national political committees. Corporate contributions are required to adhere to all applicable federal and state laws where we do business. The Company uses corporate funds to support candidates and causes to benefit energy safety, reliability and affordability, without regard for executives’ personal political preferences.
Lobbying
The Company files lobbying reports with federal, state and local governments. Direct lobbying is conducted in support of corporate initiatives and targets.
Public Disclosure
WEC Energy Group's website provides details on: (1) contributions made by its PACs; (2) corporate contributions to state party legislative committees and elected officials; (3) links to federal and state lobbying reports; and (4) trade organization memberships, including annual dues and contributions to trade associations and coalitions.
To learn more, please access the Company's "Political Activities" web page at www.wecenergygroup.com/csr/political-activities.htm
Insider Trading Policy
WEC Energy Group has adopted an insider trading policy that includes policies and procedures applicable to officers, directors, and employees of the Company (collectively, “covered persons”) the Company believes are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and applicable listing standards. Among other things, the insider trading policy
(i) prohibits trading by covered persons in WEC Energy Group securities while aware of material, non-public information about the Company except under pre-approved 10b5-1 trading plans, and (ii) specifies pre-clearance procedures (and who is subject to such procedures), open quarterly trading windows (and who is subject to such windows), and requirements regarding pre-approved trading plans that meet the requirements of Rule 10b5-1 under the Exchange Act. The insider trading policy, which also governs transactions by the Company itself, was filed as Exhibit 19 in the Company's Annual Report on Form 10-K for fiscal year 2025, filed with the SEC on February 20, 2026.
Code of Business Conduct
WEC Energy Group’s Code of Business Conduct (the “Code”) is the foundation of the Company’s Ethics and Compliance program, as it sets the standards for creating and sustaining a culture of ethics and integrity. The Compliance Officer oversees the management and operations of the program, about which she provides regular update reports to the Board’s Audit and Oversight Committee. All WEC Energy Group directors, executive officers and employees, including the principal executive, financial and accounting officers, have a

WEC Energy Group	P-34	2026 Proxy Statement

responsibility to comply with the Code, to seek advice in doubtful situations and to report suspected violations. All those subject to the Code, including the Company's non-management directors, are required to participate in annual training on the elements of the Code.
The Code addresses expectations for Company culture; work environment; business conduct; proper use and protection of Company resources, assets and information; and compliance with laws, rules and regulations. The Code is available on our website at the following address: www.wecenergygroup.com/govern/codeofbusinessconduct.pdf
The Company provides multiple ways individuals can report concerns and raise questions concerning the Code and other Company policies. The Company has contracted with a third-party so that individuals can confidentially and anonymously report suspected violations of the Code or other concerns, including those regarding accounting, internal accounting controls or auditing matters. The Company has not provided any waiver to the Code for any director, executive officer or other employee.
Related Party Transactions
WEC Energy Group has a written policy on the review, approval or ratification of transactions with related persons, which is overseen by the Corporate Governance Committee, as delegated by the Board.
The policy provides that the Committee will review any proposed, existing, or completed related party transaction in which the amount involved exceeds $120,000, and in which any related party had, has, or will have a direct or indirect material interest. In general, a "related party" includes all directors and executive officers of WEC Energy Group and their immediate family members, as well as stockholders beneficially owning 5% or more of WEC Energy Group’s outstanding stock as defined in SEC rules. Legal Services reviews relevant information on transactions, arrangements, and relationships disclosed and makes a determination as to the existence of a related party transaction as defined by SEC rules and the policy. Related party transactions that are in, or are not inconsistent with, the best interests of WEC Energy Group or its subsidiaries, as applicable, are approved by the Corporate Governance Committee and reported to the Board. Related party transactions are disclosed in accordance with applicable SEC and other regulatory requirements.
In addition, the Code addresses, among other things, how to identify and report potential conflicts of interest. The Code lists the following as examples of potentially problematic situations: (1) family members who are a supplier, contractor or customer of the Company or work for one; (2) obtaining any financial interest in or participating in any business relationship with any company or individual, or concern doing business with WEC Energy Group or any of its subsidiaries that might influence the individual’s decisions or job performance; (3) participating in any joint venture, partnership or other business relationship with WEC Energy Group or any of its subsidiaries; and (4) serving as an officer or member of the Board of any substantial, outside for-profit organization.
Because the Board is mindful of the expectation of its directors to devote the time necessary to fulfill their fiduciary duties, the Corporate Governance Guidelines contain additional requirements for directors seeking to join other Boards. For example, all directors must notify the Company’s Corporate Secretary before accepting a nomination for a position on the Board of another public company and the CEO must obtain the approval of the full Board before accepting such a position.
To further backstop such discussions and approvals, bi-annually all directors and executive officers are required to complete a questionnaire that asks about any business relationship that may give rise to a related party transaction or other conflict of interest and all transactions in which the Company or one of its subsidiaries is involved and in which the director or executive officer, or a relative or affiliate of such director or executive officer, has a direct or indirect material interest. Director nominees under consideration by the Board for election are required to complete the same questionnaire. The Corporate Secretary discusses the results of this diligence with the Corporate Governance Committee.
Since January 1, 2025, there have been no related-party transactions, and there are no currently proposed related-party transactions, required to be disclosed pursuant to SEC rules.
COMMUNICATIONS WITH THE BOARD
Stockholders and other interested parties who wish to communicate with members of the Board, including the Independent Lead Director or other non-management directors individually or as a group, may send correspondence to them in care of the Corporate Secretary, Margaret C. Kelsey, at the Company’s principal executive offices, PO Box 1331, Milwaukee, Wisconsin 53201. All communications received as set forth above will be opened by the Corporate Secretary. Pursuant to instructions from the Board, all communication relating to the duties and responsibilities of the Board will be forwarded to the director or group of directors to whom they are addressed. However, communications unrelated to the duties and responsibilities of the Board, such as ordinary business matters, individual customer matters, mass mailings, new product or service suggestions, job inquiries, promotions of a product or service, or patently offensive material, will not be forwarded, and will be addressed as appropriate by management.

WHERE TO FIND MORE INFORMATION ON GOVERNANCE
You can find our Corporate Governance Guidelines, Code of Business Conduct, and other corporate governance materials, including WEC Energy Group’s Restated Articles of Incorporation, bylaws, Board committee charters and Board contact information, on the Corporate Governance section of our website at www.wecenergygroup.com/govern/governance.htm. You can request copies of these materials from the Corporate Secretary at the address provided above in “Communications with the Board."

WEC Energy Group	P-35	2026 Proxy Statement

DIRECTOR COMPENSATION
Consistent with its charter, the Compensation Committee seeks to maintain a competitive director compensation program that enables the Company to attract and retain key individuals and to motivate them to help the Company achieve its short- and long-term goals. As such, the Committee is responsible for reviewing key market-based trends in director compensation and benefits packages and for recommending changes to the Board, as appropriate, that will attract and retain quality directors. The Committee’s charter authorizes it to engage consultants or advisors in connection with its review and analysis of director compensation. The Compensation Committee used FW Cook for this purpose during 2025. Directors who are also employees of the Company do not receive additional compensation for service as a director.
2025 Compensation of the Board of Directors
The table below describes the components of the non-management director compensation program during 2025. In December 2024, the Compensation Committee completed its annual review of director compensation and determined, based upon research provided by FW Cook, not to make any change to the elements of compensation from 2024 levels for 2025.

The Compensation Committee believes that this program:
•is equitable based upon the work required of directors serving an entity of the Company’s size and scope, and
•ties the majority of director compensation to stockholder interests because the value of the equity awards fluctuates depending upon the Company’s stock price.

Compensation Element	2025 Non-Management Director Compensation Program
Annual Cash Retainer Fee	$120,000 paid in $30,000 quarterly increments
Annual Non-Executive Chairman Retainer Fee	$187,500 paid in $46,875 quarterly increments
Annual Independent Lead Director Retainer Fee	$30,000 paid in $7,500 quarterly increments
Annual Equity Retainer	$160,000 in restricted stock, which vests one year from grant date
Annual Committee Chair Fees
Audit and Oversight	$20,000 paid in $5,000 quarterly increments
Compensation	$20,000 paid in $5,000 quarterly increments
Corporate Governance	$15,000 paid in $3,750 quarterly increments
Finance	$15,000 paid in $3,750 quarterly increments
Board and Committee Meeting Fees	None
Stock Ownership Guideline	Ownership of common stock or deferred stock units that have a value equal to five times the annual cash retainer for non-management directors to be satisfied within five years of joining the Board
Insurance is also provided by the Company for director liability coverage, fiduciary and employee benefit liability coverage, and travel accident coverage for director travel on Company business. The premiums paid for this insurance are not included in the amounts reported in the table located on the next page.
The Company reimburses directors for all out-of-pocket travel expenses. These reimbursed amounts are also not reflected in the table located on the next page.
Deferred Compensation Plan
Non-management directors may defer all or a portion of their cash fees pursuant to the Directors’ Deferred Compensation Plan. Directors have two investment options in the plan - the Company's phantom stock measurement fund or a prime rate fund. The value of the phantom stock measurement fund appreciates or depreciates based upon market performance of the Company's common stock, and it also grows through the accumulation of reinvested dividend equivalents. Deferral amounts are credited in the name of each participating director to accounts on the books of WEC Energy Group that are unsecured and are payable only in cash at the time elected by the director. Deferred amounts will be paid out of general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust addressed later in this proxy statement.
Legacy Charitable Awards Program
Directors elected prior to January 1, 2007, participate in a Directors’ Charitable Awards Program under which the Company intends to contribute up to $100,000 per year for 10 years to one or more charitable organizations chosen by each participating director, including employee directors, following the director’s death. Charitable donations under the program will be paid out of general corporate assets. Directors derive no financial benefit from the program, and all income tax deductions accrue solely to the Company. The tax deductibility of these charitable donations may mitigate the net cost to the Company. The Directors’ Charitable Awards Program has been eliminated for any new directors elected after January 1, 2007. Current directors participating in the program are Directors Klappa and Payne.

WEC Energy Group	P-36	2026 Proxy Statement

Director Compensation Table
The following table summarizes the total compensation received during 2025 by each director serving as a non-management director of WEC Energy Group at any time in 2025.

Name	Fees Earned or Paid In Cash	(1) Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Warner L. Baxter	120,000	160,000	—	—	—	—	280,000
Ave M. Bie	120,000	160,000	—	—	—	—	280,000
Curt S. Culver (2)(3)(5)	65,316	183,919	—	—	—	24,893	274,128
Danny L. Cunningham	140,000	160,000	—	—	—	—	300,000
William M. Farrow III	135,000	160,000	—	—	—	—	295,000
Cristina A. Garcia-Thomas (4)	120,000	160,000	—	—	2,314	—	282,314
Maria C. Green	120,000	160,000	—	—	—	—	280,000
Gale E. Klappa (4)(5)	307,500	160,000	—	—	1,746,456	27,560	2,241,516
Thomas K. Lane	150,000	160,000	—	—	—	—	310,000
John D. Lange	120,000	160,000	—	—	—	—	280,000
Ulice Payne, Jr.(5)	140,000	160,000	—	—	—	22,799	322,799
Mary Ellen Stanek	129,684	160,000	—	—	—	—	289,684
Glen E. Tellock	120,000	160,000	—	—	—	—	280,000
(1)    Each director, with the exception of Mr. Culver, held 1,749 shares of restricted stock as of the close of business on December 31, 2025.
(2)     Mr. Culver completed his service as director at the Annual Meeting of Stockholders held on May 8, 2025.
(3)     In consideration of his exemplary service to the Board, the Compensation Committee accelerated the vesting of 1,707 shares of restricted stock previously awarded to Mr. Culver. The incremental fair value associated with his acceleration was $23,850.14, which is included in the reported amount.
(4)     The amount reported for Director Garcia-Thomas represents above-market earnings on compensation that was deferred into the Prime Rate Fund under WEC Energy Group’s Directors' Deferred Compensation Plan. Above-market earnings represent the difference between the interest rate used to calculate earnings under the respective plan and 120% of the applicable federal long-term rate prescribed by the Internal Revenue Code. The amount reported for Director Klappa's Change in Pension Value and Nonqualified Deferred Compensation Earnings reflects the aggregate change in the actuarial present value of his accumulated benefit under all defined benefit plans from December 31, 2024 to December 31, 2025, which totals $1,707,256. The amount reported also includes $39,200 of above-market earnings on compensation that was deferred into the Prime Rate Fund under WEC Energy Group’s Executive Deferred Compensation Plan and the WEC Energy Group Non-Qualified Retirement Savings Plan.
For 2025, the applicable discount rate used to value pension plan liabilities moved from 5.70% to 5.50%. As the discount rate decreases, the Company's pension funding obligation increases. The change in the actuarial present value of Director Klappa's pension benefits do not constitute a cash payment.
The pension value reported represents only WEC Energy Group's obligation of the aggregate change in the actuarial present value of Director Klappa's accumulated benefit under all defined benefit plans. Director Klappa is entitled to receive pension benefits from a prior employer. To the extent such prior employer is unable to pay his pension obligations, WEC Energy Group may be obligated to pay the total amount.
(5)     All Other Compensation for Mr. Klappa includes the cost attributed to the Directors' Charitable Awards Program, $26,511, and the cost of insurance for healthcare and safety management when travelling outside the United States. All Other Compensation for Directors Culver and Payne represents costs attributed to each director for the Directors' Charitable Awards Program.
Earned or Paid in Cash
The amounts reported in the Fees Earned or Paid in Cash column include annual cash-based retainers for each non-management director and applicable annual lead director and committee chair fees earned during 2025 regardless of whether such retainers and fees were paid in cash or deferred.
Stock Awards
On January 2, 2025, each then current non-management director received his or her 2025 annual equity retainer in the form of restricted stock equal to a value of $160,000. The amounts reported in the Stock Awards column include the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification ("FASB ASC") Topic 718, excluding estimated forfeitures, of the restricted stock awarded. Each reported restricted stock award vests in full one year from the grant date.
2026 Compensation of the Board of Directors
In December 2025, the Compensation Committee completed its annual review of director compensation and determined that, based upon research provided by FW Cook, total non-management director compensation delivered in a combination of cash-based retainers and equity awards, as well as the Lead Director fees and Audit and Oversight, Corporate Governance and Finance Committee Chair fees, were below the market median. Therefore, the Compensation Committee recommended, and the Board approved, an increase of $15,000 in total non-management director compensation to be delivered as $5,000 in cash-based retainers and $10,000 in equity. Therefore, effective January 1, 2026, the annual cash-based retainer was increased from $120,000 to $125,000 and the value of the annual restricted stock equity award was increased from $160,000 to $170,000. In addition, the Board approved the recommendation to increase the annual Independent Lead Director compensation from $30,000 to $35,000, the Audit and Oversight Committee Chair fees from $20,000 to $25,000, and both the Corporate Governance and Finance Committee Chair fees from $15,000 to $20,000. The Board determined that it was appropriate for the Non-Executive Chairman fees and Compensation Committee Chair fees to remain unchanged from the approved 2025 levels.

WEC Energy Group	P-37	2026 Proxy Statement

PROPOSAL 2: RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 2026

What am I voting on?
Stockholders are being asked to vote to ratify the appointment of Deloitte & Touche LLP, a registered public accounting firm, to serve as the Company’s independent auditors for the fiscal year ending December 31, 2026.

Voting Recommendation:
✓ FOR the ratification of Deloitte & Touche LLP as independent auditors for 2026.
Although the Audit and Oversight Committee has the sole authority to appoint the independent auditors, as a matter of good corporate governance, the Board submits its selection of the independent auditors to our stockholders for ratification. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit and Oversight Committee will reconsider the appointment.

The Audit and Oversight Committee of the Board of Directors has sole authority to appoint, evaluate, and, where appropriate, terminate and replace the independent auditors. The Audit and Oversight Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditors for the fiscal year ending December 31, 2026. The Audit and Oversight Committee believes that stockholder ratification of this matter is important in light of the critical role the independent auditors play in maintaining the integrity of the Company’s financial statements. If stockholders do not ratify the selection of Deloitte, the Audit and Oversight Committee will reconsider the appointment.

Engagement of the Independent Auditor
Deloitte has served capably and responsibly in that capacity for 24 years, something the Audit and Oversight Committee believes is in the best interests of the Company and its stockholders. Stockholder support for this appointment has been very strong, as evidenced by approximately 95% of stockholders voting in favor of the ratification of Deloitte as independent auditors in 2025.
The members of the Audit and Oversight Committee and the other members of the Board believe that the continued retention of Deloitte to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders. As part of its evaluation, the Audit and Oversight Committee considered a variety of factors,including:
•Depth of the firm’s experience specific to the highly complex utility industry, as evidenced by the number of utility companies that also retain Deloitte as their independent auditor;
•Knowledge of the Company’s businesses, operations, key risks, accounting policies, financial systems and internal control framework;
•External data on audit quality and performance, including recent PCAOB (defined below) reports on Deloitte;
•Competitive nature of audit and other fees;
•Presence of a significant number of Deloitte personnel, including the core members of the Company’s service team, in Milwaukee, Wisconsin, home of the Company’s headquarters, which provides significant efficiencies and a common understanding of the various jurisdiction-specific factors impacting the Company;
•Avoidance of time and expense associated with onboarding a new independent auditor; and
•Deloitte’s commitment to maintaining their independence from the Company.

The Company has seamlessly rotated both the lead engagement and concurring partners multiple times over the life of Deloitte's engagement. This has allowed for fresh perspectives without disrupting continuity. In alignment with the Company’s mandated rotation policy, a new lead audit partner will begin in 2026. The Audit and Oversight Committee has been directly involved in this process.
The Audit and Oversight Committee, management and Deloitte all take very seriously the continued evaluation of Deloitte’s independence, something that takes place multiple times each year. Annually, Deloitte provides directly to the Audit and Oversight Committee a detailed independence report, which includes communications required by the standards and rules established by the Public Company Accounting Oversight Board (United States) (PCAOB). In addition, Deloitte specifically affirms its independence. In its review, the Audit and Oversight Committee takes into account specific procedures, processes and programs in place to ensure Deloitte is, and remains, independent. Deloitte also provides a separate report to the Audit and Oversight Committee on the subjects of ethics, independence and compliance, which the Audit and Oversight Committee reviews and considers before approving Deloitte's audit plan. Deloitte's independence is a strict condition of their appointment.
Ratification of Deloitte as the Company's independent auditors requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. Presuming a quorum is present, shares not voted, whether by abstention or otherwise, have no effect on the outcome of this matter.
Representatives of Deloitte are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and are expected to respond to appropriate questions that may be directed to them. Additional information concerning Deloitte can be found in the following pages.

WEC Energy Group	P-38	2026 Proxy Statement

INDEPENDENT AUDITORS’ FEES AND SERVICES

Pre-Approval Policy
The Audit and Oversight Committee has a formal policy delineating its responsibilities for reviewing and approving, in advance, all audit, audit-related, tax, and other services of the independent auditors. As such, the Audit and Oversight Committee is responsible for the audit fee negotiations associated with the Company’s retention of independent auditors.

The Audit and Oversight Committee is committed to ensuring the independence of the auditors, both in appearance as well as in fact. In order to assure continuing auditor independence, the Audit and Oversight Committee periodically considers whether there should be a regular rotation of the independent external audit firm. In addition, the Audit and Oversight Committee is directly involved in the selection of Deloitte’s lead audit partner.

Under the pre-approval policy, before engagement of the independent auditors for the next year’s audit, the independent auditors will submit (1) a description of all services anticipated to be rendered, as well as an estimate of the fees for each of the services, for the Audit and Oversight Committee to approve, and (2) written confirmation that the performance of any non-audit services is permissible and will not impact the firm’s independence. Annual pre-approval will be deemed effective for a period of twelve months from the date of pre-approval, unless the Audit and Oversight Committee specifically provides for a different period. A fee level will be established for all permissible, pre-approved non-audit services. Any additional audit service, audit-related service, tax service, and other service must also be pre-approved.

The Audit and Oversight Committee delegated pre-approval authority to the Committee’s Chair. The Audit and Oversight Committee Chair is required to report any pre-approval decisions at the next scheduled Audit and Oversight Committee meeting. Under the pre-approval policy, the Audit and Oversight Committee may not delegate to management its responsibilities to pre‑approve services performed by the independent auditors.

Under the pre-approval policy, prohibited non-audit services are services prohibited by the SEC or by the PCAOB to be performed by the Company’s independent auditors. These services include: bookkeeping or other services related to the accounting records or financial statements of the Company; financial information systems design and implementation; appraisal or valuation services; fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions, or human resources, broker-dealer, investment advisor or investment banking services; legal services and expert services unrelated to the audit; services provided for a contingent fee or commission; and services related to planning, marketing, or opining in favor of the tax treatment of a confidential transaction or an aggressive tax position transaction that was initially recommended, directly or indirectly, by the independent auditors. In addition, the Audit and Oversight Committee has determined that the independent auditors may not provide any services, including personal financial counseling and tax services, to any officer or other employee of the Company who serves in a financial reporting oversight role or to the Audit and Oversight Committee chair or to an immediate family member of these individuals, including spouses, spousal equivalents, and dependents.

Fee Table
The following table shows the fees, all of which were approved by the Audit and Oversight Committee, for professional audit services provided by Deloitte for the audit of the annual financial statements of the Company and its subsidiaries for fiscal years 2025 and 2024, and fees for other services rendered during those periods. No fees were paid to Deloitte pursuant to the “de minimus” exception to the pre-approval policy permitted under the Securities Exchange Act of 1934, as amended.

	2025	2024
Audit Fees (1)	$8,077,682	$6,645,806
Audit-Related Fees (2)	523,547	—
Tax Fees (3)	148,710	106,536
All Other Fees (4)	3,790	3,790
Total	$8,753,729	$6,756,132
1.Audit Fees consist of fees for professional services rendered in connection with: (1) the audit of annual financial statements of the Company and its subsidiaries, (2) the audit of the effectiveness of internal control over financial reporting, and (3) other non- recurring audit work. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries and services provided in connection with statutory and regulatory filings or engagements.
2.Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under "Audit Fees". No such services were received from Deloitte in 2024.
3.Tax Fees consist of fees for professional services rendered with respect to federal and state tax compliance and tax advice. This can include preparation of tax returns, claims for refunds, payment planning, and tax law interpretation.
4.All Other Fees consist of costs for certain employees to attend accounting/tax seminars hosted by Deloitte plus the subscription cost for the use of a Deloitte accounting research tool.

WEC Energy Group	P-39	2026 Proxy Statement

AUDIT AND OVERSIGHT COMMITTEE REPORT
The Audit and Oversight Committee, which is comprised solely of independent directors, oversees the integrity of the financial reporting process on behalf of the Board of WEC Energy Group, Inc. In addition, the Audit and Oversight Committee oversees compliance with legal and regulatory requirements. The Audit and Oversight Committee operates under a written charter approved by the Board, which can be found in the “Governance” section of the Company’s website at wecenergygroup.com.

The Audit and Oversight Committee is also directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent auditors, as well as the oversight of the Company’s internal audit function.

In order to assure continuing auditor independence, the Audit and Oversight Committee periodically considers whether there should be a regular rotation of the independent external audit firm. For 2026, the Audit and Oversight Committee has appointed Deloitte & Touche LLP ("Deloitte") to remain as the Company’s independent auditors, subject to stockholder ratification. The members of the Audit and Oversight Committee and other members of the Board believe that the continued retention of Deloitte to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders.

The Audit and Oversight Committee is directly involved in the selection of Deloitte’s lead audit partner in conjunction with a mandated rotation policy and is also responsible for audit fee negotiations with Deloitte.

Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the system of internal controls and procedures designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon.

The Audit and Oversight Committee held five meetings during 2025. Meetings are designed to facilitate and encourage open communication among the members of the Audit and Oversight Committee, management, the internal auditors, and the Company’s independent auditors, Deloitte. During these meetings, we reviewed and discussed with management, among other items, the Company’s unaudited quarterly and audited annual financial statements and the system of internal controls designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws.

We have reviewed and discussed with management and the Company’s independent auditors the Company’s audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2025, and the independent auditor’s report on those financial statements. Management represented to us that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. Deloitte presented the matters required to be discussed with the Audit and Oversight Committee by PCAOB Auditing Standard No. 1301, Communications with Audit Committees. This review included a discussion with management and the independent auditors about the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s financial statements, as well as the disclosures relating to critical accounting policies and the auditor’s discussion about critical audit matters in its report on the audited consolidated financial statements.

In addition, we received from Deloitte the written disclosures and correspondence relative to the auditors’ independence, as required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit and Oversight Committee concerning independence. The Audit and Oversight Committee discussed with Deloitte its independence and also considered the compatibility of non-audit services provided by Deloitte with maintaining its independence.

Based on these reviews and discussions, the Audit and Oversight Committee recommended to the Board that the audited financial statements be included in WEC Energy Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and filed with the Securities and Exchange Commission.

Respectfully submitted to WEC Energy Group stockholders by the Audit and Oversight Committee of the Board.

The Audit and Oversight Committee
Danny L. Cunningham, Committee Chair
Warner L. Baxter
Ave M. Bie
Maria C. Green
Thomas K. Lane
Glen E. Tellock

WEC Energy Group	P-40	2026 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

What am I voting on?
Stockholders are being asked to approve, on an advisory basis, the compensation of the Named Executive Officers, as described in the Compensation Discussion and Analysis beginning on page P-42 and the Executive Compensation Tables beginning on page P-56.

Voting Recommendation:
✓ FOR the advisory vote on Executive Compensation.
The Compensation Committee takes seriously its role in the governance of the Company’s compensation programs and values thoughtful input from stockholders. The Compensation Committee will take into account the outcome of this advisory vote when considering future executive compensation decisions.

Pursuant to Section 14A of the Exchange Act, the Company seeks your advisory vote on the approval of the compensation paid to our named executive officers (commonly referred to as "Say-on-Pay") as described in the Compensation Discussion and Analysis and the related tables included in this proxy statement. Approval, on a non-binding, advisory basis, of the compensation of the named executive officers requires the affirmative vote of a majority of the votes cast in person or by proxy at the 2026 Annual Meeting of Stockholders. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the outcome of this matter. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

As described in the Compensation Discussion and Analysis on pages P-42 through P-55 of this proxy statement, the Compensation Committee has structured the Company’s executive compensation program with the following objectives in mind:

•offer a competitive, performance-based plan;
•enable the Company to attract and retain key individuals;
•reward achievement of the Company’s short-term and long-term goals; and
•align with the interests of the Company’s stockholders and customers.

As described in this proxy statement, the Company believes that the compensation paid to our named executive officers in 2025 was well-tailored to achieve these objectives, tying a significant portion of total pay to performance and aligning the interests of the named executive officers with those of stockholders and customers. We encourage you to carefully review the Compensation Discussion and Analysis and related tables included in this proxy statement, which describe in greater detail WEC Energy Group’s compensation philosophy and programs, as well as the 2025 compensation levels, in connection with approval of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement for the 2026 Annual Meeting of Stockholders.”

WEC Energy Group	P-41	2026 Proxy Statement

Compensation Discussion and Analysis

The following discussion provides an overview and analysis of our executive compensation program, including the role of the Compensation Committee of our Board, the elements of our executive compensation program, the purposes and objectives of these elements, and the manner in which we established the compensation of our named executive officers ("NEOs") for fiscal year 2025.

References to “we,” “us,” “our,” "Company," and “WEC Energy Group” in this discussion and analysis mean WEC Energy Group, Inc. and its management, as applicable.

EXECUTIVE SUMMARY
Overview
The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to reward them for achieving both the Company’s short-term and long-term goals without creating an incentive for our NEOs to take excessive risks. Our program has been designed to provide a level of compensation that is strongly dependent upon the achievement of short-term and long-term goals that are aligned with the interests of our stockholders and customers. To that end, a substantial portion of pay is at risk, and generally, the value will only be realized upon strong corporate performance.

We value the input of our stockholders and recognize the desire by some for companies to link non-financial performance factors to compensation. Since 2004, our performance metrics have included operational and social metrics, including those related to customer satisfaction, safety, and supplier and workforce diversity. Those metrics were part of the executive compensation program in 2025.

2025 Business Highlights
For an overview of the Company, see "An Energy Industry Leader" on page P-7. During 2025, the Company achieved solid results and continued to create long-term value for our stockholders and customers by focusing on the fundamentals of our business:

•	World-class reliability	•	Operating efficiency	•	Employee safety
•	Financial discipline	•	Exceptional customer care	•	Environmental stewardship

Commitment to Stockholder Value Creation. In 2025, WEC Energy Group again delivered solid earnings growth, generated strong cash flow, and increased the dividend for the 22nd consecutive year. In January 2025, the Board raised the quarterly dividend 6.9% to $0.8925 per share, equivalent to an annual rate of $3.57 per share. In January 2026, the Board again increased the quarterly dividend 6.7% to $0.9525 per share, which is equivalent to an annual rate of $3.81 per share, in line with our plan to maintain a dividend payout ratio of 65% to 70% of earnings. The Company also turned in strong performances against several important operational and social measures during 2025, including those focused on customers, suppliers and workforce, while continuing to maintain effective cost controls throughout its businesses.

Capital Plan. Our five-year capital plan, which we update annually, calls for maintaining superior reliability, delivering significant long-term savings for customers and growing our investment in the future of energy. On October 30, 2025, we announced our planned capital investment for the next five-year period (2026-2030), which we updated in February 2026. We expect to invest approximately $37.5 billion over the five-year period, including approximately $12.6 billion of regulated renewable investment and $7.4 billion in our natural gas generation fleet and liquefied natural gas capacity. The plan also includes significant investments in electric transmission and distribution, as well as our natural gas distribution systems.

WEC Energy Group	P-42	2026 Proxy Statement

Other specific Company achievements for 2025 include:

2025 Financial Highlights
•Achieved fully diluted earnings per share and adjusted earnings per share of $4.81 and $5.27, respectively.*
•Returned approximately $1.15 billion to WEC Energy Group stockholders through dividends.
•Announced largest 5-year capital plan in the Company's history.

Diluted Earnings Per Share
** For 2025, excludes a $0.46 per share charge, reflecting an agreement on the terms of a proposed settlement that would resolve all open rider reconciliation proceedings in Illinois. For 2024 and 2023, excludes a $0.06 per share charge and a $0.41 per share non-cash charge, respectively, to earnings related to the Illinois Commerce Commission disallowances of certain capital costs. See Appendix A on page P-85 for a full reconciliation of non-GAAP measures.

2025 Performance Highlights
•Added new President of Illinois utilities, achieving the most diverse leadership team in Company history.*
•Named one of America's greatest companies and one of America's greatest workplaces for Black Americans by Newsweek magazine.*
•Named one of America's best large employers in 2025 by Forbes.
•Ranked number one in the nation again for customer satisfaction in an independent survey of large commercial and industrial energy users.*
•Spent $324.1 million with diverse suppliers.*
•Achieved record employee safety performance based on DART-recordable injuries.*
•Added Darien Solar Park to utility generation fleet and first large-scale battery park at Paris Solar Park.
•Received approval from the Public Service Commission of Wisconsin for $4.4 billion of projects.

* These measures are a component of our short-term incentive compensation program.

Long-Term Stockholder Returns
Over the past decade, WEC Energy Group has consistently delivered strong total returns for its stockholders.

Five-Year Cumulative Return***
*** The Five-Year Cumulative Return Chart shows a comparison of the cumulative total return, assuming reinvestment of dividends, over the past five years had $100 been invested at the close of business on December 31, 2020. For information about the Custom Peer Index Group, see "Performance Graph" in the Company's 2025 Annual Report.

Total Stockholder Returns
Source: Bloomberg; assumes all dividends are reinvested and returns are compounded daily.

WEC Energy Group	P-43	2026 Proxy Statement

Consideration of 2025 Stockholder Advisory Vote and Stockholder Outreach
At the 2025 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our named executive officers, with 93.2% of the votes cast supporting the say-on-pay proposal. The Compensation Committee considered this outcome as well as the feedback received during meetings we again held with many of our institutional stockholders. During 2025, we communicated with stockholders representing approximately 50% of the Company’s outstanding common stock about matters of importance to them, including for some, our compensation practices. For additional information about our stockholder outreach efforts, see "Stockholder Engagement" beginning on page P-29. In light of the significant stockholder support our executive compensation program received in 2025 and the payout levels under our performance-based program for 2025, the Compensation Committee believes that the overall compensation program structure is competitive, aligned with our financial, operational and social performance goals, and in the best interests of the Company, stockholders, and customers.

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
We have three primary elements of total direct compensation: (1) base salary; (2) annual incentive awards; and (3) long-term incentive awards consisting of a mix of performance units, stock options, and restricted stock. The Compensation Committee again retained Frederic W. Cook & Co., Inc. ("FW Cook") as its independent compensation consultant to advise the Compensation Committee with respect to our executive compensation program. The Compensation Committee generally relied upon the recommendations of FW Cook in its development of the 2025 program.

As shown in the charts below, 89% of Mr. Lauber's 2025 total direct compensation and an average of 78% of the other NEOs’ 2025 total direct compensation was tied to Company performance and was not guaranteed.

Total Variable Incentive Pay: 89%

Total Variable Incentive Pay: 78%

In addition to the components of total direct compensation identified above, our retirement programs are another important component of our compensation program.

This Compensation Discussion and Analysis contains a more detailed discussion of each of the above components for 2025, including FW Cook’s recommendations with respect to each component.

WEC Energy Group	P-44	2026 Proxy Statement

Compensation Governance and Practices
The Compensation Committee annually reviews and considers the Company’s compensation policies and practices to ensure our executive compensation program aligns with our compensation philosophy. Highlighted below is an overview of our current compensation practices.

What We Do

•Our compensation program focuses on key Company financial, operational and social results that are aligned with our strategic goals.
•A substantial portion of compensation is at risk and tied to Company performance.
•The compensation program has a long-term orientation aligned with stockholder interests.
•The Compensation Committee retains an independent compensation consultant to help design the Company’s compensation program and determine competitive levels of pay.
•The Compensation Committee's independent compensation consultant reviews competitive employment market data from two general industry surveys and a comparison group of companies similar to WEC Energy Group.

•We have clawback policies that provide for the recoupment of incentive-based compensation.
•Annual incentive-based compensation contains multiple, pre-established performance metrics aligned with stockholder and customer interests.
•The 2025 Performance Unit Plan award payouts (including dividend equivalents) are based on the following measures selected by the Compensation Committee at the time of the award: 1) stockholder return as compared to an appropriate peer group, 2) authorized return on equity, and 3) price to earnings ratio as compared to an appropriate peer group.
•The Performance Unit Plan and the Omnibus Stock Incentive Plan require a separation from service following a change in control for award vesting to occur.

•Meaningful stock ownership levels are required for senior executives.
•Perquisites are reviewed annually by the Compensation Committee.
•Ongoing engagement with investors takes place to ensure that compensation practices are responsive to stockholder interests.
•We prohibit hedging and pledging of WEC Energy Group common stock.
•We prohibit entry into any new arrangements that obligate the Company to pay directly or reimburse individual tax liability for benefits provided by the Company.
•We prohibit repricing of stock options without stockholder approval.

Competitive Benchmarking
As a general matter, we believe the labor market for WEC Energy Group executive officers is consistent with that of general industry. Although we recognize our business is focused on the energy services industry, our goal is to have an executive compensation program that will allow us to be competitive in recruiting the most qualified candidates to serve as executive officers of the Company, including individuals who may be employed outside of the energy services industry. Further, in order to retain top performing executive officers, we believe our compensation practices must be competitive with those of general industry.
To confirm that our annual executive compensation is competitive with the market, FW Cook reviewed general industry executive compensation survey data obtained from WTW and Aon Radford. FW Cook also analyzed the compensation data from a peer group of 20 companies similar to WEC Energy Group in size and business model. The methodology used by FW Cook to determine the peer group of companies is described below.
FW Cook started with U.S. companies in the Standard & Poor’s database, and then limited those companies to the same line of business as WEC Energy Group as indicated by the Global Industry Classification Standards. This list of companies was then further limited to companies with revenues between $2.9 billion and $26.1 billion (approximately one-third to three times the size of WEC Energy Group’s revenues), and that were within a reasonable size range in various other measures such as operating income, total assets, total employees, and market capitalization. From this list, FW Cook selected companies similar in overall size to WEC Energy Group with consideration given to companies that met one or more of the following criteria:
•Diversified, technically sophisticated utility operations (e.g., multiple utilities, electric utilities); and
•Minimal non-regulated business.
These criteria resulted in a comparison group of 20 companies with median revenues and market capitalization of approximately $12.1 billion and $23.6 billion, respectively.
The comparison group utilized for purposes of 2025 compensation includes the same 20 companies as the previous year’s comparison group. The companies in the comparison group are listed below.

• Alliant Energy Corporation	• Consolidated Edison, Inc.	• Evergy, Inc.	• PG&E Corporation
• Ameren Corporation	• Dominion Energy, Inc.	• Eversource Energy	• Pinnacle West Capital Corporation
• American Electric Power Company, Inc.	• DTE Energy Company	• Exelon Corporation	• PPL Corporation
• CenterPoint Energy, Inc.	• Edison International	• FirstEnergy Corp.	• The Southern Company
• CMS Energy Corporation	• Entergy Corporation	• NiSource Inc.	• Xcel Energy Inc.
The Compensation Committee approved this comparison group.

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DETERMINATION OF MARKET MEDIAN
In order to determine the “market median” for our NEOs, FW Cook recommended that the survey data from WTW and Aon Radford receive a 75% weighting and the comparison group of 20 companies receive a 25% weighting. The Compensation Committee agreed with this recommendation. The survey data received a higher weighting because we consider the labor market for our executives to be consistent with that of general industry. Using this methodology, FW Cook recommended, and the Compensation Committee approved, the appropriate market median for each of our NEOs.
The comparison of each component of compensation with the appropriate market median when setting the compensation levels of our NEOs generally drives the allocation of cash versus non-cash compensation and short-term versus long-term incentive compensation.
ANNUAL BASE SALARY
The annual base salary component of our executive compensation program provides each executive officer with a fixed level of annual cash compensation. We believe that providing annual cash compensation through a base salary is an established market practice and is a necessary component of a competitive compensation program.
Based upon the market data analyzed by FW Cook, we generally target base salaries to be at or near the market median for each NEO. However, the Compensation Committee may, in its discretion, set base salaries at a different amount when the Compensation Committee deems it appropriate.
Actual salary determinations are made taking into consideration factors such as the relative levels of individual experience, performance, responsibility, market compensation data and contribution to the results of the Company’s operations. At the beginning of each year, our CEO develops a list of goals for WEC Energy Group and our employees to achieve during the upcoming year. The Compensation Committee takes the Company’s performance against these goals into consideration when establishing our CEO’s compensation for the upcoming year. Our CEO undertakes a similar process with the other NEOs, who develop individual goals related to the achievement of the Company’s goals. At the end of the year, each officer’s performance is measured against these goals. Based on this performance assessment, the CEO makes a compensation recommendation to the Compensation Committee for the upcoming year for each executive officer.
2025 Salary Determination Process
Mr. Lauber's 2025 annual base salary was set at $1,189,500, an increase of 5.3% over his 2024 base salary.
With respect to the 2025 base salaries of Mmes. Liu and Kelsey, and Messrs. Hooper and Garvin, in December 2024, recommendations were made to the Compensation Committee based upon a review of the market compensation data provided by FW Cook and the other factors described above. The Compensation Committee approved the recommendations, which represented an average increase in annual base salary of approximately 5.0%. The annual base salary of each NEO was at or near the market median.
Effective May 11, 2025, Mr. Hooper was appointed Executive Vice President and Chief Operating Officer of WEC Energy Group, while retaining his position as President of WEC Energy Group's Wisconsin utilities. In recognition of the additional responsibilities Mr. Hooper assumed with his new position, the Compensation Committee approved an annual increase of $24,000 in Mr. Hooper’s base salary for a total annual base salary of $713,000, prorated to the May 11, 2025 effective date.
ANNUAL CASH INCENTIVE COMPENSATION
We provide annual cash incentive compensation through our Short-Term Performance Plan (“STPP”). The STPP provides for annual cash awards to our executive officers and other key employees based upon the achievement of pre-established stockholder-, customer- and employee-focused objectives. All payments under the STPP are at risk. Payments are made only if performance goals are achieved, and awards may be less or greater than targeted amounts based upon actual performance. Payments under the STPP are intended to reward achievement of short-term goals that contribute to stockholder and customer value, as well as individual contributions to successful operations.
2025 Target Awards. Each year, the Compensation Committee approves a target level of compensation under the STPP for each of our NEOs. This target level of compensation is expressed as a percentage of base salary.
The year-end 2025 target awards for each NEO are set forth in the chart below.

Executive Officer	Target STPP Award as a Percentage of Annual Base Salary
Mr. Lauber	145%
Ms. Liu	85%
Mr. Hooper	85%
Ms. Kelsey	75%
Mr. Garvin	75%
The Compensation Committee increased the 2025 target awards for Messrs. Lauber and Hooper by 5% from the 2024 target award levels in order to more closely align with the market data and overall job responsibilities of each officer. The target award levels of each NEO reflect median incentive compensation practices as indicated by the market data.
For 2025, the possible payout for any NEO ranged from 0% of the target award to 210% of the target award, based upon Company performance.

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Supporting Business Fundamentals. The financial, operational and social goals established under the STPP are linked to key objectives that support the Company’s sustainability.
The Compensation Committee assesses management’s performance in achieving long-term strategic sustainability goals through the execution of the Company’s capital spending plan. Our ability to effectively fund the capital plan, as was done in 2025 with a mix of debt, hybrid securities, convertible debt securities, and common stock, has been directly linked with our ability to consistently deliver on the Company’s financial plan, which includes meeting the financial goals established under the STPP. These financial measures, which are discussed in more detail below, are key performance indicators underlying our NEOs' incentive compensation, linking achievement of the Company’s long-term strategy through our focus on short-term priorities.
The operational and social goals established under the STPP are tied to achievement of strategic objectives, with a focus on customers, suppliers and employees.
2025 Financial Goals under the STPP. The Compensation Committee adopted the 2025 STPP with a continued focus on financial results. In December 2024, the Compensation Committee approved WEC Energy Group’s earnings per share (75% weight) and cash flow (25% weight) as the primary performance measures to be used in 2025. For those officers whose positions primarily relate to utility operations in Wisconsin, including Mr. Hooper until he was appointed Executive Vice President and Chief Operating Officer of WEC Energy Group in May 2025, the Compensation Committee approved WEC Energy Group's earnings per share (25% weight) and cash flow (25% weight), as well as aggregate net income of the Company's Wisconsin utility operations (50% weight), as the primary performance measures to be used in 2025. We continue to believe earnings per share and cash flow are key indicators of financial strength and performance, and are recognized as such by the investment community. Utility net income is an important financial measure as it is an indicator of the return on equity earned by the Company's utilities and generally, in order to meet WEC Energy Group's earnings per share targets, it is important that the utilities earn at or close to their allowed rate of return.
With his appointment to Chief Operating Officer effective May 11, 2025, the Compensation Committee determined to base Mr. Hooper's payout under the STPP upon performance against the measures applicable to WEC Energy Group. Therefore, Mr. Hooper's 2025 STPP payout is based upon a combination of (i) WEC Energy Group's Wisconsin utility operations' performance against their 2025 performance goals and (ii) WEC Energy Group's performance against its 2025 performance goals.
In January 2025, the Compensation Committee approved the performance goals under the STPP for WEC Energy Group’s earnings per share as set forth in the chart below.

Earnings Per Share Performance Goal	Earnings Per Share Growth Rate	Payout Level
$5.15	6.2%	25%
$5.17	6.6%	50%
$5.20	7.2%	100%
$5.22	7.6%	135%
$5.25	8.2%	200%

If the Company’s performance falls between these levels, the payout level with respect to earnings per share is determined by interpolating on a straight line basis the appropriate payout level.
At the time the Compensation Committee established the earnings per share performance goals for 2025, the Company’s 5-year growth plan called for a compound annual growth rate ("CAGR") in earnings per share of 6.5% to 7.0% over that period, measured off a 2024 base of $4.85 per share, which represented the mid-point of the adjusted 2024 annual earnings guidance. The Compensation Committee believes that achievement of our projected CAGR, plus our continued growth in dividends, supports a premium valuation as compared to the Company’s peers. The Compensation Committee determined that achievement of earnings per share within the Company's 2025 guidance range of $5.17 to $5.27 per share would continue to be in-line with meeting the Company's 5-year CAGR growth plan. In order to achieve the Company's rolling 5-year CAGR of 6.5% to 7.0%, the Committee established aggressive earnings per share performance levels. The Committee tied the target (100%) payout level to a 7.2% year-over-year earnings per share growth rate, which would equate to earnings per share of $5.20, two cents below the mid-point of the Company's 2025 guidance range. The above-target payout level was tied to achievement of a year-over-year growth rate of 7.6%, or earnings per share of $5.22, and the 200% payout level was tied to a year-over-year growth rate of 8.2%, or earnings per share of $5.25.
In January 2025, the Compensation Committee approved the performance goals under the STPP for WEC Energy Group’s cash flow as set forth in the chart below ($ in millions).

Cash Flow	Payout Level
$2,575	25%
$2,625	50%
$2,675	100%
$2,725	135%
$2,800	200%

WEC Energy Group	P-47	2026 Proxy Statement

If the Company’s performance falls between these levels, the payout level with respect to cash flow is determined by interpolating on a straight-line basis the appropriate payout level.
The Compensation Committee based the cash flow performance level goals on WEC Energy Group’s “net cash provided by operating activities” and adjusting for certain accruals and other items related to capital spending as well as proceeds from asset sales ("Adjusted Cash From Operations"). GAAP requires the accruals and other items to be recorded as part of cash from operations, but management views them as related to the Company’s capital expenditure program. Therefore, the Compensation Committee excludes these items when measuring the Company's cash flow performance. Management invests the cash received from asset sales into the Company, incurring operation and maintenance (“O&M”) costs. Because the O&M costs are recorded in “net cash provided by operating activities” on the cash flow statement, for purposes of measuring cash flow performance, the Compensation Committee determined that the cash received to fund those costs should also be treated as cash from operations. Pursuant to GAAP, proceeds from asset sales are recorded as part of net cash used in/provided by investing activities. The Compensation Committee believes that basing the cash flow performance goals on Adjusted Cash From Operations provides a more accurate measurement of the cash generated by the Company’s operations that is available for capital investment, which is the Company’s primary driver for earnings growth, and to fund O&M. Adjusted Cash From Operations is not a measure of financial performance under GAAP, and the Company's calculation may differ from similarly titled measures used by other companies or securities rating agencies.
In January 2025, the Compensation Committee approved the performance goals under the STPP for the Wisconsin utilities' net income as set forth in the chart below ($ in millions).

Net Income	Payout Level
$1,016.7	25%
$1,021.7	50%
$1,026.7	100%
$1,029.9	135%
$1,033.1	200%
2025 Financial Performance under the STPP. In January 2026, the Compensation Committee reviewed our actual performance for 2025 against the financial, operational and social performance goals established under the STPP, subject to final audit.
WEC Energy Group’s 2025 financial performance satisfied the maximum payout level established for earnings per share and cash flow. WEC Energy Group’s earnings per share on a GAAP basis were $4.81 for 2025, which includes a $0.46 per share charge to earnings, reflecting an agreement on the terms of a proposed settlement The Peoples Gas Light and Coke Company ("PGL") and North Shore Gas Company ("NSG") reached with the Illinois Attorney General that, if approved by the Illinois Commerce Commission ("ICC"), would resolve all open proceedings related to the Qualifying Infrastructure Plant ("QIP") rider and the Uncollectible Expense Adjustment ("UEA") rider. Excluding this charge, WEC Energy Group’s adjusted earnings per share were $5.27. The proposed settlement and corresponding charge to earnings is not indicative of WEC Energy Group’s operating performance during 2025. As a result, the Compensation Committee determined that the Company’s performance against the earnings per share targets should be measured using adjusted earnings per share.
WEC Energy Group’s cash flow, based on Adjusted Cash From Operations, was $3,400.0 million. In addition, our cash flow result is not a measure of financial performance under GAAP. The Wisconsin utilities' net income was $1,054.9 million for 2025, satisfying the maximum payout level.
By satisfying the maximum payout level with respect to the adjusted earnings per share, cash flow and net income financial measures, the NEOs earned 200% of the target award from the financial goal component of the STPP.
2025 WEC Energy Group Operational and Social Goals and Performance under the STPP. In December 2024 and January 2025, the Compensation Committee also approved operational and social performance measures and targets under the STPP that promote certain of the Company's priorities. The Compensation Committee identified commitment to customer satisfaction, safety, and supplier and workforce diversity as critical to the success of the Company. For that reason, annual incentive awards could be increased or decreased by up to 10% based upon WEC Energy Group’s performance in the areas of customer satisfaction (5% weight), safety (2.5% weight), and supplier and workforce diversity (2.5% weight).
The Compensation Committee measures customer satisfaction levels based upon the results of surveys that an independent third party conducts of customers who had direct contact with our utilities during the year, which measure (i) customers’ satisfaction with the respective utility overall, and (ii) customers’ satisfaction with respect to the particular transactions with the applicable utility.
Safety is measured based upon performance against the number of lost-time injuries and Days Away, Restricted or Transferred ("DART") recordable incidents. DART is a metric that focuses on the more significant injuries and measures how many workplace injuries and illnesses resulted in employees missing work, required restricted work activities or resulted in job transfers. Using this measure is consistent with the focus in the Company's industry on safety practices and efforts that prevent the most severe injuries.
The operational and social performance measures are based upon recommendations from management and take into consideration both current-year performance and our longer-term objective of achieving top quartile performance of all of our principal utilities. The Compensation Committee reviews management's recommendations and may make adjustments to the performance measures if it determines changes are necessary. The following table provides the operational and social goals approved by the Compensation Committee for 2025, as well as WEC Energy Group’s performance against these goals:

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Operational Measure	Below Goal	Goal	Above Goal	Final Result
Customer Satisfaction Percentage of "Highly Satisfied":	-5.00%	0.00%	+5.00%
Company	<81.4%	81.4% - 84.2%	>84.2%	84.1%
Transaction	<83.7%	83.7% - 87.0%	>87.0%	86.7%
Safety:	-2.50%	0.00%	+2.50%
DART-recordable injuries	>113	67 - 113	<67	64
Lost-time injuries	>46	24 - 46	<24	23
Diversity:	-2.50%	0.00%	+2.50%
Supplier ($ in Millions)	<249.0	249.0 - 311.0	>311.0	324.1
Workforce - Assessment	Not Met	Met	Exceeded	Exceeded
WEC Energy Group’s performance against the safety and diversity goals generated a 5.0% increase to the compensation awarded under the STPP for 2025 to each NEO. The compensation awarded to Mr. Hooper as a result of WEC Energy Group's performance against these goals was prorated from May 11, 2025. Performance against the customer satisfaction goals did not increase or decrease the compensation awarded.
2025 Wisconsin Utilities Operational and Social Goals and Performance under the STPP. For those officers whose positions primarily relate to utility operations in Wisconsin, including Mr. Hooper through May 10, 2025, awards can be increased or decreased by up to 10% based upon performance in the areas of customer satisfaction (5%), safety (2.5%) and supplier diversity (1.25%) for WEC Energy Group's Wisconsin utility operations, as well as workforce diversity (1.25%) for the entire family of WEC Energy Group companies.
The Compensation Committee measures customer satisfaction levels based upon the results of surveys that an independent third party conducts of customers who had direct contact with WEC Energy Group's Wisconsin utilities during the year, which measure (i) customers’ satisfaction with the specific Wisconsin utility overall, and (ii) customers’ satisfaction with respect to the particular transactions with the specific utility. Safety is measured based upon performance against the number of lost-time injuries and DART recordable incidents at our Wisconsin utilities.
The following table provides the Wisconsin utilities' operational goals approved by the Compensation Committee for 2025, as well as the performance against these goals:

Operational Measure	Below Goal	Goal	Above Goal	Final Result
Customer Satisfaction Percentage of "Highly Satisfied":	-5.00%	0.00%	+5.00%
Wisconsin utilities	<81.0%	81.0% - 83.6%	>83.6%	83.9%
Transaction	<83.7%	83.7% - 86.8%	>86.8%	86.9%
Safety:	-2.50%	0.00%	+2.50%
DART-recordable injuries	>57	34 - 57	<34	39
Lost-time injuries	>18	9 - 18	<9	10
Diversity:	-2.50%	0.00%	+2.50%
Supplier ($ in Millions)	<195.0	195.0 - 225.5	>225.5	240.3
Workforce - Assessment	Not Met	Met	Exceeded	Exceeded
The Wisconsin utilities' performance against the customer satisfaction and supplier diversity goals, as well as WEC Energy Group's performance against the workforce diversity goal, generated a 7.5% increase to the compensation awarded to Mr. Hooper under the STPP for 2025, prorated through May 10, 2025. Performance against the safety goals did not increase or decrease the compensation awarded.
2025 Payouts under the STPP. Based upon the performance against the financial, operational and social goals established by the Compensation Committee, Mr. Lauber received annual incentive cash compensation under the STPP of $3,535,789 for 2025. This represented 293% of his annual base salary. Mmes. Liu and Kelsey, and Messrs. Hooper and Garvin, each received annual cash incentive compensation for 2025 under the STPP equal to 172%, 152%, 178%, and 151% of their respective annual base salaries, representing 205.0% of the target award for each officer, other than Mr. Hooper, whose incentive compensation payout was 205.87% of his target award. Mr. Hooper's STPP payout is based upon a combination of (i) the number of days he served as Executive Vice President and Chief Operating Officer of WEC Energy Group with a target award of 85% of base pay multiplied by WEC Energy Group's payout level of 205.0% of his target award and (ii) the number of days he served solely as President of WEC Energy Group's Wisconsin utilities with a target award of 85% of base salary multiplied by WEC Energy Group's Wisconsin utility operations' payout level of 207.5% of his target award.
The Compensation Committee retains the right to exercise discretion in adjusting awards under the STPP when it deems appropriate, but did not factor individual contributions into determining the amount of the awards for the NEOs for 2025. Because the Company’s performance against the financial, operational and social goals resulted in significant STPP awards in 2025, the Compensation Committee determined that no further adjustments based upon individual contributions or otherwise were appropriate.

WEC Energy Group	P-49	2026 Proxy Statement

LONG-TERM INCENTIVE COMPENSATION
The Compensation Committee administers our WEC Energy Group Omnibus Stock Incentive Plan, amended and restated, effective as of May 6, 2021 (the "OSIP"), which is a stockholder-approved, long-term incentive plan designed to link the interests of our executives and other key employees to creating long-term stockholder value. It allows for various types of awards tied to the performance of our common stock, including stock options, stock appreciation rights, and restricted stock. The Compensation Committee also administers the WEC Energy Group Performance Unit Plan (the "PUP"), under which the Compensation Committee may award performance units. The Compensation Committee primarily uses (1) performance units, including dividend equivalents, (2) stock options, and (3) restricted stock to deliver long-term incentive opportunities.
Performance Units. Each year, the Compensation Committee makes annual grants of performance units under the PUP. The performance units are designed to provide a form of long-term incentive compensation that aligns the interests of management with those of a typical utility stockholder who is focused not only on stock price appreciation but also on dividends.
Pursuant to the PUP, performance units will vest based upon the Company’s performance during a three-year period against one or more performance measures selected by the Compensation Committee at the beginning of the performance period. The Compensation Committee may determine achievement of a performance measure on an annual basis or over the entire three-year performance period. The Compensation Committee will determine the vesting percentages of the performance units, and performance measures may have the same or different weightings with respect to performance unit vesting. Achievement within a performance measure may be determined based upon the Company’s rank in comparison to a peer group of companies or by reaching stated levels of performance. The Compensation Committee will also select the target(s) for each performance measure and the potential impact to the vesting percentage based on achievement of the performance measure(s) relative to the selected target(s). In no event will the vesting percentage over the three-year performance period be less than zero or more than 200%.
All performance units are settled in cash.
Short-Term Dividend Equivalents. Pursuant to the terms of the PUP, we increase the number of unvested performance units as of any date that we declare a cash dividend on our common stock by the amount of short-term dividend equivalents a participant is entitled to receive. Short-term dividend equivalents are calculated by multiplying (a) the number of unvested performance units held by a plan participant as of the related dividend record date by (b) the amount of cash dividend payable by the Company on a share of common stock; and (c) dividing the result by the closing price for a share of the Company's common stock on the dividend payment date. In effect, short-term dividend equivalents are credited and accumulated as reinvested dividends on each performance unit so that the performance units and accumulated dividends will be paid out at the end of the three-year performance period, rather than paying out the dividend equivalents annually on unearned performance units.
Short-term dividend equivalents are treated as additional unvested performance units and are subject to the same vesting, forfeiture, payment, termination, and other terms and conditions as the original performance units to which they relate. In addition, outstanding short-term dividend equivalents are treated as unvested performance units for purposes of calculating future short-term dividend equivalents.
Stock Options. Each year, the Compensation Committee also makes annual stock option grants as part of our long-term incentive program. These stock options have an exercise price equal to the fair market value of our common stock on the date of grant and expire on the 10th anniversary of the grant date. Since management benefits from a stock option award only to the extent our stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of our stockholders in attaining long-term stock price appreciation.
Restricted Stock. The Compensation Committee also awards restricted stock as part of the long-term incentive plan, consistent with market practice. Similar to performance units, restricted stock aligns the interests of management with a typical utility stockholder who is focused on stock price appreciation and dividends.
Aggregate 2025 Long-Term Incentive Awards. Generally, when establishing the target value of long-term incentive awards and the appropriate mix of performance units, stock options, and restricted stock for each NEO, the Compensation Committee reviews the market compensation data and analysis provided by FW Cook. After considering FW Cook’s analysis, for 2025 the Compensation Committee determined that the long-term incentive awards would be weighted 65% performance units, 20% restricted stock, and 15% stock options for the NEOs. These weightings also apply to all other eligible employees. Target values were presented to and approved by the Compensation Committee in December 2024.
Based upon the market data provided by FW Cook, we customarily target the long-term incentive award to be at or near the market median value of long-term incentive compensation for each executive officer’s position. After reviewing the market data, the Compensation Committee determined to increase the target award level for each NEO (other than Ms. Liu) in order to better align such award levels with the market median for each position. All of the NEOs’ long-term incentive awards were within this target range for 2025. The following provides the 2025 target long-term incentive award value for each NEO:

Executive Officer	Target LTI Award as a Percentage of Base Salary
Mr. Lauber	550%
Ms. Liu	250%
Mr. Hooper	190%
Ms. Kelsey	175%
Mr. Garvin	175%

WEC Energy Group	P-50	2026 Proxy Statement

2025 Stock Option Grants. In December 2024, the Compensation Committee approved the grant of stock options to each of our NEOs and established an overall pool of options that were granted to approximately 165 other employees. The annual option grants to the NEOs were made effective January 2, 2025, the first trading day of 2025.
All such options were granted with an exercise price equal to the average of the high and low prices reported on the NYSE for shares of WEC Energy Group common stock on the grant date.
All 2025 stock options have a term of 10 years and vest 100% on the third anniversary of the date of grant. The vesting of the stock options may be accelerated in connection with a termination of employment due to a change in control or an executive officer’s termination of employment under certain circumstances. See “Potential Payments upon Termination or Change in Control” beginning on page P-65 for additional information. Subject to the limitations of the OSIP, the Compensation Committee has the power to amend the terms of any option (with the participant’s consent). However, without stockholder approval, the Committee may not reduce the exercise price of existing options or cancel outstanding options in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options.
For purposes of determining the appropriate number of options to grant to a particular NEO, the value of an option was determined based upon the Black-Scholes option pricing model. The following table provides the number of options granted to each NEO in 2025:

Executive Officer	Options Granted
Mr. Lauber	54,319
Ms. Liu	17,885
Mr. Hooper	10,869
Ms. Kelsey	9,527
Mr. Garvin	8,726
See "Executive Compensation Tables - Policy on Timing of Option Grants" for additional information.
2025 Restricted Stock Awards. In December 2024, the Compensation Committee also approved the grant of restricted stock to each of our NEOs and established an overall pool of restricted stock that was granted to approximately 165 other employees. The grants were made effective January 2, 2025.

The restricted stock vests in three equal annual installments beginning on the one year anniversary of the applicable grant date. Subject to very limited exceptions, restricted stock awarded to the Company's executive officers, including the NEOs, is subject to a minimum one-year holding period following the vesting date. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability, or by action of the Compensation Committee. See “Potential Payments upon Termination or Change in Control” beginning on page P-70 for additional information. Tax withholding obligations related to vesting may be satisfied, at the option of the executive officer, by withholding shares otherwise deliverable upon vesting or by cash. The NEOs have the right to vote the restricted stock and to receive cash dividends when the Company pays a dividend to its stockholders.
Regarding the annual grants effective January 2, 2025, for purposes of determining the appropriate number of shares of restricted stock to grant to a particular NEO, the Compensation Committee used a value of $97.258 per share. This value was based upon the volume-weighted price of WEC Energy Group’s common stock for the ten trading days beginning on December 2, 2024, and ending on December 13, 2024. The Compensation Committee uses the volume-weighted price for annual awards in order to minimize the impact of day-to-day volatility in the stock market.
The measurement period is customarily early- to mid-December for annual awards in order to shorten the timeframe between the calculation of the awards and the actual grant date. The following table provides the number of shares of restricted stock granted to each NEO in 2025:

Executive Officer	Restricted Stock Granted
Mr. Lauber	13,453
Ms. Liu	4,429
Mr. Hooper	2,692
Ms. Kelsey	2,359
Mr. Garvin	2,161

2025 Performance Units. In December 2024, the Compensation Committee approved the grant of performance units to each of our NEOs and approved a pool of performance units that were granted to approximately 165 other employees.
The Compensation Committee believes that the performance measures selected in accordance with the terms of the PUP should link the interests of our executives to creating long-term stockholder value. Therefore, the measures chosen by the Committee, discussed in more detail below, balance critical operating metrics with the delivery of strong stockholder returns.

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With respect to the 2025 performance units, the amount of the benefit that ultimately vests will be dependent upon 1) the Company’s total stockholder return over the three-year period ending December 31, 2027, as compared to the total stockholder return of the custom peer group described below (55% weight), and 2) the Company's performance against the weighted average authorized return on equity ("ROE") of all WEC Energy Group's utility subsidiaries for the three-year performance period (45% weight). Pro-rata adjustments will be made to account for any changes to authorized ROE approved by the relevant public service commissions during the performance period. In addition, the Compensation Committee may increase the ultimate vesting percentage based upon the Company's price to earnings ("P/E") ratio, ranked in comparison to the same custom peer group, as determined at the end of the three-year performance period.
Upon vesting, the performance units will be settled in cash in an amount determined by multiplying the number of performance units that have vested by the closing price of the Company’s common stock on the last trading day of the performance period.
The 2025 performance unit peer group against which WEC Energy Group's performance will be measured includes:

• Alliant Energy Corporation	• Consolidated Edison, Inc.	• Eversource Energy	• Pinnacle West Capital Corp.
• Ameren Corporation	• Dominion Energy, Inc.	• Exelon Corporation	• PPL Corporation
• American Electric Power Company, Inc.	• DTE Energy Company	• FirstEnergy Corp.	• The Southern Company
• CenterPoint Energy, Inc.	• Duke Energy Corp.	• NiSource Inc.	• Xcel Energy Inc.
• CMS Energy Corporation	• Evergy, Inc.	• OGE Energy Corp.
The peer group is chosen by the Compensation Committee, based upon management’s recommendation and with the concurrence of FW Cook. This peer group was chosen because we believe these companies are similar to WEC Energy Group in terms of business model, long-term strategies and risk profile, with a primary focus on regulated utility operations rather than a non-regulated business model. There is significant overlap between the performance unit peer group and the comparison group developed by FW Cook for purposes of benchmarking compensation levels. However, there are several companies that are different among the two groups because FW Cook places significant weight on the financial metrics of the companies included in its comparison group, whereas we focus more on operational measures for the performance unit peer group.
Under the PUP, total stockholder return is the calculation of total return (stock price appreciation plus reinvestment of dividends) based upon an initial investment of $100 made at the beginning of the three-year performance period. The required percentile ranking for 3-year total stockholder return and the applicable vesting percentage are set forth in the chart below.

Performance Percentile Rank	Vesting Percent
< 25th Percentile	0%
25th Percentile	25%
Target (50th Percentile)	100%
85th Percentile or above	200%
If the Company’s rank is between the benchmarks identified above, the vesting percentage will be determined by interpolating on a straight line basis the appropriate vesting percentage.
In determining the total payout, achievement of this performance metric will receive 55% weight.
The ROE target is based upon a formulaic calculation that varies each year based on our past and planned investments among our utilities, as well as each utility's authorized ROE. For 2025, the target ROE and corresponding payout levels for the 2023, 2024 and 2025 performance unit awards were set as follows:

If Actual Earned ROE is	Payout Percentage
≥ 9.57%	200%
9.42%	100%
9.27%	25%
< 9.27%	0%
If the Company’s performance falls between these levels, the payout percentage is determined by interpolating on a straight line basis the appropriate vesting percentage. In determining the total payout, the final award will be based on the average of the payout percentage achieved in each year of the three-year performance period and will receive 45% weight.
WEC Energy Group's utility subsidiaries achieved an adjusted weighted-average ROE of 10.13% for 2025. The actual ROE for WEC Energy Group's Illinois utilities was adjusted to exclude the charge related to an agreement on the terms of a proposed settlement PGL and NSG reached with the Illinois Attorney General that, if approved by the ICC, would resolve all open proceedings related to the QIP rider and UEA rider. This adjustment is reflected in the weighted-average ROE.

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At the end of the three-year performance cycle, the Compensation Committee may increase the total vesting percentage of performance units by up to 25% based upon the Company's P/E ratio, as compared to the peer group described above. In no event will the vesting percentage over the three-year performance period be more than 200%. For the 2025 performance unit awards, the target P/E ratio and potential adjustments are as follows:

Quartile Rank	Additional Percentage
1st Quartile	25%
2nd Quartile	15%
Below 2nd Quartile	0%
A P/E ratio below the 2nd quartile would likely indicate a significant drop in WEC Energy Group's stock price, driving a lower vesting percentage with respect to the total stockholder return component of the awards. Therefore, the Compensation Committee determined that the Company's performance against the P/E ratio measure should not result in a further decrease of the final award.
Unvested performance units generally are immediately forfeited upon a NEO’s cessation of employment with WEC Energy Group prior to completion of the three-year performance period. However, the performance units will vest immediately at the target 100% rate upon the termination of the NEO’s employment (1) by reason of disability or death or (2) after a change in control of WEC Energy Group. In addition, a prorated number of performance units (based upon the target 100% rate) will vest upon the termination of employment of the NEO by reason of retirement prior to the end of the three-year performance period.
For purposes of determining the appropriate number of performance units to grant to a particular NEO, the Compensation Committee used a value of $97.258 per unit, the same value as was used for the restricted stock granted in January 2025.
The following table provides the number of performance units granted to each NEO in 2025, at the 100% target level:

Executive Officer	Performance Units Granted
Mr. Lauber	43,723
Ms. Liu	14,396
Mr. Hooper	8,749
Ms. Kelsey	7,669
Mr. Garvin	7,024
2025 Payouts under Long-Term Incentive Awards Granted in 2023. The Compensation Committee granted performance unit awards to participants in the PUP in 2023. The terms of these performance units were substantially similar to those of the performance units granted in 2025 described above.
Payouts under the 2023 performance unit awards were based on 1) the Company's total stockholder return over the three-year period ending December 31, 2025, as compared to the total stockholder return of the 2023 performance unit peer group (55% weight) which is comprised of the same peer companies as the peer group for the 2025 performance unit award, and 2) the Company's performance against the weighted average authorized ROE of all WEC Energy Group's utility subsidiaries for the three-year performance period (45% weight). In addition, the Compensation Committee may increase the ultimate vesting percentage based upon the Company's P/E ratio, ranked in comparison to the same custom peer group, as determined at the end of the three-year performance period ending December 31, 2025.
Our total stockholder return was at the 52.6th percentile of the peer group for the three-year performance period ended December 31, 2025, resulting in a vesting level of 107.5%. In determining the total payout level, achievement of this performance metric is weighted at 55%, resulting in a weighted vesting of 59.125%. WEC Energy Group's utility subsidiaries achieved an adjusted weighted-average ROE of 10.13% for 2025, meaning that WEC Energy Group's performance against the ROE targets for each of the three years in the performance period resulted in a vesting level of 200% for each such year. In determining the total payout level, achievement of this performance metric is weighted at 45%, resulting in a weighted vesting of 90%. Our P/E ratio for the three-year performance period ended December 31, 2025 compared to the peer group was in the first quartile, resulting in an increase of 25% in the total vesting percentage of performance units and a total vesting percentage of 174.125% for the 2023 performance units. The actual payouts were determined by multiplying the number of vested performance units by the closing price of our common stock ($105.46) on December 31, 2025, the last trading day of the performance period. The actual payout to each NEO is reflected in the “Option Exercises and Stock Vested for Fiscal Year 2025” table.
COMPENSATION RECOUPMENT POLICY
Pursuant to Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (“Rule 10D-1”) and NYSE Listed Company Manual Section 303A.14, the Compensation Committee has adopted a clawback policy (the "Clawback Policy") that provides for the recoupment of incentive-based compensation in the event WEC Energy Group is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Pursuant to the Clawback Policy, the Compensation Committee will recover from any current or former executive officer who has received incentive-based compensation during the three completed fiscal years immediately preceding the date on which the Board, or committee thereof, concludes (or reasonably should have concluded) that WEC Energy Group is required to prepare the accounting restatement, any portion of the incentive-based compensation paid in excess of what would have been paid to the executive officer under the restated financial results.

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In addition, the Company may also recover from any officer, including an executive officer, that is terminated for cause or that violates a noncompetition or other restrictive covenant, incentive-based compensation received within three years prior to such termination or violation. We believe that officers engaging in conduct that is fraudulent, harmful to the Company's reputation or otherwise materially violates the Company's policies would lead to "for cause" termination.
STOCK OWNERSHIP GUIDELINES
The Compensation Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by officers who participate in the program, including the NEOs. Accordingly, the Compensation Committee has implemented stock ownership guidelines requiring officers who participate in the long-term incentive program to hold an amount of Company common stock and other equity-related Company securities that varies depending upon such officer's level.
In addition to shares owned outright, holdings of each of the following are included in determining compliance with our stock ownership guidelines: restricted stock; WEC Energy Group phantom stock units held in the Executive Deferred Compensation Plan and Non-Qualified Retirement Savings Plan; WEC Energy Group stock held in WEC Energy Group's 401(k) plans; and shares held in a brokerage account, jointly with an immediate family member or in a trust.
The guidelines require each executive officer, including the NEOs, to acquire (generally within five years of appointment as an executive officer) and hold common stock and other equity-related securities of the Company having a minimum fair market value ranging from 250% to 600% of base salary. As a result of its decision in October 2023 to remove unvested performance units at target from the definition of stock holdings, the Compensation Committee determined that executive officers, including the NEOs, will have five years from that date to comply with these revised guidelines.
The Compensation Committee annually reviews whether executive officers are in compliance with these guidelines. The last review was completed in October 2025. The Compensation Committee determined that all NEOs are in compliance, or making sufficient progress towards compliance, with these guidelines.
The Compensation Committee believes these stock ownership guidelines discourage unreasonable risk-taking by Company officers.
PROHIBITION ON HEDGING AND PLEDGING
WEC Energy Group’s Corporate Securities Trading Policy prohibits Directors and active employees (including officers) or any of their designees from using any strategies or products (including derivatives, short-selling techniques, prepaid variable forward contracts, equity swaps, collars, and exchange funds) that hedge or offset, or are designed to hedge or offset, any potential changes in the value of WEC Energy Group’s common stock. The policy applies to WEC Energy Group common stock granted to the employees or Directors by the Company as part of their compensation or held directly or indirectly by employees or Directors. The policy also prohibits the holding of WEC Energy Group securities in a margin account, as well as the pledging of WEC Energy Group securities as collateral for a loan.
LIMITED TRADING WINDOWS
Officers, including the NEOs, other identified employees, and the Company’s Directors may only transact in WEC Energy Group securities during approved trading windows after satisfying mandatory pre-clearance requirements, or subject to a 10b5-1 trading plan approved and entered into during an open trading window.
RETIREMENT PROGRAMS
We also maintain retirement plans in which our NEOs participate: a defined benefit pension plan of the cash balance type, a supplemental pension plan, individual letter agreements with some of the NEOs, a 401(k) plan, and a non-qualified retirement savings plan. We believe our retirement plans are a valuable benefit in the attraction and retention of our employees, including the NEOs. We believe that providing a foundation for long-term financial security for our employees, beyond their employment with the Company, is a valuable component of our overall compensation program which will inspire increased loyalty and improved performance. For more information about our retirement plans, see "Pension Benefits at Fiscal Year-End 2025" and "Retirement Plans" beginning on page P-61.
OTHER BENEFITS, INCLUDING PERQUISITES
We provide our executive officers, including the NEOs, with employee benefits and a limited number of perquisites. Except as specifically noted elsewhere in this proxy statement, the employee benefits programs in which executive officers participate (which provide benefits such as medical coverage, retirement benefits, annual contributions to a qualified savings plan, and moving and relocation costs) are generally the same programs offered to substantially all of the Company’s management employees.
The perquisites made available to executive officers include financial planning, membership in a service that provides health care and safety management when traveling outside the United States, reimbursement for expenses related to annual physical exam costs not covered by insurance, and limited spousal travel for business purposes. The Company also pays periodic dues and fees for club memberships for designated officers. Mr. Garvin is the only NEO eligible for the club membership perquisite.
We customarily review market data regarding executive perquisite practices on an annual basis. For 2025, the Compensation Committee again reviewed our package of perquisites with FW Cook and decided not to make any changes. WEC Energy Group has a legacy group of executives who are still eligible for gross-ups and not subject to the Company's tax gross-up policy described below. We reimburse those executives for taxes paid on income attributable to the financial planning benefits provided to the executives only if

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the executive uses either of the Company’s identified preferred providers, Annex Wealth Management or AYCO. We believe the use of the preferred financial advisers provides administrative benefits and eases communication between Company personnel and the financial advisers.
We pay periodic dues and fees for certain club memberships as we have found that the use of these facilities helps foster better customer and community relationships. Officers, including the NEOs, are expected to use clubs for which the Company pays dues primarily for business purposes. We do not pay any additional expenses incurred for personal use of these facilities, and officers are required to reimburse the Company to the extent that it pays for any such personal use. We do not permit personal use of the airplane available to the Company. We do allow spousal travel if an executive’s spouse is accompanying the executive on business travel and the airplane is not fully utilized by Company personnel. There is no incremental cost to the Company for this travel, other than the reimbursement for taxes paid on imputed income attributable to the executives for this perquisite, as the airplane cost is the same regardless of whether or not an executive’s spouse travels. Any tax reimbursement is subject to the Company’s Tax Gross-Up Policy discussed below.
In addition, each of our executive officers is eligible to participate in an officer life insurance benefit. If an executive officer chooses to participate, upon such officer’s death while employed by the Company, a benefit is paid to his or her designated beneficiary in an amount equal to the value of three times the officer’s base salary at the time of death.
TAX GROSS-UP POLICY
The Compensation Committee adopted a formal policy that prohibits entry into any contract, agreement, or arrangement with any officer of the Company that obligates the Company to pay directly or reimburse the officer for any portion of the officer’s individual tax liability for benefits provided by the Company. Excluded from this policy are (1) agreements or arrangements entered into prior to December 2014 when the policy was adopted, (2) agreements or arrangements entered into prior to, and assumed by the Company in connection with, any merger or acquisition, or (3) plans or policies applicable to Company employees generally.
SEVERANCE BENEFITS AND CHANGE IN CONTROL
None of the NEOs have entered into an employment agreement that provides for severance and change in control benefits. However, they are eligible to participate in the Company's Severance Pay Plan. For a discussion of the severance benefits available to our executive officers generally, see “Potential Payments upon Termination or Change in Control" located on page P-65.
In addition, our supplemental pension plan provides that in the event of a change in control, participants will be entitled to a lump sum payment of amounts due under the plan if employment is terminated within 18 months of the change in control.
IMPACT OF PRIOR COMPENSATION
The Compensation Committee does not believe it is appropriate to consider the amounts realized or realizable from prior incentive compensation awards when establishing future levels of short-term and long-term incentive compensation.
TAX AND ACCOUNTING CONSIDERATIONS
When reviewing and adjusting the Company’s compensation program, the Compensation Committee considers factors that may have an impact on the Company’s financial performance, including tax and accounting rules. Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that the Company pays to certain covered employees, generally including the NEOs, to
$1 million in any year per person. Although the Compensation Committee takes into consideration the provisions of Section 162(m), it believes that maintaining tax deductibility is only one consideration among many in the design of an effective executive compensation program. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee
Ulice Payne, Jr., Committee Chair William M. Farrow III Thomas K. Lane

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Executive Compensation Tables

The following table summarizes total compensation awarded to, earned by, or paid to WEC Energy Group’s Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO"), and each of the other individuals identified in the table below (the “NEOs”).

SUMMARY COMPENSATION TABLE

							(6)
Name and Principal Position	Year	Salary	Bonus	(3) Stock Awards	(4) Option Awards	(5) Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	(7)(8) All Other Compensation	Total	Total Without Change in Pension Value
		($)	($)	($)	($)	($)	($)	($)	($)	($)
Scott J. Lauber President and CEO	2025	1,205,700	—	5,405,848	990,235	3,535,789	486,414	564,506	12,188,492	11,811,163
	2024	1,148,320	—	4,633,847	884,488	3,282,992	464,243	534,201	10,948,091	10,615,694
	2023	1,085,199	—	3,461,002	905,967	3,145,494	449,977	504,540	9,552,179	9,230,552
Xia Liu Executive Vice President and CFO	2025	873,385	—	1,779,857	326,044	1,501,420	70,632	542,451	5,093,789	5,093,789
	2024	841,853	—	1,769,361	337,721	1,461,279	53,671	500,747	4,964,632	4,964,632
	2023	803,226	—	1,485,174	388,761	1,330,391	26,767	474,059	4,508,378	4,508,378
Michael W. Hooper(1) Executive Vice President and COO	2025	690,801	—	1,081,718	198,142	1,232,722	70	439,918	3,643,371	3,643,371
	2024	525,772	195,355 (2)	939,172	177,158	424,898	—	438,363	2,700,718	2,700,718
Margaret C. Kelsey Executive Vice President, General Counsel and Corporate Secretary	2025	664,661	—	948,123	173,677	1,008,182	3,372	181,503	2,979,518	2,979,518
	2024	640,665	—	915,594	174,766	981,229	991	171,772	2,885,017	2,885,017
	2023	611,271	—	753,455	197,171	949,173	7,625	168,789	2,687,484	2,687,484
Robert M. Garvin Executive Vice President - External Affairs	2025	612,789	—	868,419	159,075	923,403	172,259	100,347	2,836,292	2,684,958
	2024	577,692	—	822,725	157,043	881,760	161,037	63,653	2,663,910	2,529,110
	2023	547,418	—	670,539	175,535	788,508	156,520	67,336	2,405,856	2,278,785
Note: In order to show the effect that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, we have included an additional column to show total compensation minus the change in pension value. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. The change in pension value is subject to many external variables, such as interest rates, that are not related to Company performance. Therefore, we believe that total compensation minus the change in pension value provides helpful additional information for comparative purposes.
(1)    Mr. Hooper joined the Company effective April 1, 2024. Therefore, no information has been provided for 2023.
(2)    Reflects the adjustment made by the Compensation Committee to Mr. Hooper's 2024 STPP award to recognize Mr. Hooper's significant individual contributions to WEC Energy Group's overall performance in 2024.
(3)    The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of performance units and/or restricted stock awarded to each NEO in the respective year for which such amounts are reported. The amounts reported for the performance units are based upon the probable outcome as of the grant date of associated performance and market conditions, and are consistent with our estimate, as of the grant date, of aggregate compensation cost to be recognized over the three-year performance period. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon the Company’s performance and the executive’s number of additional years of service with the Company.
The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance and excluding any performance units resulting from short-term dividend equivalents, for each of Messrs. Lauber, Hooper, and Garvin, and Mmes. Liu and Kelsey, is $8,267,801, $1,654,392, $1,328,203, $2,722,212, and $1,450,170, respectively, for the 2025 awards. The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance and excluding any performance units resulting from short-term dividend equivalents for each of Messrs. Lauber, Hooper, and Garvin, and Mmes. Liu and Kelsey, is $7,087,140, $1,436,399, $1,258,326, $2,706,132, and $1,400,351, respectively, for the 2024 awards. See “Option Exercises and Stock Vested For Fiscal Year 2025” for the amount of the actual payout with respect to the 2023 award of performance units.
(4)    The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of options awarded to each NEO in the respective year for which such amounts are reported. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon Company performance. In accordance with FASB ASC Topic 718, we made certain assumptions in our calculation of the grant date fair value of the stock options. See “Stock Options” in Note 1(n) -- Stock-Based Compensation, in the Notes to Consolidated Financial Statements in our 2025 Annual Report on Form 10-K for a description of these assumptions. For 2025, the assumptions made in connection with the valuation of the stock options are the same as described in Note 1(n).
(5)    Consists of the annual incentive compensation earned under WEC Energy Group’s STPP. For Mr. Hooper, this represents a prorated amount for 2024 to reflect his April 2024 start date.
(6)    The amounts reported for 2025, 2024, and 2023 reflect the aggregate change in the actuarial present value of each applicable NEO’s accumulated benefit under all defined benefit plans from December 31, 2024 to December 31, 2025, December 31, 2023 to December 31, 2024, and December 31, 2022 to December 31, 2023, respectively. The amounts reported for all years also include above-market earnings on compensation that is deferred by the NEOs into the Prime Rate Fund under WEC Energy Group’s Executive Deferred Compensation Plan and, for Mr. Hooper, under the WEC Energy Group Non-Qualified Retirement Savings Plan. Above-market earnings represent the difference between the interest rate used to calculate earnings under the

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respective Plans and 120% of the applicable federal long-term rate prescribed by the Internal Revenue Code. The amounts earned for 2025 are shown below.

Name	Change in Pension Value	Non-Qualified Deferred Compensation Earnings	Total
	($)	($)	($)
Scott J. Lauber	377,329	109,085	486,414
Xia Liu	—	70,632	70,632
Michael W. Hooper	—	70	70
Margaret C. Kelsey	—	3,372	3,372
Robert M. Garvin	151,334	20,925	172,259

For 2025, 2024, and 2023, the applicable discount rate used to value pension plan liabilities moved from 5.70% to 5.50%, 5.20% to 5.70%, and 5.50% to 5.20%, respectively. As the discount rate increases, the Company’s pension funding obligation decreases, and vice versa. The changes in the actuarial present values of the NEOs’ pension benefits do not constitute cash payments to the NEOs.
(7)    During 2025, each NEO received financial planning services and the cost of an annual physical exam; Mr. Lauber and Ms. Liu were provided with membership in a service that provides healthcare and safety management when traveling outside the United States. Mr. Garvin received reimbursement of dues and fees for club memberships.
(8)    All Other Compensation for Messrs. Lauber, Hooper, and Garvin, and Mmes. Liu and Kelsey, for 2025 also consists of:
•Employer matching of contributions into the WEC Energy Group 401(k) plan in the amount of $14,000 for each NEO;
•Employer contributions into the WEC Energy Group 401(k) plan in the amount of $21,000 for Mr. Hooper, and Mmes. Liu and Kelsey, and into the WEC Energy Group Non-Qualified Retirement Savings Plan in the amount of $118,322 for Ms. Liu, $58,378 for Mr. Hooper, and $77,177 for Ms. Kelsey. These payments are in lieu of participation in the Company’s pension plan;
•“Make-whole” payments under the Executive Deferred Compensation Plan that provides a match at the same level as the WEC Energy Group 401(k) plan (4% for up to 7% of wages) for all deferred salary and bonus not otherwise eligible for a match in the amounts of $164,836 for Mr. Lauber, $78,882 for Ms. Liu, $24,540 for Mr. Hooper, $51,451 for Ms. Kelsey, and $45,258 for Mr. Garvin;
•Retention credit contributed to a nonqualified account in the amount of $347,288 for Mr. Lauber. See "Mr. Lauber's Retention Agreement" on page P-62 for a description of this benefit;
•Retirement income supplement contributed to a nonqualified account in the amount of $286,526 for Ms. Liu. See "Ms. Liu's Retirement Income Supplement" on page P-62 for a description of this benefit;
•Employer contribution into the Executive Deferred Compensation Plan in the amount of $300,000 for Mr. Hooper. See "Mr. Hooper's EDCP Contribution Agreement" on page P-62 for a description of this benefit; and
•Tax reimbursements or “gross-ups” for all applicable perquisites in the amount of $15,333 and $19,312 for Messrs. Lauber and Garvin, respectively.

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GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2025
The following table shows additional data regarding incentive plan awards to the NEOs for 2025.

Name	Grant Date	Action Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards (5)		Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		Number of Securities Underlying Options (#)	Exercise or Base Price (6) ($/Sh)
Scott J. Lauber	1/16/25	—	431,194	1,724,775	3,622,028	—	—	—	—	—	—	—
	1/2/25	12/5/24	—	—	—	1,749	43,723	87,446	—	—	—	4,133,900
	1/2/25	12/5/24	—	—	—	—	—	—	13,453	—	—	1,271,948
	1/2/25	12/5/24	—	—	—	—	—	—	—	54,319	94.5475	990,235
Xia Liu	1/16/25	—	183,100	732,400	1,538,040	—	—	—	—	—	—	—
	1/2/25	12/5/24	—	—	—	576	14,396	28,792	—	—	—	1,361,106
	1/2/25	12/5/24	—	—	—	—	—	—	4,429	—	—	418,751
	1/2/25	12/5/24	—	—	—	—	—	—	—	17,885	94.5475	326,044
Michael W. Hooper	1/16/25	—	149,696	598,784	1,257,446	—	—	—	—	—	—	—
	1/2/25	12/5/24	—	—	—	350	8,749	17,498	—	—	—	827,196
	1/2/25	12/5/24	—	—	—	—	—	—	2,692	—	—	254,522
	1/2/25	12/5/24	—	—	—	—	—	—	—	10,869	94.5475	198,142
Margaret C. Kelsey	1/16/25	—	122,949	491,796	1,032,772	—	—	—	—	—	—	—
	1/2/25	12/5/24	—	—	—	307	7,669	15,338	—	—	—	725,085
	1/2/25	12/5/24	—	—	—	—	—	—	2,359	—	—	223,038
	1/2/25	12/5/24	—	—	—	—	—	—	—	9,527	94.5475	173,677
Robert M. Garvin	1/16/25	—	112,610	450,441	945,926	—	—	—	—	—	—	—
	1/2/25	12/5/24	—	—	—	281	7,024	14,048	—	—	—	664,102
	1/2/25	12/5/24	—	—	—	—	—	—	2,161	—	—	204,317
	1/2/25	12/5/24	—	—	—	—	—	—	—	8,726	94.5475	159,075

(1)    On December 5, 2024, the Compensation Committee awarded the annual 2025 stock option, restricted stock, and performance unit grants effective the first trading day of 2025 (January 2, 2025).
(2)    Non-equity incentive plan awards consist of annual incentive awards under WEC Energy Group’s STPP. For a more detailed description of the STPP, see the Compensation Discussion and Analysis.
(3)    Consists of performance units awarded under the WEC Energy Group Performance Unit Plan. WEC Energy Group’s Performance Unit Plan provides for short-term dividend equivalents. The number of performance units awarded will be increased as of any date that WEC Energy Group declares a cash dividend on its common stock by the amount of short-term dividend equivalents awarded. In effect, short-term dividend equivalents will be credited and accumulated as reinvested dividends on each performance unit so that the performance units and accumulated dividends will be paid out at the end of the performance units’ three-year performance period, contingent upon the Company’s performance. Therefore, the number of performance units reported at each of the threshold, target, and maximum levels in this table will increase by the number of short-term dividend equivalents earned. For a more detailed description of the performance units and short-term dividend equivalents, see the Compensation Discussion and Analysis.
(4)    Consists of restricted stock awarded under the Omnibus Stock Incentive Plan. For a more detailed description of the terms of the restricted stock, see the Compensation Discussion and Analysis.
(5)    Consists of non-qualified stock options to purchase shares of WEC Energy Group common stock pursuant to the Omnibus Stock Incentive Plan. For a more detailed description of the terms of the options, see the Compensation Discussion and Analysis.
(6)    The exercise price of the option awards is equal to the fair market value of WEC Energy Group’s common stock on the date of grant. Fair market value is the average of the high and low prices of WEC Energy Group common stock, which is listed on the New York Stock Exchange, reported by Bloomberg L.P. on the grant date.

WEC Energy Group	P-58	2026 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2025
The following table reflects the number and value of exercisable and unexercisable options as well as the number and value of other equity awards held by the NEOs at fiscal year-end 2025.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2) (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3) ($)
Scott J. Lauber	8,089	—	—	58.305	1/3/27	—	—	—	—
	26,465	—	—	66.015	1/2/28	—	—	—	—
	30,560	—	—	68.175	1/2/29	—	—	—	—
	32,420	—	—	91.4875	1/2/30	—	—	—	—
	5,750	—	—	88.5475	7/1/30	—	—	—	—
	46,647	—	—	91.06	1/4/31	—	—	—	—
	58,121	—	—	96.035	1/3/32	—	—	—	—
	—	46,270	—	93.69	1/3/33	—	—	—	—
	—	54,598	—	85.045	1/2/34	—	—	—	—
	—	54,319	—	94.5475	1/2/35	—	—	—	—
	—	—	—	—	—	24,310	2,563,733	—	—
	—	—	—	—	—	—	—	44,737	9,435,928
	—	—	—	—	—	—	—	45,193	9,532,213
Xia Liu	36,705	—	—	92.315	6/1/30	—	—	—	—
	37,830	—	—	91.06	1/4/31	—	—	—	—
	29,331	—	—	96.035	1/3/32	—	—	—	—
	—	19,855	—	93.69	1/3/33	—	—	—	—
	—	20,847	—	85.045	1/2/34	—	—	—	—
	—	17,885	—	94.5475	1/2/35	—	—	—	—
	—	—	—	—	—	8,685	915,920	—	—
	—	—	—	—	—	—	—	17,082	3,602,935
	—	—	—	—	—	—	—	14,880	3,138,490
Michael W. Hooper	—	11,121	—	81.663	4/1/34	—	—	—	—
	—	10,869	—	94.5475	1/2/35	—	—	—	—
	—	—	—	—	—	4,496	474,148	—	—
	—	—	—	—	—	—	—	9,343	1,970,731
	—	—	—	—	—	—	—	9,043	1,907,350
Margaret C. Kelsey	18,380	—	—	66.015	1/2/28	—	—	—	—
	20,147	—	—	68.175	1/2/29	—	—	—	—
	20,477	—	—	91.4875	1/2/30	—	—	—	—
	21,072	—	—	91.06	1/4/31	—	—	—	—
	16,181	—	—	96.035	1/3/32	—	—	—	—
	—	10,070	—	93.69	1/3/33	—	—	—	—
	—	10,788	—	85.045	1/2/34	—	—	—	—
	—	9,527	—	94.5475	1/2/35	—	—	—	—
	—	—	—	—	—	4,551	479,948	—	—
	—	—	—	—	—	—	—	8,840	1,864,427
	—	—	—	—	—	—	—	7,927	1,671,963
Robert M. Garvin	14,705	—	—	66.015	1/2/28	—	—	—	—
	14,931	—	—	68.175	1/2/29	—	—	—	—
	15,471	—	—	91.4875	1/2/30	—	—	—	—
	15,944	—	—	91.06	1/4/31	—	—	—	—
	14,128	—	—	96.035	1/3/32	—	—	—	—
	—	8,965	—	93.69	1/3/33	—	—	—	—
	—	9,694	—	85.045	1/2/34	—	—	—	—
	—	8,726	—	94.5475	1/2/35
	—	—	—	—	—	4,127	435,233	—	—
	—	—	—	—	—	—	—	7,943	1,675,338
	—	—	—	—	—	—	—	7,260	1,531,279
(1)    All options reported in this column were granted ten years prior to their respective expiration date and vest 100% on the third anniversary of the grant date.
(2)    Effective January 3, 2023, Messrs. Lauber and Garvin, and Mmes. Liu and Kelsey, were granted restricted stock awards of 6,926; 1,342; 2,972; and 1,507 shares, respectively, which began vesting in three equal annual installments on January 3, 2024. Effective January 2, 2024, Messrs. Lauber and Garvin, and Mmes. Liu and Kelsey, were granted restricted stock awards of 12,820; 2,276; 4,895; and 2,533 shares, respectively, which began vesting in three equal annual installments on January 2, 2025. Effective April 1, 2024, Mr. Hooper was granted a restricted stock award of 2,706 shares, which began vesting in three equal annual installments on April 1, 2025. Effective January 2, 2025, Messrs. Lauber, Hooper and Garvin, and Mmes. Liu and Kelsey, were granted restricted stock awards of 13,453; 2,692; 2,161; 4,429; and 2,359 shares, respectively, which began vesting in three equal installments on January 2, 2026. Vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability, or by action of the Compensation Committee.
(3)    The number of performance units reported were awarded in 2024 (first line) and 2025 (second line) and vest at the end of the three-year performance period ending December 31, 2026 and December 31, 2027, respectively. The number of performance units reported and their corresponding value are based upon

WEC Energy Group	P-59	2026 Proxy Statement

a payout at the maximum amount for both plan years. The number and value of the 2024 and 2025 performance units includes performance units resulting from the grant of short-term dividend equivalents.

Policy on Timing of Option Grants
The Company does not grant equity awards in anticipation of the release of material non-public information (“MNPI”), and it does not time the release of MNPI for the purpose of affecting the value of executive compensation. Although the Company has not adopted a predetermined schedule for the granting of option and other equity awards, it is the Compensation Committee’s long standing practice to approve annual equity awards at its regularly-scheduled meeting held in December of each year. The effective grant date of these awards is the first trading day of the year immediately following the award. The Compensation Committee may also grant option and other equity awards to individuals upon hire or promotion to executive officer positions or appointment to the Board.

The timing of the annual option and other equity awards approved by the Compensation Committee on December 5, 2024, with a grant date of January 2, 2025 (the first trading day of the year), was consistent with long standing practice and not tied to the timing of any release of MNPI.

During 2025, the options listed below had a grant date within 4 business days prior to the filing or furnishing of a Form 8-K.

Name	Grant Date	Number of securities underlying the award (#)	Exercise price of the award ($)	Grant date fair value of the award ($)
Percentage change in the closing market price of the securities underlying the award between the trading day ending immediately prior to the disclosure of MNPI and the trading day beginning immediately following the disclosure of MNPI

Scott J. Lauber	1/2/2025	54,319	94.548	18.23	(0.6)%
Xia Liu	1/2/2025	17,885	94.548	18.23	(0.6)%
Michael W. Hooper	1/2/2025	10,869	94.548	18.23	(0.6)%
Margaret C. Kelsey	1/2/2025	9,527	94.548	18.23	(0.6)%
Robert M. Garvin	1/2/2025	8,726	94.548	18.23	(0.6)%

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2025
This table shows the number and value of (1) stock options that were exercised by the NEOs, (2) restricted stock awards that vested, and (3) performance units that vested in 2025.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3)(4) ($)
Scott J. Lauber	9,231	485,296	8,419	794,451
			58,198	6,137,544
Xia Liu	—	—	3,548	334,740
			24,974	2,633,735
Michael W. Hooper	—	—	902	97,989
			—	—
Margaret C. Kelsey	—	—	1,858	175,292
			12,671	1,336,294
Robert M. Garvin	14,185	706,442	1,652	155,860
			11,275	1,189,066

(1)    Value realized upon the exercise of options is determined by multiplying the number of shares received upon exercise by the difference between the market price of WEC Energy Group common stock at the time of exercise and the exercise price.
(2)    Reflects the number of shares of restricted stock that vested in 2025 (first line) and the number of performance units that vested as of December 31, 2025, the end of the applicable three-year performance period (second line). The performance units were settled in cash. Subject to very limited exceptions, restricted stock awarded to the Company's executive officers, including the NEOs, is subject to a minimum one-year holding period following the vesting date.
(3)    Restricted stock value realized is determined by multiplying the number of shares of restricted stock that vested by the fair market value of
WEC Energy Group common stock on the date of vesting. We compute fair market value as the average of the high and low prices of WEC Energy Group common stock reported by Bloomberg L.P. on the vesting date.
(4)    Performance units value realized is determined by multiplying the number of performance units that vested by the closing market price of WEC Energy Group common stock on December 31, 2025, the last trading day of the year.

WEC Energy Group	P-60	2026 Proxy Statement

PENSION BENEFITS AT FISCAL YEAR-END 2025
The following table sets forth information for each NEO regarding their pension benefits at fiscal year-end 2025 under WEC Energy Group’s three different retirement plans discussed below.

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (3) ($)	Payments During Last Fiscal Year ($)
Scott J. Lauber	WEC Energy Group Plan	35.50	715,948	—
	SERP	35.50	1,580,205	—
	Individual Letter Agreement	—	—	—
Xia Liu(2)	WEC Energy Group Plan	—	—	—
	SERP	—	—	—
	Individual Letter Agreement	—	—	—
Michael W. Hooper(2)	WEC Energy Group Plan	—	—	—
	SERP	—	—	—
	Individual Letter Agreement	—	—	—
Margaret C. Kelsey(2)	WEC Energy Group Plan	—	—	—
	SERP	—	—	—
	Individual Letter Agreement	—	—	—
Robert M. Garvin	WEC Energy Group Plan	14.67	365,952	—
	SERP	14.67	864,874	—
	Individual Letter Agreement	14.67	104,963	—
(1)Years of service are computed as of December 31, 2025, the pension plan measurement date used for financial statement reporting purposes.
(2)Mr. Hooper and Mmes. Liu and Kelsey are not eligible to receive pension benefits under the WEC Energy Group Plan.
(3)The key assumptions used in calculating the actuarial present values reflected in this column are:
•Earliest projected unreduced retirement age based upon projected service:
–For Mr. Lauber, age 60.33.
–For Mr. Garvin, age 59.42.
•Discount rate of 5.50%.
•Cash balance interest crediting rate of 5.00%.
•Form of payment:
–Mr. Lauber: WEC Energy Group Plan 60% lump sum / 40% life annuity; SERP - Ten Year Annual Installment
–Mr. Garvin: WEC Energy Group Plan 60% lump sum / 40% life annuity; SERP and ILA - Five Annual Installments
•Mortality Table for life annuity - Pri-2012/Male/White Collar as published by the Society of Actuaries with modified MP2020 projection.
RETIREMENT PLANS
WEC Energy Group maintains four different plans providing for retirement payments and benefits for the NEOs: a defined benefit pension plan of the cash balance type (“WEC Energy Group Plan”); a supplemental executive retirement plan (“SERP”); ILAs; and the WEC Energy Group Retirement Savings Plan, which is a 401(k) plan, for those individuals who are not eligible to participate in the WEC Energy Group Plan. The compensation considered for purposes of the retirement plans for Messrs. Lauber and Garvin is $4,023,804 and $1,377,732 respectively, of which $350,000 is applied to the WEC Energy Group Plan and the remainder to the SERP. These amounts represent their 2025 base salary, plus their 2024 STPP award paid in 2025. As of December 31, 2025, Messrs. Lauber and Garvin currently have 35.50 and 14.67 credited years of service, respectively, under the various plans described below. Messrs. Lauber and Garvin were not granted additional years of credited service. See below for a discussion of the contributions made to the WEC Energy Group Retirement Savings Plan on behalf of Mr. Hooper and Mmes. Liu and Kelsey, who do not participate in the WEC Energy Group Plan.
The WEC Energy Group Plan
Many of our regular full-time and part-time employees, including Messrs. Lauber and Garvin, participate in the WEC Energy Group Plan. The WEC Energy Group Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance.
Upon switching to a cash balance plan effective January 1, 1996, through 2007 participants' balances received annual credits to the account equal to 5% of base pay (including WEC Energy Group 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%. From 2008 through 2013, the interest credit percentage was set at either the long-term corporate bond third segment rate, published by the Internal Revenue Service, or 4%, whichever was greater.
Effective January 1, 2014, participants receive an annual credit to the account equal to 6% of base pay (including WEC Energy Group 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to a 5% fixed rate. For participants in the WEC Energy Group Plan on December 31, 2007 and December 31, 2013, their WEC Energy Group Plan benefit will never be less than the benefit accrued as of December 31, 2007 and December 31, 2013, respectively. The WEC Energy Group Plan benefit will be calculated under all three formulas to provide participants with the greater benefit; however, in calculating a participant’s benefit accrued as of December 31, 2007 and December 31, 2013, interest credits as defined under each of the prior WEC Energy Group Plan formulas will be taken into account but not any additional pay credits.
The life annuity payable under the WEC Energy Group Plan is determined by converting the hypothetical account balance credits into annuity form.

WEC Energy Group	P-61	2026 Proxy Statement

Under the WEC Energy Group Plan, participants receive unreduced pension benefits upon reaching one of the following three thresholds: (1) age 65; (2) age 62 with 30 years of service; or (3) age 60 with 35 years of service.
Pursuant to the Internal Revenue Code, only $350,000 of pension eligible earnings (base pay and annual incentive compensation) could be considered for purposes of the WEC Energy Group Plan in 2025.
Supplemental Executive Retirement Plans and Individual Letter Agreements
Designated officers of WEC Energy Group, including Messrs. Lauber and Garvin, participate in the SERP, which is part of the Supplemental Pension Plan (the “SPP”) adopted to comply with Section 409A of the Internal Revenue Code. The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, in an amount equal to the difference between the actual pension benefit payable under the WEC Energy Group Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation, including amounts deferred to the WEC Energy Group Executive Deferred Compensation Plan. Except for a “change in control” of WEC Energy Group, as defined in the SPP, and pursuant to the terms of the ILAs discussed below, no payments are made until after the participant’s retirement at or after age 60 or death. If a participant in the SERP dies prior to age 60, his or her beneficiary is entitled to receive retirement benefits under the SERP.
The Company entered into an agreement with Mr. Garvin when he was hired in April 2011 that provides for a supplemental pension benefit account, which was credited with $50,000. This account is credited with interest annually at the same rate as the WEC Energy Group Plan. The account balance vested in April 2021, when Mr. Garvin completed 10 years of service. The purpose of this agreement was to ensure that Mr. Garvin did not lose pension earnings by joining the executive management team at WEC Energy Group he otherwise would have received from his former employer. Without providing a means to retain these pension benefits, it would have been difficult for WEC Energy Group to attract him.
The SPP provides for a mandatory lump sum payment upon a change in control if the executive’s employment is terminated within 18 months after the change in control. The Wisconsin Energy Corporation 2014 Rabbi Trust, a grantor trust, funds certain non-qualified benefits, including the SPP and the ILAs, as well as the Executive Deferred Compensation Plan and the Directors’ Deferred Compensation Plan. See “Potential Payments upon Termination or Change in Control” later in this proxy statement for additional information.
Mr. Lauber's Retention Agreement
Due to unforeseen medical circumstances in 2017 involving the Company’s then-CEO, the Company, under the Board’s careful oversight, was required to adjust its CEO succession plan and accelerate the development of the next generation of Company leadership.
With his appointment, effective February 1, 2022, Mr. Lauber became the Company’s fourth CEO in six years. In order to provide sufficient time for longer term succession planning, the Compensation Committee determined it was in the Company’s best interest to incentivize Mr. Lauber, age 56 at that time, to remain with the Company until his retirement.
On February 21, 2022, the Company and Mr. Lauber entered into a letter agreement, which was approved by the Compensation Committee after consideration of input from FW Cook. Pursuant to the terms of this agreement, the Company began crediting an annual contribution of $300,000 to a nonqualified account on February 21, 2022. So long as Mr. Lauber remains employed by the Company, an additional $300,000 will be credited annually on February 1, until a maximum of 10 contributions have been made. In addition, the account will be credited with interest at a rate of 5% annually, which is equivalent to the interest crediting rate under the Company’s cash balance pension plan. The account would vest upon the sixth such contribution, at which time Mr. Lauber will be 61, or upon Mr. Lauber’s death or disability.
Ms. Liu's Retirement Income Supplement
WEC Energy Group entered into an employment agreement with Ms. Liu when she commenced employment in June 2020 that provides for a retirement income supplement. Pursuant to the agreement, WEC Energy Group credits $225,000 annually to a nonqualified account. The annual credit plus interest will continue until the year in which Ms. Liu ceases employment or reaches age 62. The balance at separation or age 62 will be frozen and will not exceed $3,000,000. Effective January 1 of each year, the account will be credited with interest at the annual average prime rate, not to exceed 5%. Amounts credited to the account vest at age 55, and will be distributed at Ms. Liu’s retirement or other separation. Ms. Liu turned 55 in January 2025. Administration of this benefit is intended to comply with Section 409A of the Internal Revenue Code. The purpose of providing this benefit under Ms. Liu's agreement was to ensure that she did not lose retirement benefits by joining the executive management team at the Company she otherwise would have accrued and received from her former employer.
Mr. Hooper's Executive Deferred Compensation Plan Agreement
Pursuant to the employment agreement entered into with Mr. Hooper, effective March 7, 2024, the Company credits $300,000 annually to the Executive Deferred Compensation Plan (the "EDCP Credit"). The annual Company credit is invested in the account that tracks the performance of WEC Energy Group common stock. The Company will make a total of five annual contributions. Mr. Hooper's account balance will vest on his fifth anniversary with the Company or in the event of his death or disability. Administration of this benefit is intended to comply with Section 409A of the Internal Revenue Code. The purpose of providing this benefit under Mr. Hooper's agreement was to ensure that he did not lose retirement benefits by joining the executive management team at the Company he otherwise would have accrued and received from his former employer.

WEC Energy Group	P-62	2026 Proxy Statement

WEC Energy Group Retirement Savings Plan
Effective January 1, 2015, all newly hired management employees, including executive officers, receive an annual contribution equal to 6% of pension-eligible wages from the Company into WEC Energy Group’s 401(k) plan rather than participate in the WEC Energy Group Plan. Pension-eligible wages consist of annual base salary and STPP payouts. In connection with this plan, the Compensation Committee adopted the WEC Energy Group Non-Qualified Retirement Savings Plan which provides "make-whole" benefits to address Internal Revenue Code limits on the amount of money that can be contributed to a 401(k) plan. For additional details, see "Non-Qualified Retirement Savings Plan" below.
Mmes. Liu and Kelsey, along with Mr. Hooper, are entitled to receive Company contributions to the 401(k) plan and Non-Qualified Retirement Savings Plan.
NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2025
The following table reflects activity by the NEOs during 2025 in WEC Energy Group’s Executive Deferred Compensation Plan (the "EDCP") and Non-Qualified Retirement Savings Plan (the "NQRSP"), which are discussed below.

Name	Plan Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End (3)
		($)	($)	($)	($)	($)
Scott J. Lauber	EDCP	447,089	164,836	503,366	—	6,830,943
Xia Liu	EDCP	1,870,728	78,882	527,443	—	6,652,313
	NQRSP	—	118,322	54,264	—	480,377
Michael W. Hooper	EDCP	105,408	324,540	58,862	—	844,330
	NQRSP	—	58,378	485	—	8,285
Margaret C. Kelsey	EDCP	114,539	51,451	198,840	—	1,659,378
	NQRSP	—	77,177	70,153	—	569,017
Robert M. Garvin	EDCP	103,700	45,258	194,600	—	2,074,416
(1)All of the amounts are reported as compensation in the "Summary Compensation Table" of this proxy statement. The NQRSP contributions were earned in 2025, with the actual contribution being made in 2026.
(2)$109,085, $70, $20,925, $70,632, and $3,372 of the reported amounts, which represent above-market earnings on compensation that was deferred into the Prime Rate Fund, are reported in the "Summary Compensation Table" of this proxy statement for Messrs. Lauber, Hooper, and Garvin, and Mmes. Liu and Kelsey, respectively.
(3)$4,127,310, $300,000, $1,007,555, $3,828,580, and $886,221 of the reported amounts in the EDCP were reported as compensation in the Summary Compensation Tables in prior proxy statements for Messrs. Lauber, Hooper, and Garvin, and Mmes. Liu and Kelsey, respectively. $383,999, $436,104, and $7,800 of the reported amounts in the NQRSP were reported as compensation in the Summary Compensation Tables in prior proxy statements for Mmes. Liu and Kelsey, and Mr. Hooper, respectively.

Executive Deferred Compensation Plan
WEC Energy Group maintains two executive deferred compensation plans in which the NEOs participate: the Legacy WEC Energy Group Executive Deferred Compensation Plan (the “Legacy EDCP”), and the WEC Energy Group Executive Deferred Compensation Plan (the “EDCP”) adopted effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code. The Legacy EDCP provides that (1) amounts earned, deferred, vested, credited, and/or accrued as of December 31, 2004 are preserved and frozen (subject to appreciation in value of such amounts) so that these amounts are exempt from Section 409A and (2) no new employees may participate in the Legacy EDCP as of January 1, 2005. Since January 1, 2005, all deferrals have been made to the EDCP. Therefore, Mr. Lauber is the only NEO who participates in the Legacy EDCP. The provisions of the EDCP as in effect on December 31, 2025 are described below, as are the payout provisions of the Legacy EDCP.
The EDCP. Under the plan, a participant may defer up to 50% of his or her base salary, annual incentive compensation and vested awards of performance units. Stock option gains and vested restricted stock may not be deferred into the EDCP. Generally, deferral elections are made annually by each participant for the upcoming plan year. The Company maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, the Company may also credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching is determined by a formula taking into account the matching rate applicable under the Company’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching, and the amount of eligible compensation actually deferred. Also, in our discretion, the Company may credit any other amounts, as appropriate, to each participant’s account.
Participants may elect to participate in the WEC Energy Group Common Stock Fund and/or the Prime Rate Fund. The Company tracks each participant’s account balance as though the balance was actually invested in these funds. Fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among the two measurement funds. Contributions and deductions may be made to each participant’s account based on the performance of the measurement fund(s) elected.

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The annual rate of return for the calendar year ended December 31, 2025 for the WEC Energy Group Common Stock Fund and the Prime Rate Fund was 15.97% and 8.5%, respectively.
Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may periodically make changes to their measurement fund elections.
At the time of his or her deferral election, each participant may designate a prospective payout election for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout. Amounts deferred into the EDCP may not be withdrawn at the discretion of the participant and a change to the designated payout delays the initial payment at least five years beyond the originally designated payout date. In addition, the Company may not limit payout amounts in order to deduct such amounts under Section 162(m) of the Internal Revenue Code.
The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Disability is not itself a payment event until the participant terminates employment with WEC Energy Group or its subsidiaries. A participant’s account balance will be paid out in a lump sum if the participant separates from service with WEC Energy Group or its subsidiaries within 18 months after a change in control of WEC Energy Group, as defined in the plan. The deferred amounts will be paid out of the general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust.
The Legacy EDCP. At the time of his or her deferral election, each participant designated a prospective payout election for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout. A participant may elect, at any time, to withdraw part (a minimum of $25,000) or all of his or her account balance, subject to a withdrawal penalty of 10%. Payout amounts may be limited to the extent to which they are deductible by the Company under Section 162(m) of the Internal Revenue Code.
The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Any participant who suffers from a continued disability will be entitled to the benefits of plan participation unless and until the committee administering the plan determines that the participant has been terminated for purposes of continued participation in the plan. Upon any such determination, the disabled participant is paid out as though the participant had retired. Except in certain limited circumstances, participants’ account balances will be paid out in a lump sum (1) upon the occurrence of a change in control, as defined in the plan, or (2) upon any downgrade of the Company’s senior debt obligations to less than “investment grade.” The deferred amounts will be paid out of the general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust.
Non-Qualified Retirement Savings Plan
WEC Energy Group maintains the WEC Energy Group Non-Qualified Retirement Savings Plan (the “NQRSP”) to provide benefits to a select group of management and highly compensated employees who are subject to the maximum compensation limits and the annual benefit limits for a tax-qualified defined contribution plan as established by the Internal Revenue Service. Effective January 1, 2015, all newly hired management employees receive an annual contribution equal to 6% of pension eligible wages (annual base salary and STPP payout) from the Company into WEC Energy Group’s 401(k) plan, which is a tax-qualified defined contribution plan. The NQRSP provides “make-whole” benefits to address the Internal Revenue Code limits on the amount of money that can be contributed to the 401(k) plan. Without the NQRSP, officers would receive a lower benefit as a percent of eligible compensation than the benefit received by other participants in the 401(k) plan.
In addition to the compensation requirements, in order to be eligible to participate in the NQRSP the employee must be employed by WEC Energy Group or one of its subsidiaries on the last day of the plan year and have completed 1,000 hours of service during that year.
Participants may elect to participate in the WEC Common Stock Fund or the Prime Rate Fund. The Company tracks each participant’s account balance as though the balance was actually invested in these funds. Fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on contributed amounts until the account balance is paid out in full. Each participant may select the amounts to be allocated among the two measurement funds. Contributions and deductions may be made to each participant’s account based on the performance of the measurement fund(s) elected. The annual rate of return for the calendar year ended December 31, 2025 for the WEC Energy Group Common Stock Fund and the Prime Rate Fund was 15.97% and 8.5%, respectively.
A participant’s account vests upon the earliest to occur of (i) completion of one year of service, (ii) a change in control of WEC Energy Group, (iii) death or (iv) reaching age 59-1/2. Based upon a participant’s payout election, account balances will be paid or begin to be paid upon a participant’s separation from service or death in either a lump sum or installments of two to 10 years. In the event of a termination of employment within 18 months of a change in control of WEC Energy Group, the participant’s account balance will be paid in a lump sum. Account balances will be paid out of the general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below reflect the amount of compensation payable to each of our NEOs in the event of termination of each executive’s employment. These amounts are in addition to each NEO’s aggregate balance in the EDCP (except for Mr. Hooper's EDCP Credit, which, at this time, he is only entitled to upon termination by death or disability) and/or, as applicable the NQRSP at fiscal year-end 2025, as reported in the "Aggregate Balance at Last Fiscal Year-End" column under “Nonqualified Deferred Compensation for Fiscal Year 2025.” The amount of compensation payable to each NEO upon voluntary termination, normal retirement, for-cause termination, involuntary termination (by the Company for any reason other than cause, death or disability or by the executive for “good reason”), termination following a “change in control,” disability, and death are set forth below. The amounts shown assume that such termination was effective as of December 31, 2025 and include amounts earned through that date, and are estimates of the amounts which would be paid out to the NEOs upon termination. The amounts shown under “Normal Retirement” assume the NEOs were retirement eligible with no reduction of retirement benefits. The amounts shown under “Termination Upon a Change in Control” assume the NEOs terminated employment as of December 31, 2025, which was within 18 months of a change in control of WEC Energy Group. The amounts reported in the row titled “Retirement Plans” in each table below are not in addition to the amounts reflected under “Pension Benefits at Fiscal Year-End 2025.” The actual amounts to be paid out can only be determined at the time of an officer’s termination of employment.
Payments Made Upon Voluntary Termination or Termination for Cause, Death or Disability
In the event a NEO voluntarily terminates employment or is terminated for cause, death, or disability, the officer will receive:
•accrued but unpaid base salary and, for termination by death or disability, prorated annual incentive compensation;
•401(k) plan and EDCP account balances (Mr. Hooper would only be entitled to the EDCP Credit in the event of death or disability) and, with respect to Mmes. Liu and Kelsey, and Mr. Hooper, their Non-Qualified Retirement Savings Plan balances;
•the WEC Energy Group Plan cash balance;
•in the case of Ms. Liu, she is entitled to her retirement income supplement;
•in the case of death or disability, full vesting in all outstanding stock options, restricted stock, and performance units (otherwise, the ability to exercise already vested options within three months of termination) as well as vesting in the SERP and, with respect to Mr. Garvin, his ILA; and
•if voluntary termination occurs after age 60, such termination is treated as a normal retirement.
In addition, certain individuals designated by the Company, including the NEOs, are eligible to receive a supplemental disability benefit pursuant to the terms of the WEC Energy Group Supplemental Long-Term Disability Plan, in an amount equal to the difference between the actual amount of the benefit payable under the long term disability plan applicable to all employees and what such disability benefit would have been if calculated without regard to any limitation imposed by the broad-based plan on annual compensation recognized thereunder.
NEOs are also entitled to the value of unused vacation days, if any, and for termination by death, benefits payable under the officer life insurance benefit if the NEO participates in such benefit.
Payments Made Upon Normal Retirement
In the event of the retirement of a NEO, the officer will receive:
•accrued but unpaid base salary and prorated annual incentive compensation;
•full vesting in all outstanding stock options and a prorated amount of performance units;
•full vesting in all retirement plans, including the WEC Energy Group Plan, SERP, and, with respect to Ms. Liu and Mr. Garvin, her retirement income supplement and his ILA, respectively;
•401(k) plan and EDCP account balances (other than Mr. Hooper's EDCP Credit) and, with respect to Mmes. Liu and Kelsey, and Mr. Hooper, their Non-Qualified Retirement Savings Plan balances; and
•the value of unused vacation days, if any.
Payments Made Upon Termination of Employment in Connection with a Change in Control
Pursuant to the terms of the SPP, retirement benefits are paid to all participating NEOs upon termination of employment within 18 months of a change in control.
Pursuant to the terms of the WEC Energy Group Omnibus Stock Incentive Plan, amended and restated effective as of May 6, 2021, in the event the NEO's termination of employment occurs within 24 months following a change in control:
•all outstanding stock options will vest and become immediately exercisable, and
•all unvested shares of restricted stock will vest as of the date of termination.
Pursuant to the terms of the WEC Energy Group Performance Unit Plan, amended and restated effective as of January 1, 2023, in the event an NEO’s employment is terminated after a change in control without cause or by the NEO for good reason, all unvested performance units will vest immediately at the target 100% rate.
Ms. Liu is also entitled to receive her retirement income supplement upon termination of employment after a change in control.

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Payments under the Severance Pay Plan
None of the NEOs have entered into an agreement that provides for severance benefits upon a change in control or otherwise. These officers are eligible to participate in the Company’s Severance Pay Plan, in which all management employees are eligible to participate. In the event a participant is involuntarily terminated, other than for cause, death, disability, retirement, or resignation, the participant is entitled to receive severance pay in an amount equal to the sum of: (1) 4% of the participant’s annual base salary and target bonus, plus (2) 4% of the participant’s annual base salary and target bonus multiplied by his or her completed years of service with the Company. The maximum amount of severance pay that can be received under the plan is twelve months of a participant’s annual base salary and target bonus.
Payments under Retention Agreement
See "Retirement Plans" for a discussion of the terms of a retention agreement between the Company and Mr. Lauber.
Potential Payments to Named Executive Officers Upon Termination or Change in Control of the Company
The following tables show the potential payments upon termination or a change in control of the Company for:

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon Change in Control ($)	Disability ($)	Death ($)
Scott J. Lauber
Compensation:
Cash Severance	—	—	—	2,914,275	2,914,275	—	—
Retention Agreement	—	—	—	—	—	1,293,038	1,293,038
Long-Term Incentive Compensation:
Performance Units	—	4,733,994	—	—	9,484,054	9,484,054	9,484,054
Restricted Stock	—	—	—	—	2,563,733	2,563,733	2,563,733
Options	—	2,251,972	—	—	2,251,972	2,251,972	2,251,972
Benefits & Perquisites:
Retirement Plans	2,296,153	2,296,153	2,296,153	2,296,153	2,296,153	2,296,153	2,280,093
Health and Welfare Benefits	—	—	—	13,079	13,079	—	—
Death Benefit	—	—	—	—	—	—	—
Total	2,296,153	9,282,119	2,296,153	5,223,507	19,523,266	17,888,950	17,872,890

Xia Liu
Compensation:
Cash Severance	—	—	—	382,571	382,571	—	—
Long-Term Incentive Compensation:
Performance Units	—	1,724,060	—	—	3,370,713	3,370,713	3,370,713
Restricted Stock	—	—	—	—	915,920	915,920	915,920
Options	—	854,455	—	—	854,455	854,455	854,455
Benefits & Perquisites:
Retirement Plans	1,517,052	1,517,052	1,517,052	1,517,052	1,517,052	1,517,052	1,517,052
Health and Welfare Benefits	—	—	—	13,079	13,079	—	—
Death Benefit	—	—	—	—	—	—	2,585,000
Total	1,517,052	4,095,567	1,517,052	1,912,702	7,053,790	6,658,140	9,243,140

Michael W. Hooper
Compensation:
Cash Severance	—	—	—	105,524	105,524	—	—
Long-Term Incentive Compensation:
Performance Units	—	974,767	—	—	1,938,988	1,938,988	1,938,988
Restricted Stock	—	—	—	—	474,148	474,148	474,148
Options	—	383,254	—	—	383,254	383,254	383,254
Benefits & Perquisites:
Retirement Plans	—	—	—	—	—	—	—
EDCP Credit	—	—	—	—	—	600,000	600,000
Health and Welfare Benefits	—	—	—	13,079	13,079	—	—
Death Benefit	—	—	—	—	—	—	2,140,000
Total	—	1,358,021	—	118,603	2,914,993	3,396,390	5,536,390

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Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon Change in Control ($)	Disability ($)	Death ($)
Margaret C. Kelsey
Compensation:
Cash Severance	—	—	—	413,109	413,109	—	—
Long-Term Incentive Compensation:
Performance Units	—	900,101	—	—	1,768,248	1,768,248	1,768,248
Restricted Stock	—	—	—	—	479,948	479,948	479,948
Options	—	442,724	—	—	442,724	442,724	442,724
Benefits & Perquisites:
Retirement Plans	—	—	—	—	—	—	—
Health and Welfare Benefits	—	—	—	13,079	13,079	—	—
Death Benefit	—	—	—	—	—	—	1,968,000
Total	—	1,342,825	—	426,188	3,117,108	2,690,920	4,658,920

Robert M. Garvin
Compensation:
Cash Severance	—	—	—	630,617	630,617	—	—
Long-Term Incentive Compensation:
Performance Units	—	813,624	—	—	1,603,308	1,603,308	1,603,308
Restricted Stock	—	—	—	—	435,233	435,233	435,233
Options	—	398,644	—	—	398,644	398,644	398,644
Benefits & Perquisites:
Retirement Plans	1,335,789	1,335,789	1,335,789	1,335,789	1,335,789	1,335,789	1,328,294
Health and Welfare Benefits	—	—	—	13,079	13,079	—	—
Death Benefit	—	—	—	—	—	—	1,802,000
Total	1,335,789	2,548,057	1,335,789	1,979,485	4,416,670	3,772,974	5,567,479

PAY RATIO DISCLOSURE
The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to reward them for achieving both the Company’s short-term and long-term goals without creating an incentive for our NEOs to take excessive risks. In line with this objective, the Company’s general pay practice for all management employees is to target the median pay for each individual’s position at comparably sized companies.
For 2025, the annual total compensation of Mr. Lauber of $12,188,492, as shown in the Summary Compensation Table above (“CEO Compensation”), was approximately 92 times the annual total compensation of the median employee of $133,113.
We identified the median employee as of December 31, 2025, using total wages and earnings paid during the rolling 12-month period ended December 31, 2025, as reflected in our internal payroll records (including, without limitation, base salary, wages plus overtime, and annual cash incentive payments, as applicable), for all individuals who were employed by us or any of our consolidated subsidiaries on December 31, 2025 (whether employed on a full-time, part-time, seasonal or temporary basis and including union and non-union employees). After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO Compensation, which includes annual salary, bonus, change in pension value and 401(k) matching by the Company. We decided to use December 31, the last day of our fiscal year, for administrative convenience to align with other fiscal year-end calculations.
To provide further context to our pay practices, due to the complexity of the work associated with operating public utilities, our workforce tends to be more highly skilled than workforces at companies in other industries. Additionally, our employees often work for the Company for long periods of time; our average employee tenure is 12.7 years.
RISK ANALYSIS OF COMPENSATION POLICIES AND PRACTICES
As part of its process to determine the 2025 compensation of WEC Energy Group’s NEOs, the Compensation Committee analyzed whether WEC Energy Group’s compensation program taken as a whole, for all employees including the NEOs, creates risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee concluded it does not.
All management employees (both officers and non-officers) above a certain level are provided with substantially the same mix of compensation as the NEOs. Incentive opportunities provided under our annual cash incentive plan and long-term equity incentive plan are dependent upon the achievement of certain performance levels by the Company and largely are "at-risk". Based upon the value of each of these elements to the overall target compensation program, the relative value each has to the other, and the mix between fixed and variable pay, we believe the Company’s compensation program is appropriately balanced. In addition, we believe

WEC Energy Group	P-67	2026 Proxy Statement

that the mix of short- and long-term awards minimizes risks that may be taken, as risks taken for short-term gains could ultimately jeopardize the Company’s ability to meet the long-term performance objectives. Given the current balance of compensation elements, we do not believe WEC Energy Group’s compensation program incentivizes unreasonable risk-taking by management.
Furthermore, policies are in place to mitigate compensation-related risk, such as our stock ownership guidelines, prohibitions against hedging and pledging, and clawback policies.
As part of this analysis, we also considered the nature of WEC Energy Group’s business as a public utility holding company and the fact that substantially all of the Company’s earnings and other financial results are generated by, or relate to, regulated public utilities. The highly regulated nature of WEC Energy Group’s business, including limits on the amount of profit the Company’s public utility subsidiaries (and therefore, WEC Energy Group) may earn, significantly reduces any incentive to engage in conduct that would be reasonably likely to have a material adverse effect on the Company.
PAY VERSUS PERFORMANCE DISCLOSURE
As described in more detail in “Compensation Discussion and Analysis,” the Company’s executive compensation program has been designed to provide a level of compensation that is strongly dependent upon the achievement of short-term and long-term goals that are aligned with the interests of our stockholders and customers. As such, a substantial portion of pay will only be realized upon strong corporate performance. The Compensation Committee has not designed the compensation program to specifically align the Company’s performance measures with "compensation actually paid" ("CAP") (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. For example, the Company utilizes several performance measures to align executive compensation with Company performance that are not presented in the Pay versus Performance table below.
The following tables and supplemental graphical and narrative information present information about CAP, as defined by Item 402(v) of Regulation S-K, and compares CAP to various performance measures, also in accordance with such rules. CAP is a supplemental measure to be viewed alongside performance measures as an addition to the philosophy and strategy of compensation-setting discussed in “Compensation Discussion and Analysis,” and not in replacement thereof.

Year	(1) Summary Compensation Table (SCT) Total for PEO ($)		(1,2) Compensation Actually Paid (CAP) to PEO ($)		(3) Average SCT total for non-PEO NEOs ($)	(2,3) Average Compensation Actually Paid to non-PEO NEOs ($)	Value of Initial Fixed $100 investment based on: ($)		Net Income ($) (in millions)	Company Selected Measure
	Lauber	Fletcher	Lauber	Fletcher			(4) WEC TSR	(5) Peer Group TSR		(6)Adjusted Earnings Per Share (diluted) ($)
2025	12,188,492	—	20,871,095	—	3,638,242	5,628,666	135.40	149.01	1,557.5	5.27
2024	10,948,091	—	16,220,714	—	4,739,937	4,816,652	116.75	129.21	1,527.2	4.88
2023	9,552,179	—	5,707,745	—	5,188,505	2,920,498	100.55	110.92	1,331.7	4.63
2022	8,149,461	8,151,511	9,721,228	17,332,947	4,358,213	5,256,205	108.11	119.69	1,408.1	4.45
2021	—	18,481,871	—	14,249,651	4,911,241	4,273,523	108.64	117.10	1,300.3	4.11
(1)On February 1, 2022, Mr. Lauber succeeded Kevin Fletcher as CEO.
(2)Represents the CAP to each of Messrs. Lauber and Fletcher, and the average CAP to the non-PEO NEOs as a group, each as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned or paid during the applicable fiscal years. To calculate the CAP to Mr. Lauber, and the average CAP to our non-PEO NEOs for the 2025 fiscal year, the following adjustments were made to the SCT total compensation:
SCT to CAP Reconciliation

Year	SCT Total ($)	Deductions from SCT Total		Additions to SCT Total					CAP ($)
		Change in Pension Value ($)	(a) Equity-based awards Grant Date Fair Value ($)	(b) Pension Benefit Service Costs ($)	(c)(i) Change in Value of Covered Fiscal Year Awards Unvested at Covered Fiscal Year-End ($)	(c)(ii) Change in Value of Prior Years' Awards Unvested at Fiscal Year-End ($)	(c)(iii) Value of Awards Granted and Vested in Covered Fiscal Year ($)	(c)(iv) Change in Value of Prior Years' Awards that Vested in Fiscal Year ($)
Lauber SCT to CAP Reconciliation
2025	12,188,492	377,329	6,396,083	65,590	10,372,295	3,159,042	—	1,859,088	20,871,095
Average Non-PEO NEOs SCT to CAP Reconciliation
2025	3,638,242	37,834	1,383,764	18,373	2,244,015	755,624	—	394,010	5,628,666
(a)    Represents the grant date fair value of equity awards as reflected in the "Stock Awards" and "Option Awards" columns of the SCT.
(b)    Represents the actuarially determined value of the pension benefit accrual for services rendered by each NEO during the applicable year. There were no

WEC Energy Group	P-68	2026 Proxy Statement

costs of benefits granted pursuant to a plan amendment during any covered fiscal year that were attributed by the plan's benefit formula to services rendered in periods prior to the plan amendment.
(c)    Represents (i) the covered fiscal year-end value of any equity awards granted in the covered fiscal year that were outstanding and unvested as of the end of such year; (ii) the amount of the change as of the covered fiscal year-end (from the end of the prior fiscal year) in fair value of any awards granted in prior years that were outstanding and unvested as of the end of the covered fiscal year; (iii) the fair value as of the vesting date of awards granted in a covered fiscal year that vested in the same covered fiscal year; and (iv) the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value for awards granted in prior years that vested during the covered fiscal year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
(3)     The non-PEO NEOs for each of the years shown were as follows:
•2025: Messrs. Hooper and Garvin, and Mmes. Liu and Kelsey
•2024: Messrs. Klappa, Hooper, and Garvin, and Mmes. Liu and Kelsey
•2022 and 2023: Messrs. Klappa and Garvin, and Mmes. Liu and Kelsey
•2021: Messrs. Klappa and Lauber, and Mmes. Liu and Kelsey
(4)     Assumes an investment of $100 at the beginning of the measurement period and reinvestment of all dividends. The “measurement period” for each covered fiscal year is the period from December 31, 2020 through the end of such covered fiscal year.
(5)    Represents the Total Shareholder Return ("TSR") of the Custom Peer Index Group, weighted according to the respective companies' stock market capitalization at the beginning of each period for which a return is indicated. For information about the Custom Peer Index Group see "Performance Graph" in the Company's 2025 Annual Report.
(6)    For 2025, 2024, and 2023, the Company Selected Measure was adjusted (non-GAAP) earnings per share which excludes (i) for 2025, a $0.46 per share charge in 2025, reflecting an agreement on the terms of a proposed settlement PGL and NSG reached with the Illinois Attorney General that, if approved by the ICC, would resolve all open proceedings related to the QIP and UEA riders, and (ii) for 2024 and 2023, a $0.06 per share charge to earnings and a $0.41 per share non-cash charge to earnings, respectively, each of which related to the ICC's disallowance of certain capital costs. See Appendix A on page P-85 for a full reconciliation of GAAP to non-GAAP earnings per share. The prior years reported in this table each show the Company's earnings per share on a GAAP basis.

Most Important Performance Measures
The following represents the most important financial performance measures used by WEC Energy Group to link compensation actually paid to each NEO for 2025, the most recently completed fiscal year, to company performance:

Adjusted Earnings Per Share	Net Income	Cash Flow	Return on Equity
Achievement of the Company’s goals with respect to the financial measures highlighted above should drive strong TSR performance for the Company relative to its peers, which is an important component of our compensation program as more fully described in “Compensation Discussion and Analysis – Long-Term Incentive Compensation".

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Supplemental Graphs
The following graphs and descriptions are provided in accordance with Item 402(v) of Regulation S-K to show the relationships between the compensation actually paid for each of the PEOs, as well as the other NEOs as a group, to 1) the cumulative TSR of the Company as it relates to the TSR of the Custom Peer Index Group, 2) net income, and 3) adjusted earnings per share, which is also the Company-selected performance measure for the 2025 fiscal year.
In 2022, Mr. Fletcher was succeeded by Mr. Lauber as CEO. Mr. Fletcher’s “compensation actually paid” includes the accelerated vesting of all unvested long-term incentive awards upon his retirement.
CAP v. TSR
As demonstrated in the following graph, the amount of compensation paid to the PEOs and the average compensation paid to the other NEOs was aligned with the Company’s TSR performance. A substantial portion of the compensation awarded to each of the NEOs is long-term incentive compensation. For the NEOs, performance unit awards comprise 65% of the long-term incentive compensation granted each year, with the Company’s TSR performance against its peer group as a significant component of the performance unit awards. As discussed further in “Compensation Discussion and Analysis,” the performance units granted in 2023, which vested at the end of the three-year performance period ended December 31, 2025, provided a payout above target. See the Five-Year Cumulative Return and Total Stockholder Returns graphs in “Compensation Discussion and Analysis – Executive Summary” for information on the Company’s performance over the 5-year period ended December 31, 2025, which was in line with the performance of its peer group, and 10-year period ended December 31, 2025, which was at the top of the range of the comparative benchmarks, respectively.

CAP v. WEC Net Income and Adjusted Earnings Per Share (Company-Selected Measure)
As demonstrated by the following graphs, during the cumulative five-year period ended December 31, 2025, the compensation paid to the PEOs and the average compensation paid to the other NEOs was aligned with the Company’s net income and EPS performance. In 2025, 2024, and 2023, WEC Energy Group's EPS performance is shown on an adjusted (non-GAAP) basis. Pursuant to the terms of the Company’s short-term performance plan, in 2025, almost 75% of the payout was based upon the Company’s adjusted EPS performance, and almost 25% was based upon the Company’s performance against cash flow goals. See "Compensation Discussion and Analysis" for information on how the EPS and cash flow targets were established for 2025. The Company’s strong performance against the EPS and cash flow goals in 2025 resulted in maximum level payouts for each measure.
WEC Energy Group’s earnings per share on a GAAP basis were $4.81 for 2025, which includes a $0.46 per share charge to earnings, reflecting an agreement on the terms of a proposed settlement PGL and NSG reached with the Illinois Attorney General that, if approved by the ICC, would resolve all open proceedings related to the QIP rider and the UEA rider. Excluding this charge, WEC Energy Group’s adjusted earnings per share were $5.27. This proposed settlement and corresponding charge to earnings is not indicative of WEC Energy Group’s operating performance during 2025. As a result, the Compensation Committee determined that the Company’s performance against the earnings per share targets should be measured using adjusted earnings per share.
WEC Energy Group’s earnings per share on a GAAP basis were $4.83 for 2024, which includes a $0.06 per share charge to earnings related to certain capital expenditures under the QIP rider that were disallowed by the ICC as part of PGL's 2016 QIP reconciliation proceeding. Excluding this charge, WEC Energy Group’s adjusted earnings per share were $4.88. PGL has appealed this decision. The ICC’s disallowance of these expenditures is not indicative of WEC Energy Group’s operating performance in 2024. As a result, the Compensation Committee determined that the Company’s performance against the earnings per share targets should be measured

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using adjusted earnings per share. With respect to the earnings per share calculation, note that WEC Energy Group’s adjusted earnings per share does not add due to rounding.
WEC Energy Group’s earnings per share on a GAAP basis were $4.22 for 2023, which includes a $0.41 per share non-cash charge to earnings related to the ICC's disallowance of an aggregate of $178.9 million of previously incurred capital costs as part of its decisions in the rate cases of the Company’s Illinois utilities. Excluding this charge, WEC Energy Group’s 2023 adjusted earnings per share were $4.63. The ICC’s disallowance of previously incurred capital costs of this nature is not indicative of WEC Energy Group’s operating performance in 2023. As a result, the Compensation Committee determined that the Company’s performance against the earnings per share targets should be measured using adjusted earnings per share.
See Appendix A for earnings per share presented on an adjusted basis (non-GAAP) along with a reconciliation to earnings per share, presented on a GAAP basis, for 2025, 2024, and 2023.
In the graph below, net income is presented on a GAAP basis. EPS is presented on an adjusted (non-GAAP) basis for 2025, 2024, and 2023 and on a GAAP basis for years prior to 2023.
* Earnings per share for 2021 and 2022 are presented on a GAAP basis.

WEC Energy Group	P-71	2026 Proxy Statement

PROPOSAL 4: AMENDMENTS TO OUR RESTATED ARTICLES OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

What am I voting on?
The Board has adopted and approved, and is recommending for approval, amendments to our Restated Articles of Incorporation (the "Articles") to eliminate supermajority voting requirements and to replace such requirements with a majority of votes cast standard, unless otherwise required by law (the "Proposed Amendments"), as set forth below.
Voting Recommendation: ✓ FOR The amendment of our Restated Articles of Incorporation to eliminate supermajority voting requirements.

Our Restated Articles of Incorporation (the “Articles”) require the affirmative vote of at least eighty percent (80%) of the aggregate number of votes which the holders of the then outstanding shares of our stock are entitled to cast in order to approve certain amendments to our Articles. In addition, the Articles require the affirmative vote of a majority of the aggregate number of votes which the holders of the then outstanding shares of our stock are entitled to cast in the election of directors in order to approve any other amendments to the Articles or to approve the repurchase of shares from any holder of more than 5% of our outstanding shares. We refer to the voting requirements described above as the “supermajority voting requirements”.

Rationale for the Proposed Amendments
At our 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”), a majority of the votes cast by our stockholders were cast in favor of a non-binding shareholder proposal regarding the elimination of the supermajority voting requirements contained in the Articles. The Board cannot act unilaterally to change the provisions of the Company’s Articles. As described above, the elimination of the supermajority voting requirements requires the affirmative vote of at least eighty percent (80%) of the aggregate number of votes which the holders of the then outstanding shares of our stock are entitled to cast. After careful consideration of the vote at the 2024 Annual Meeting, the Board decided to include a binding proposal to eliminate the supermajority voting requirements in the Articles at the 2025 Annual Meeting of Stockholders ("the 2025 Annual Meeting"). Although that proposal received strong support from stockholders, it did not receive the minimum threshold of affirmative votes required to pass.

Because the Board continues to believe that, subject to any applicable laws, our stockholders should have the ability to make changes to the Articles with majority support, it is again submitting the Proposed Amendments to be voted on at the 2026 Annual Meeting.

In adopting and declaring the advisability of the Proposed Amendments, our Board of Directors carefully considered the implications of amending our Articles to eliminate the provisions requiring a supermajority stockholder vote. Supermajority voting requirements are intended to protect against self-interested action by large stockholders by requiring broad stockholder support for certain types of governance changes. By eliminating the supermajority voting requirements, the Proposed Amendments may make it easier for one or more stockholders to effect other corporate governance changes in the future. While the protections of supermajority voting requirements can be beneficial in certain circumstances, these provisions can have the effect of limiting the ability of stockholders to effectively participate in corporate governance. Our Board of Directors believes that eliminating these supermajority voting requirements is consistent with evolving views of good corporate governance, as evidenced by the fact that many other public companies have transitioned away from similar voting requirements. In consideration of the details described above, our Board of Directors believes this action is in the best interest of the Company and our stockholders.

Proposal to Eliminate Provisions Requiring a Supermajority Vote from our Articles
Article VII currently provides that the affirmative vote of at least eighty percent (80%) of the aggregate number of votes which the holders of then outstanding shares of our stock are entitled to cast shall be required to adopt the following amendments to our Articles:

•amendments to the provisions of our Articles governing preferred stock (Article III(C));
•amendments to the provisions of our Articles governing repurchases of our common stock from holders of more than 5% of our common stock (Article III(D)(1));
•amendments to the provisions of our Articles governing the approval requirement for amendments to the Articles (Article VII); and
•any amendment rendering inapplicable the business combinations provisions of Sections 180.1130 through 180.1134 of the Wisconsin Business Corporation Law (the “Business Combination Statute”).

In addition, Article VII requires the affirmative vote of a majority of the aggregate number of votes which the holders of the then outstanding shares of our stock are entitled to cast in order to approve any other amendments to the Articles.

If this Proposal 4 is approved by our stockholders, the voting standard for approval of any future amendment to our Articles would be by the affirmative vote of a majority of the votes cast by the holders of the then outstanding shares of our stock entitled to vote on such amendment at a stockholders meeting at which a quorum is present, unless otherwise required by law. We note that Section 180.1132

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of the Wisconsin Business Corporation Law will continue to require the vote of at least 80% of the outstanding shares of our common stock in order to render the Business Combination Statute inapplicable to us.

Finally, Article III(D)(1)(a) of the Articles currently requires the affirmative vote by a majority of the aggregate number of votes which the holders of the then outstanding shares of stock are entitled to cast in the election of directors to approve the purchase of shares of the Company’s common stock by the Company from any person or entity that is the beneficial owner of more than 5% of the Company’s outstanding common stock at the time of the purchase. If this Proposal 4 is approved, the voting standard for approval of such purchases would be by the affirmative vote of a majority of the votes cast by the holders of the then outstanding shares of stock entitled to vote thereon, at a stockholders meeting at which a quorum is present.

Proposed Articles of Amendment
Below is the text of the Proposed Amendments, underlined text showing additions and strikethrough to show where text has been deleted.

Amendments to Article VII

~~“Any~~ Except as otherwise required by law, any ~~lawful~~ amendment of these Articles of Incorporation may be made by affirmative vote ~~by at least the proportion specified below~~of a majority of the ~~aggregate number of~~ votes ~~which~~ cast by the holders of the then outstanding shares of Common Stock (or, if the holders of ~~and~~ Preferred Stock are entitled to vote on such amendment, a majority of the votes cast by the holders of the then outstanding shares of Common and Preferred Stock, voting together as a class) at a stockholders meeting at which a quorum is present,~~are entitled to cast on the amendment~~ and, if the shares of one or more classes or series are entitled under these Articles of Incorporation or otherwise by law to vote thereon as a class, affirmative vote ~~by the same proportion of the aggregate number~~of a majority of votes cast by ~~which~~ the holders of the then outstanding shares of such one or more classes or series ~~are entitled to cast on the amendment. The proportion referred to above in this Article VII shall be 80% in the case of any amendment of the provisions set forth in Sections C and D(1) of Article III of these Articles of Incorporation, and in this Article VII, and any amendment rendering inapplicable to the corporation Sections 180.1130 through 180.1134 of the Wisconsin Business Corporation Law or any successor provisions, and shall be a majority in all other cases~~.”

Amendments to Article III (D)(1)(a):
“D. Certain Other Provisions Affecting Stockholders
(1) Restriction on Certain Purchases of Common Stock at Market Premium
(a) The corporation shall not purchase any shares of Common Stock from any person or other entity if more than 5% of the outstanding shares of Common Stock are believed by the Board of Directors to be Beneficially Owned by such person or other entity at the time the purchase is authorized by the Board, at a price exceeding significantly (as determined by the Board of Directors) the then current market price. This provision shall not apply, however, to (i) any purchase of shares believed by the Board to have been Beneficially Owned by the seller, or by the seller and any of the seller's Affiliates consecutively, for at least the two-year period ending with the date of purchase; (ii) any purchase of shares which has been approved by affirmative vote by a majority of the ~~aggregate number of~~ votes cast by ~~which~~ the holders of the then outstanding shares of Common Stock (or, if the holders of Preferred Stock are entitled to vote on such matter, a majority of the votes cast by the holders of the then outstanding shares of Common and Preferred Stock voting together as a class) ~~and Preferred Stock are entitled to cast, voting together as a class, in the election of directors~~ at a stockholders meeting at which a quorum is present; or (iii) any purchase pursuant to a tender offer to all holders of Common Stock on the same terms.”

If this Proposal 4 is approved by the requisite number of our stockholders, we expect to file articles of amendment (the “Articles of Amendment”) with the Department of Financial Institutions of the State of Wisconsin reflecting the Proposed Amendments, which Articles of Amendment will become effective at the time of filing.

If this Proposal 4 is not approved by the requisite vote of our stockholders, then the Articles of Amendment will not be filed with the Department of Financial Institutions of the State of Wisconsin, and the supermajority voting requirements described above will remain in place.

The Board is also submitting Proposal 5 to amend our Bylaws to eliminate supermajority voting requirements. Approval of this Proposal 4 is independent from Proposal 5. In the situation where only this Proposal 4 is approved by stockholders and Proposal 5 is not approved, the supermajority voting requirements in our Bylaws would remain in place.

Amendment of our Restated Articles of Incorporation to Reduce Supermajority Voting Requirements. The Board recommends a vote FOR this proposal. The affirmative vote of 80% of the outstanding shares of our common stock is needed to approve the amendments to the Restated Articles. Shares not voted, whether by broker non-vote, abstention, or otherwise, will have the effect of votes against this matter.

WEC Energy Group	P-73	2026 Proxy Statement

PROPOSAL 5: AMENDMENTS TO OUR BYLAWS TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

The Board has adopted and approved, and is recommending for approval, amendments to our Bylaws (the "Bylaws") to eliminate supermajority voting requirements and to replace such requirements with a majority of votes cast standard, unless otherwise required by law (the "Proposed Bylaw Amendments"), as set forth below.
Voting Recommendation: ✓ FOR The amendment of our Bylaws to eliminate supermajority voting requirements.

Our Bylaws (the “Bylaws”) require the affirmative vote of at least eighty percent (80%) of the aggregate number of votes which the holders of the then outstanding shares of our stock are entitled to cast in an election of directors in order to approve certain amendments to our Bylaws. In addition, our Bylaws provide that a director may be removed from office only by affirmative vote by a majority if for cause, or at least 80% if without cause, of the aggregate number of votes which the holders of the then outstanding shares of stock are entitled to cast in the election of directors. We refer to the voting requirements described above as the “supermajority voting requirements”.

Rationale for the Proposed Bylaw Amendments
Similar to what we described in Proposal 4, a majority of the votes cast by our stockholders at our 2024 Annual Meeting were cast in favor of a non-binding shareholder proposal regarding the elimination of the supermajority voting requirements contained in our Bylaws. As with the Articles, the Board cannot unilaterally act to change the relevant provisions of the Bylaws. Stockholder approval is required. Therefore, after careful consideration of the vote at the 2024 Annual Meeting, the Board decided to include a binding proposal to eliminate the supermajority voting requirements in our Bylaws at our 2025 Annual Meeting. Although that proposal received strong support from stockholders, it did not receive the minimum threshold of affirmative votes required to pass.

Because the Board continues to believe that, subject to any applicable laws, our stockholders should have the ability to make changes to the Bylaws with majority support, it is again submitting the Proposed Bylaw Amendments to be voted on at the 2026 Annual Meeting.

In adopting and declaring the advisability of the Proposed Bylaw Amendments, our Board of Directors carefully considered the implications of amending our Bylaws to eliminate the provisions requiring a supermajority stockholder vote. Supermajority voting requirements are intended to protect against self-interested action by large stockholders by requiring broad stockholder support for certain types of governance changes. By eliminating the supermajority voting requirements, the Proposed Bylaw Amendments may make it easier for one or more stockholders to effect other corporate governance changes in the future. While the protections of supermajority voting requirements can be beneficial in certain circumstances, these provisions can have the effect of limiting the ability of stockholders to effectively participate in corporate governance. Our Board of Directors believes that eliminating these supermajority voting requirements is consistent with evolving views of good corporate governance, as evidenced by the fact that many other public companies have transitioned away from similar voting requirements. In consideration of the details described above, our Board of Directors believes this action is in the best interest of the Company and our stockholders.

Proposal to Eliminate Provisions Requiring a Supermajority Vote from our Bylaws
Article XI, Section 11.04 of our Bylaws currently requires the affirmative vote of at least eighty percent (80%) of the aggregate number of votes which the holders of then outstanding shares of our stock are entitled to cast in the election of directors in order to amend the following provisions:
•Article I, Section 1.09 (relating to stockholder unanimous consent without a meeting);
•Article II, Section 2.01 (relating to the number of directors constituting the Board of Directors);
•Article II, Section 2.02 (relating to the term of office of directors);
•Article II, Section 2.04 (relating to the removal of a director);
•Article II, Section 2.09 (relating to the notice of meetings);
•Article V (relating to indemnification by the Company of directors and officers); and
•Article XI, Section 11.04 (relating to the vote required for certain Bylaw amendments).

If Proposal 5 is approved by our stockholders, Article XI, Section 11.04 would be repealed in its entirety and the voting standard for approval of any future amendments to the other Bylaw provisions listed above would be by the affirmative vote of a majority of the votes cast at a stockholders meeting at which a quorum is present, unless otherwise required by law.

In addition, Article II, Section 2.04 of our Bylaws currently provides that a director may be removed from office only by affirmative vote by a majority if for cause, or at least 80% if without cause, of the aggregate number of votes which the holders of the then outstanding shares of stock are entitled to cast in the election of directors. If Proposal 5 is approved by our stockholders a director may be removed from office, with or without cause, by a majority of votes cast at a stockholders meeting at which quorum is present. As such, Article II,

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Section 2.04 would be replaced in its entirety as shown below, with underlined text showing additions and strikethrough showing where text has been deleted:

“2.04. Removal. A director may be removed from office only by affirmative vote ~~by~~ of a majority ~~if for case, or at least 80% if without cause,of the aggregate number~~ of votes cast by ~~which~~ the holders of the then outstanding shares of Common Stock (or, if the holders of Preferred Stock are entitled to vote generally in the election of directors, the affirmative vote of a majority of votes cast by the holders of the then outstanding shares of Common and Preferred Stock ~~are entitle to cast~~, voting together as a class) at a stockholders meeting at which a quorum is present.”

Finally certain non-material amendments to Article I, Section 1.06 and Article XI, Section 11.01 of our Bylaws will be needed to conform those provisions to the simple majority voting standard. These changes are indicated below, with underline showing where text has been added and strikethrough showing deletions.

“1.06. Quorum and Voting Requirements. Except as otherwise provided in the Articles of Incorporation or in the Wisconsin Business Corporation Law, a majority of the votes entitled to be cast by shares entitled to vote as a separate voting group on a matter, represented in person or by proxy, shall constitute a quorum of that voting group for action on that matter at a meeting of stockholders. If a quorum exists, action on a matter, other than the election of directors, by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action unless a greater number of affirmative votes is required by the Wisconsin Business Corporation Law~~, the Articles of Incorporation, or any other provisions of these Bylaws~~. If the Articles of Incorporation or the Wisconsin Business Corporation Law provide for voting by two (2) or more classes or voting groups on a matter, action on that matter is taken only when voted upon by each of those voting groups counted separately.”

“11.01. By Stockholders. These Bylaws may be amended or repealed and new Bylaws may be adopted by the stockholders by the vote provided in Section 1.06 of these Bylaws except as specifically may be provided ~~below or~~ in the Articles of Incorporation. If authorized by the Articles of Incorporation, the stockholders may adopt or amend a Bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for stockholders or voting groups of stockholders than otherwise is provided in the Wisconsin Business Corporation Law. The adoption or amendment of a Bylaw that adds, changes or deletes a greater or lower quorum requirement or a greater voting requirement for stockholders must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum and voting requirement then in effect.”

The Board is also submitting Proposal 4 to amend our Articles to eliminate supermajority voting requirements. Approval of this Proposal 5 is independent from Proposal 4. In the situation where only this Proposal 5 is approved by stockholders and Proposal 4 is not approved, the supermajority voting requirements in our Articles would remain in place.

Amendment of our Bylaws to Reduce Supermajority Voting Requirements. The Board recommends a vote FOR this proposal. The affirmative vote of 80% of the outstanding shares of our common stock is needed to approve the amendments to the Bylaws. Shares not voted, whether by broker non-vote, abstention, or otherwise, will have the effect of votes against this matter.

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PROPOSAL 6: STOCKHOLDER PROPOSAL TO GOVERN BY MAJORITY VOTE

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, holder of at least 60 shares of WEC Energy Group’s common stock, has notified us that he intends to present the proposal set forth below at the Annual Meeting. We are not responsible for any inaccuracies or omissions in the proposal or supporting statement, both of which are exactly as submitted by Mr. Chevedden.
Voting Recommendation: ✓ AGAINST The Board of Directors is recommending a vote against the proposal.

Proposal 6 - Govern by Majority Vote

Shareholders request that the Board of Directors take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws.

This means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This proposal includes that WEC Energy shall state in its governing documents that it shall not have any super-majority voting standards, which includes default super-majority voting standards, upon adoption of this proposal.

This unified and comprehensive proposal includes adjourning the WEC annual meeting, if WEC fails to obtain the required 80% vote on the day of the annual meeting, for up to 2-weeks to seek more votes with the objective of reaching 80% shareholder approval requirement for this proposal. In 2025 WEC demonstrated that without adjourning the WEC annual meeting WEC is unable to obtain the 80% approval vote from all shares outstanding that is required.

This proposal is similar to a comprehensive proposal that was submitted to Netflix and received 83% shareholder support.

This proposal does not preclude WEC from using other methods to increase shareholder voting until the 80% shareholder approval is obtained.

If WEC had followed this proposal at its 2025 annual meeting WEC would now be governed by a majority vote standard. The 2025 majority vote proposal needed an approval vote from 80% of WEC shares outstanding and came so close with 77% approval. If WEC had simply adjourned the 2025 annual meeting the few extra votes needed would have been obtained.

WEC may repeat the lie that it published in the 2025 WEC proxy. WEC said the 2025 version of this proposal was not necessary. It was clearly necessary because WEC sat on its hands and would not put forth a minimum effort to get the few extra votes needed for 80% shareholder approval of governing by a majority vote.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. The supermajority voting requirements, like those of WEC, have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements can be used to block proposals supported by most shareowners but opposed by management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy and Macy’s. These votes would have been higher than 74% to 88% if retail shareholders had access to independent proxy voting advice.

This proposal topic received 98% support each in 2024 at annual meetings of Domino’s Pizza, ConocoPhillips, Masco Corporation and Power Integrations.
Please vote yes:
Govern by Majority Vote — Proposal 6

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Board Response and Recommendation
Our Board recommends a vote AGAINST this proposal for the reasons described below.

The proponent has twice before submitted similar proposals. At the 2024 Annual Meeting, the proponent submitted a non-binding proposal requesting that the Board take each step necessary for the elimination of supermajority voting requirements in the Company’s Articles and Bylaws. That proposal passed with the affirmative vote of a majority of votes cast by stockholders at the 2024 Annual Meeting. At the 2025 Annual Meeting, the proponent submitted a non-binding proposal requesting that the Board take each step necessary for the elimination of supermajority voting requirements in the Company’s Articles and Bylaws and that the Board provide a detailed report on the expenses related to the solicitation of proxies. Stockholders voted against this proposal at the 2025 Annual Meeting. The proponent has now submitted a third proposal requesting again that the Board take each step necessary for the elimination of supermajority voting requirements in the Company’s Articles and Bylaws, including adjournment of the annual meeting if the Company is unable to obtain the required vote.

The Board is recommending a vote against this proposal because:

•The Board has adopted resolutions to amend the Company’s Articles and Bylaws to eliminate the supermajority voting requirements therein, and is submitting its own proposals (Proposals 4 and 5) that, if approved by stockholders, would eliminate supermajority voting requirements in each of the Company’s Articles and Bylaws, unless otherwise required by law; and

•Given the Company’s strong history of voter participation at its meetings, including a quorum of over 88% of outstanding shares represented at the 2025 Annual Meeting, the Board believes the additional time and expense to take the extraordinary actions the proponent is requesting, in particular, the adjournment of the annual meeting, would not be in the best interest of stockholders.

As described in Proposals 4 and 5, under Wisconsin law and our governing documents, the Board cannot unilaterally remove the supermajority voting requirements from our Articles or Bylaws. Stockholder approval is required to make these amendments. For this reason, at our 2025 Annual Meeting, the Board recommended that stockholders approve amendments to our Articles and Bylaws to eliminate supermajority voting requirements therein, unless otherwise required by law. The proposed amendments received strong stockholder support but failed to achieve the required vote of at least eighty percent (80%) of the aggregate number of votes which the holders of the then outstanding shares of our stock were entitled to cast.

This year, the Board has again approved and recommended that stockholders approve amendments to our Articles and Bylaws to eliminate the supermajority voting requirements, as described in Proposals 4 and 5. As a result, we believe this separate stockholder proposal is unnecessary.

Further, the Board believes that decisions relating to the process and conduct of the annual meeting are more appropriately left to the Board, which is best positioned to consider and balance stockholder interests in making determinations that it believes are in the best interest of all stockholders. This includes decisions relating to whether expending additional time and resources or taking extraordinary actions such as adjournment of an annual meeting, which would impact and delay the outcome of any other proposals, would be in the best interest of all stockholders. To that point, the Company has a strong history of stockholder voting participation at its annual meetings, including a quorum of over 86% of shares outstanding at its 2022 annual meeting, over 87% of shares outstanding at each of its 2023 annual meeting and 2024 Annual Meeting, respectively, and over 88% of shares outstanding at the most recent 2025 Annual Meeting, where stockholders were asked to approve proposals for the elimination of supermajority voting requirements from the Company’s governing documents, unless otherwise required by law. Despite having sufficient quorum present, the proposals did not receive the necessary stockholder vote for passing.

The proponent contends that adjournment of the 2025 Annual Meeting would have changed the result, but there can be no assurance that the additional time and expense of such an extraordinary measure would have yielded a different outcome. Given the strong favorable vote, we do believe stockholders are supportive of the elimination of supermajority vote, but it is not clear such support includes the taking of such extraordinary actions and/or incurrence of additional expense by the Company. For that reason, the Board does not believe it is in the best interest of stockholders to take the actions the proponent is requesting at this time; rather, the Board is again asking stockholders to vote in favor of Proposal 4 and Proposal 5 that would, if approved, eliminate supermajority voting requirements from the Company’s governing documents, unless otherwise required by law.

For these reasons, the Board is recommending a vote AGAINST this proposal.

WEC Energy Group	P-77	2026 Proxy Statement

WEC Energy Group Common Stock Ownership
Beneficial Ownership. The following table lists the beneficial ownership of WEC Energy Group common stock of each director, director nominee, NEO, and of all of the directors and executive officers as a group as of January 31, 2026. In general, “beneficial ownership” includes those shares as to which the indicated persons have voting power or investment power and stock options that are exercisable currently or within 60 days of January 31, 2026. Included are shares owned by each individual’s spouse, minor children, or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC Energy Group’s Stock Plus Investment Plan and WEC Energy Group’s 401(k) plans. None of these persons beneficially owns more than 1% of the outstanding common stock.

Name	Shares Beneficially Owned (1)
	Shares Owned (2) (3) (4)		Option Shares Exercisable Within 60 Days	Total
Warner L. Baxter	3,353		—	3,353
Ave M. Bie	3,264		—	3,264
Danny L. Cunningham	6,787		—	6,787
William M. Farrow III	5,753		—	5,753
Cristina A. Garcia-Thomas	3,187		—	3,187
Robert M. Garvin	16,661		84,144	100,805
Maria C. Green	1,689		—	1,689
Michael W. Hooper	8,134		—	8,134
Margaret C. Kelsey	18,015		106,327	124,342
Gale E. Klappa	280,707		238,086	518,793
Thomas K. Lane	11,194		—	11,194
John D. Lange	3,353		—	3,353
Scott J. Lauber	73,542		254,322	327,864
Xia Liu	23,548		123,721	147,269
Ulice Payne, Jr.	21,991		—	21,991
Mary Ellen Stanek	4,204		—	4,204
Glen E. Tellock	10,067		—	10,067
All directors and executive officers as a group (23 persons) (5)	548,870	(6)	962,338	1,511,208	(7)
(1)Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.
(2)Certain directors, NEOs, and other executive officers also hold share units in the WEC Energy Group phantom common stock account under
WEC Energy Group’s deferred compensation plans, and with respect to Mmes. Kelsey and Liu, under the Non-Qualified Retirement Savings Plan, as indicated: Director Bie (3,770), Director Cunningham (22,664), Director Farrow (11,019), Director Garcia-Thomas (10,207), Mr. Garvin (7,642), Director Green (11,019), Mr. Hooper (6,732), Ms. Kelsey (17,613), Director Lane (17,291), Director Lauber (1,528), Ms. Liu (18,142), Director Payne (2,640), Director Stanek (52,785), and all directors and executive officers as a group (194,196). Share units are intended to reflect the performance of WEC Energy Group common stock and are payable in cash. While these units do not represent a right to acquire WEC Energy Group common stock, have no voting rights, and are not included in the number of shares reflected in the “Shares Owned” column in the table above, the Company listed them in this footnote because they represent an additional economic interest of the directors, NEOs, and other executive officers that is tied to the performance of WEC Energy Group common stock.
(3)Each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power (included in the table above) as indicated: Chairman Klappa (274,997), Director Stanek (2,601), Director Tellock (8,464), and all directors and executive officers as a group (289,392). In addition, Director Lane disclaims beneficial ownership of (i) 7,715 shares held by a limited liability company, which is owned by two trusts for the benefit of Director Lane's immediate family members and (ii) 45 shares held by three family trusts for the benefit of Director Lane's immediate family members.
(4)The directors and executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power: Director Baxter (1,603), Director Bie (1,603), Director Cunningham (1,603), Director Farrow (1,603), Director Garcia-Thomas (1,603), Mr. Garvin (4,268), Director Green (1,603), Mr. Hooper (6,959), Ms. Kelsey (4,664), Chairman Klappa (1,603), Director Lane (1,603), Director Lange (1,603), Director Lauber (27,431), Ms. Liu (8,951), Director Payne (1,603), Director Stanek (1,603), Director Tellock (1,603), and all directors and executive officers as a group (81,907).
(5)Includes directors, director nominees and current executive officers.
(6)None of the shares beneficially owned by the directors, NEOs, or all directors and executive officers as a group are pledged as security.
(7)Represents approximately 0.46% of total WEC Energy Group common stock outstanding on January 31, 2026.

WEC Energy Group	P-78	2026 Proxy Statement

Owners of More than 5%. The following table shows stockholders who reported beneficial ownership of more than 5% of WEC Energy Group common stock, based on the information they have reported. This information is based upon the most recent Schedule 13G filed with the SEC. These holdings have not been otherwise adjusted for stock activity that may have occurred since the filing of the most recent Schedule 13G, if any.

Name and Address (1)	Voting Authority		Dispositive Authority		Total Shares Beneficially Owned	Percent of WEC Common Stock
	Sole	Shared	Sole	Shared
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	—	545,123	40,168,623	1,499,458	41,668,081	13.21%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	27,209,302	—	28,785,394	—	28,785,394	9.10%
State Street Corporation 1 Congress Street, Suite 1 Boston, MA 02114	—	15,994,525	—	21,400,036	21,405,382	6.80%
(1)Filed on behalf of itself and certain of its subsidiaries.

WEC Energy Group	P-79	2026 Proxy Statement

Annual Meeting Attendance and Voting Information
BUSINESS OF THE 2026 ANNUAL MEETING OF STOCKHOLDERS
Proposal 1: Election of 12 Directors for Terms Expiring in 2027. The Board recommends a vote FOR each of the nominees. The twelve individuals will be elected as directors if the number of votes cast favoring such nominee’s election exceeds the number of votes cast opposing that nominee’s election. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the outcome of this matter.
Proposal 2: Ratification of Deloitte & Touche LLP as Independent Auditors for 2026. The Board recommends a vote FOR this proposal. Ratification of the independent auditors requires the affirmative vote of a majority of the votes cast. Presuming a quorum is present, shares not voted, whether by abstention or otherwise, have no effect on the outcome of this matter.
Proposal 3: Advisory Vote to Approve Compensation of the Named Executive Officers, Commonly Referred to as a “Say-on-Pay” Vote. The Board recommends a vote FOR this proposal. Approval, on a non-binding, advisory basis, of the compensation of the NEOs requires the affirmative vote of a majority of the votes cast. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the outcome of this matter. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration when making future compensation decisions.
Proposal 4: Amendments of our Restated Articles of Incorporation to eliminate supermajority voting requirements. The Board recommends a vote FOR this proposal. The affirmative vote of 80% of the outstanding shares of our common stock is needed to approve the amendments to the Restated Articles. Shares not voted, whether by broker non-vote, abstention, or otherwise, will have the effect of votes against this matter.
Proposal 5: Amendments of our Bylaws to eliminate supermajority voting requirements. The Board recommends a vote FOR this proposal. The affirmative vote of 80% of the outstanding shares of our common stock is needed to approve the amendments to the Bylaws. Shares not voted, whether by broker non-vote, abstention, or otherwise, will have the effect of votes against this matter.
Proposal 6: Stockholder Proposal to Govern By Majority Vote. The Board recommends a vote AGAINST this proposal. Approval of this non-binding proposal requires the affirmative vote of a majority of the votes cast. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the outcome of this matter. Stockholders should note that this proposal is advisory in nature only.
VOTING INFORMATION
Who can vote?
Stockholders of record as of the close of business on March 4, 2026 (the “Record Date”) can vote. Each outstanding share of WEC Energy Group common stock is entitled to one vote upon each matter presented.
A list of stockholders entitled to vote at the Meeting will be available for inspection by stockholders at 231 W. Michigan Street, Milwaukee, Wisconsin 53203, prior to the Meeting. Please email us at Stockholder-Services@wecenergygroup.com to arrange to inspect the list. The list will also be available on the virtual meeting website during the Meeting for individuals logged into the Meeting as stockholders.
What is the difference between being a registered stockholder and a beneficial owner?
Registered Stockholder: If on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare, then you are considered the stockholder of record with respect to those shares. There are several ways for you to vote your shares or submit your proxy, as detailed below under “How do I vote?”.
Beneficial Owner: If on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares, and those shares are considered to be held in “street name.” Your brokerage, bank or other nominee is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker or bank on how to vote the shares held in your account as explained below under “How do I vote?”. Your broker is permitted to vote your shares on routine matters such as the ratification of the independent auditors, even if it does not receive voting instructions from you. However, for matters considered non-routine, which includes proposals 1,3,4,5 and 6 your broker will not be permitted to vote your shares unless you submit your voting instruction form to your broker, bank or other nominee. Alternatively, you may vote during the Meeting only if you registered in advance with Computershare to attend the Meeting, as described below under the heading "How do I register in advance to participate in the Meeting?”.

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How do I vote?
Registered Stockholder: If you are a registered stockholder, there are several ways for you to vote your shares or submit your proxy:
By Internet before the Meeting. The Company encourages you to vote this way. Please visit www.envisionreports.com/WEC and follow the instructions on the secure site.
By Internet during the Meeting. You may vote your shares online during the Meeting by following the instructions provided on the meeting website: www.meetnow.global/M4P2PNZ Even if you plan to attend the virtual Meeting, we recommend that you vote by Internet, phone or mail before the Meeting.
By phone. In the U.S. or Canada you can vote your shares toll-free by calling 1-800-652-8683.
By mail. You can vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card.
Beneficial Owner: Follow the voting instructions you receive from your broker, bank or other nominee. If you would like to be able to vote during the Meeting, you must register with Computershare in advance. See the heading titled “How do I register in advance to participate in the Meeting?” for more information.
Special Instructions for Shares Held in the Company’s Stock Plus Plan and WEC Stock Fund. If you are a participant in WEC Energy Group’s Stock Plus Investment Plan ("Stock Plus") or own shares through investments in the WEC Energy Group Common Stock Fund ("WEC Stock Fund") in any of WEC Energy Group’s 401(k) plans, your proxy will serve as voting instructions for your shares held in those plans. The administrator for Stock Plus and the trustee for WEC Energy Group’s 401(k) plans will vote your shares as you direct. If a proxy is not returned for shares held in Stock Plus, the administrator will not vote those shares. If a proxy is not returned for shares held in WEC Energy Group’s 401(k) plans, the trustee will vote those shares in the same proportion that all shares in the WEC Stock Fund in each respective 401(k) plan, for which voting instructions have been received, are voted.
Can I change my vote?
Registered Stockholder: You may change your vote or revoke your proxy by any of the following methods:
•Entering a new vote by Internet or phone before the polls close;
•Returning a later-dated proxy card that is received prior to the Meeting;
•Entering a new vote online during the Meeting before the polls close; or
•Notifying WEC Energy Group’s Corporate Secretary by written revocation letter that is received prior to the Meeting. Any revocation should be filed with the Corporate Secretary, Margaret C. Kelsey, at WEC Energy Group’s principal business office, PO Box 1331, Milwaukee, Wisconsin 53201.
Beneficial Owner: You may submit new voting instructions by contacting your broker, bank, or other nominee. You may also change your vote or revoke your voting instructions during the Meeting if you registered in advance with Computershare to participate in the Meeting. See the sub-heading titled “How do I register in advance to participate in the Meeting?” under "Annual Meeting Attendance" for more information.
What does it mean if I get more than one Notice Regarding the Availability of Proxy Materials (the “Notice”), proxy card, or voting instruction form?
It means your shares are held in more than one stock account. For each Notice you receive, please enter your vote on the Internet for each control number you have been assigned. If you receive paper copies of proxy materials, please provide voting instructions for all proxy cards and voting instruction forms you receive.
What constitutes a quorum?
As of the Record Date, there were 319,089,202 shares of WEC Energy Group common stock outstanding. In order to conduct the Meeting, a majority of the outstanding shares entitled to vote must be represented virtually or by proxy. This is known as a “quorum.” Abstentions and broker non-votes are counted as “present” for the purpose of determining the presence of a quorum. Shares voted by a broker, bank, or other nominee who has discretionary voting power and exercises such discretion to vote your shares on a proposal where you did not provide voting instructions are known as “broker non-votes.”
Who conducts the proxy solicitation?
The Board is soliciting these proxies. WEC Energy Group will bear the cost of the solicitation of proxies. The Company contemplates that proxies will be solicited principally through the use of the mail, but employees of WEC Energy Group or our subsidiaries may solicit proxies by phone, personally, or by other communications, without compensation apart from their normal salaries. WEC Energy Group has retained Sodali and Co to assist in the solicitation of proxies for a fee of $24,000 plus reimbursement of expenses. WEC Energy Group will also reimburse brokers, banks, and other nominees for forwarding proxy materials to beneficial stockholders.
Who will count the votes?
A representative of Computershare will tabulate the votes and act as the inspector of election.
Where can I find the voting results from the Meeting?
The Meeting voting results will be published in a Form 8-K that will be filed within four business days of the Meeting. SEC filings are available under the "Investors" section on the Company’s website at www.wecenergygroup.com.

WEC Energy Group	P-81	2026 Proxy Statement

ACCESS TO PROXY MATERIALS
Why did I receive a separate Notice instead of printed proxy materials?
Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we began mailing a separate Notice to stockholders on or about March 26, 2026, instead of a full set of our printed proxy materials. The Notice is not a proxy card and cannot be used to vote your shares. However, the Notice includes instructions on how to access our proxy materials online and vote your shares.
If you are a registered stockholder, you may request a printed set of proxy materials by (1) logging on to www.envisionreports.com/WEC and following the applicable instructions, (2) calling 866-641-4276, or (3) sending an email requesting a paper copy of current meeting materials to investorvote@computershare.com with "Proxy Materials WEC Energy Group" in the subject line and include your full name and address plus the number located in the shaded bar on the Notice.
If you are a beneficial owner, please refer to the instructions provided by your broker, bank or other nominee on how to access our proxy materials and vote.
What practices may stockholders follow that are friendly to the environment and help reduce printing and postage costs?
Stockholders may wish to participate in the following:
•View the following documents online at www.envisionreports.com/WEC
•Notice of Annual Meeting
•Proxy Statement
•2025 Annual Report
•Form of Proxy
•Vote your proxy by phone or Internet. Page P-4
•Choose to receive future proxy materials and annual reports electronically instead of receiving paper copies. If you are a registered stockholder and received a paper copy of our proxy materials or a paper notice this year, you may elect to receive access to future copies of these documents and other stockholder communications (e.g., investment plan statements, tax documents, and more) electronically by (1) following the instructions when voting by Internet or by phone, or (2) registering for our eDelivery paperless communication program. If you are a beneficial owner, please refer to the instructions provided by your broker, bank or other nominee on how to elect to receive online access to our future proxy materials and annual reports.
•Choose our eDelivery paperless communication program for all your stockholder needs. Electronic distribution gives stockholders faster delivery of account documents and saves the Company and our stockholders the cost of printing and mailing these materials. eDelivery also provides you with fast and secure 24/7 online access to proxy materials, investment plan statements, tax documents, and more. You may access your registered stockholder account and sign up for eDelivery at www.computershare.com/investor.
•Sign up for Householding. “Householding” is a delivery method that allows for only one paper copy of the Annual Report and Proxy Statement to be delivered to stockholders who reside at the same address. If you are a registered stockholder and received multiple paper copies of the Annual Report and Proxy Statement, you may wish to contact the Company’s transfer agent, Computershare, at 800-558-9663, to request householding, or you may provide written instructions to WEC Energy Group, c/o Computershare, PO Box 43006, Providence, RI 02940-3006. If you wish to receive separate copies of the Annual Report and Proxy Statement now or in the future, or to discontinue householding entirely, you may contact Computershare using the contact information provided above. Upon request, the Company will promptly send a separate copy of the document. Whether or not a stockholder is householding, each stockholder will continue to receive a proxy card. If your shares are held through a bank, broker, or other holder of record, you may request householding by contacting the holder of record.

ANNUAL MEETING ATTENDANCE
What is the date, time and place of the Meeting?
The Meeting will be held at 1:30 p.m. Central time on Thursday, May 7, 2026. The Meeting will be a virtual-only meeting via live webcast at www.meetnow.global/M4P2PNZ. No physical meeting will be held. As discussed below, stockholders who are registered for the Meeting may attend the Meeting, vote, submit questions and examine the stockholders list.
How can I participate in the Meeting?
The Meeting will take place online at www.meetnow.global/M4P2PNZ. In order to be admitted to participate in the Meeting, including to vote, submit a question, or examine the stockholders list, you must be registered for the Meeting. Registered stockholders (as described under the sub-heading “What is the difference between being a registered stockholder and a beneficial owner?” under "Voting Information" above) will be automatically registered to participate in the Meeting. You will need to enter the 15-digit control number located in the shaded bar on the Notice, proxy card or email notification that you received in order to enter the Meeting. If you are a beneficial owner and registered in advance to participate in the Meeting, you will need to enter the control number that you received from Computershare in order to be admitted to participate in the Meeting. If you have questions about your control number, please contact Computershare at 800-558-9663.
If you have misplaced your control number on the Meeting date, are a beneficial owner who did not register in advance, or are not a stockholder, you may access the Meeting by going to www.meetnow.global/M4P2PNZ and entering as a guest, but you will not be able to vote, ask questions, or inspect the stockholders list.

WEC Energy Group	P-82	2026 Proxy Statement

We encourage you to log in 15 minutes early to ensure ample time for the check-in process. Access to the online meeting will begin at 1:15 p.m. Central time. A replay of the Meeting will be made available under the "Investors" section on WEC Energy Group’s website at www.wecenergygroup.com following the Meeting and will remain available until WEC Energy Group’s 2027 Annual Meeting of Stockholders. Recording of the Meeting by camera, sound, or video recording devices is strictly prohibited.
How do I register in advance to participate in the Meeting?
If you are a registered stockholder, you do not need to register in advance to participate in the Meeting. However, please have your control number available on the Meeting date, which can be found on the Notice, proxy card or email notification that you received.
If you are a beneficial owner you must register and obtain a control number in advance to participate in the Meeting, including to vote, submit a question, or examine the stockholders list. First, follow the instructions provided to you by your broker, bank or other nominee for obtaining a legal proxy, or contact them to request a legal proxy form. Once you have received a legal proxy from that entity, you must submit proof of the legal proxy to Computershare. The request must be labeled as “Legal Proxy” and be received by Computershare no later than 5:00 p.m. Eastern time on May 6, 2026 at the email address or physical address below. Upon receipt of your registration materials, Computershare will provide you with a confirmation of your registration and a control number.
•By mail: send your legal proxy to Computershare at the following address:
•By email: send an email with your legal proxy to legalproxy@computershare.com, labeled as “Legal Proxy.”
Computershare
WEC Energy Group Legal Proxy
PO Box 43001
Providence, RI 02940-3001
What if I have trouble accessing the Meeting?
The virtual meeting website is fully supported across most browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the Meeting. We encourage you to access the Meeting prior to the start time. A link on the main virtual meeting website will provide further assistance should you need it or you may call 888-724-2416.
Can I ask questions during the Meeting?
If you are registered to participate in the Meeting and enter a control number, you will be able to submit questions live during the Meeting on the virtual meeting site. We look forward to answering your questions during the Meeting. In the unlikely event there are any questions that cannot be addressed due to time constraints, we will post answers to such questions on our company website, where you will also be able to access a complete audio replay of the Meeting. All questions must comply with the rules of conduct, which will be posted on the virtual meeting website. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition and allow more time for other questions. Questions that are repetitious, not relevant to the business of the Company, or otherwise out of order or not suitable for Meeting conduct will not be addressed. If you have a matter of individual concern, please feel free to email us at Stockholder-Services@wecenergygroup.com.
Who do I contact if I have questions about the meeting?
If you need more information about the Meeting, email us at Stockholder-Services@wecenergygroup.com, or write to Stockholder Services, PO Box 1331, Milwaukee, Wisconsin 53201.
STOCKHOLDER NOMINEES AND PROPOSALS
Stockholders wishing to propose director candidates for consideration and recommendation by the Corporate Governance Committee for election at the 2027 Annual Meeting of Stockholders must submit the candidates' names and qualifications to the Corporate Governance Committee no later than November 1, 2026 via the Corporate Secretary, Margaret C. Kelsey. Stockholders may also propose director candidates for consideration and recommendation by the Board by following the guidelines outlined in the Company's bylaws and summarized below.
Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2027 Annual Meeting of Stockholders must submit the proposal to the Company no later than November 26, 2026.
Under our proxy access bylaw, if a stockholder (or a group of up to 20 stockholders) who has owned at least 3% of our shares of common stock for at least three years and has complied with the other requirements set forth in the Company’s bylaws wants us to include director nominees (up to the greater of two nominees or 20% of the Board) in our proxy statement for the 2027 Annual Meeting of Stockholders, the nominations must be received by our Corporate Secretary and must arrive at the Company in a timely manner, between 120 and 150 days prior to the anniversary of the date our proxy statement was first sent to stockholders in connection with our last annual meeting, which would be no earlier than October 27, 2026 and no later than November 26, 2026.
Stockholders who intend to present a proposal or director nominee at the 2027 Annual Meeting of Stockholders without inclusion of such proposal or nominee in the Company’s proxy statement, are required to provide notice of such proposal or nomination, containing the information and representations required by the Company’s bylaws, to the Company at least 70 days and not more than 100 days prior to the scheduled date of the 2027 Annual Meeting of Stockholders. The 2027 Annual Meeting of Stockholders is tentatively scheduled for Thursday, May 6, 2027. Therefore, any such notice is due not earlier than January 26, 2027, and not later than February 25, 2027.
In addition to satisfying the foregoing requirements under the Company’s bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the provisions of Rule 14a-19 under the Exchange Act

WEC Energy Group	P-83	2026 Proxy Statement

and provide reasonable evidence of compliance to the Company no later than 5 p.m. central time on the 7th business day prior to the 2027 Annual Meeting of Stockholders.
Correspondence regarding the above should be directed to the Corporate Secretary, Margaret C. Kelsey, at the Company’s principal business office, PO Box 1331, Milwaukee, Wisconsin 53201.

Availability of Form 10-K

A copy (without exhibits) of WEC Energy Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 as filed with the SEC, is available without charge to any stockholder of record or beneficial owner of WEC Energy Group common stock by writing to the Corporate Secretary, Margaret C. Kelsey, at the Company’s principal business office, PO Box 1331, Milwaukee, Wisconsin 53201. The WEC Energy Group consolidated financial statements and certain other information found in the Form 10-K are provided in our 2025 Annual Financial Statements and Review of Operations. The Form 10-K, along with this proxy statement and all of WEC Energy Group’s other filings with the SEC, is also available in the “Investors” section of the Company’s Website at wecenergygroup.com.

WEC Energy Group	P-84	2026 Proxy Statement

Appendix A
Reconciliation of EPS (GAAP) to Adjusted EPS (Non-GAAP)

	2016	2017	2023	2024	2025
EPS – GAAP basis	$ 2.96	$ 3.79	$4.22	$4.83	$4.81
Acquisition Costs	0.01	–	–	–	–
Tax Benefit Related to Tax Cuts and Jobs Act of 2017	–	(0.65)	–	–	–
Illinois Disallowance	–	–	0.41	–	–
QIP Disallowance	–	–	–	0.06
Illinois Rider Settlement Increase					0.46
Adjusted EPS – Non-GAAP Basis*	$ 2.97	$3.14	$4.63	$4.88**	$5.27

* WEC Energy Group has provided adjusted earnings per share (non-GAAP earnings per share) as a complement to, and not as an alternative to, earnings per share presented in accordance with GAAP. Adjusted earnings per share exclude, as applicable, (1) a one-time reduction in income tax expense related to a revaluation of our deferred taxes as a result of the Tax Cuts and Jobs Act of 2017; (2) costs related to the acquisition of Integrys Energy Group; (3) a non-cash charge related to the ICC’s disallowance of certain capital costs; (4) losses associated with the ICC disallowance related to its review of the 2016 QIP capital investments under the QIP rider; and (5) a charge reflecting an agreement on the terms of a proposed settlement PGL and NSG reached with the Illinois Attorney General that, if approved by the ICC, would resolve all open Illinois rider reconciliation proceedings. None of these items are indicative of WEC Energy Group’s operating performance. Therefore, WEC Energy Group believes that the presentation of adjusted earnings per share is relevant and useful to investors to understand the Company’s operating performance. Management uses such measures internally to evaluate the Company’s performance and manage its operations.
**2024 adjusted earnings per share does not add due to rounding.

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WEC Energy Group	P-86	2026 Proxy Statement

WEC Energy Group VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **https://www.envisionreports.com/WEC** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money!
Sign up for electronic delivery at
https://www.envisionreports.com/WEC

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2026 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2, 3, 4 and 5.

1. Election of 12 Directors, each for a 1-year term expiring in 2027

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Warner L. Baxter	☐	☐	☐	02 - Ave M. Bie	☐	☐	☐	03 - Danny L. Cunningham	☐	☐	☐
04 - William M. Farrow III	☐	☐	☐	05 - Cristina A. Garcia-Thomas	☐	☐	☐	06 - Maria C. Green	☐	☐	☐
07 - Thomas K. Lane	☐	☐	☐	08 - John D. Lange	☐	☐	☐	09 - Scott J. Lauber	☐	☐	☐
10 - Ulice Payne, Jr.	☐	☐	☐	11 - Mary Ellen Stanek	☐	☐	☐	12 - Glen E. Tellock	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 6.

	For	Against	Abstain
6. Stockholder proposal to govern by majority vote	☐	☐	☐

1 P C F

04809B

The WEC Energy Group, Inc.
2026 Annual Meeting of Stockholders
will be held on Thursday, May 7, 2026 via Live Webcast at
1:30 p.m. Central Time, virtually via the Internet at meetnow.global/M4P2PNZ.

To participate in the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The material is available at: www.envisionreports.com/WEC

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/WEC

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

WEC Energy Group, Inc.

Notice of 2026 Annual Meeting of Stockholders — May 7, 2026

This Proxy is Solicited on Behalf of the Board of Directors

Margaret C. Kelsey and Xia Liu, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of WEC Energy Group, Inc. to be held on May 7, 2026, or at any postponement or adjournment thereof. All prior proxies are hereby revoked.

Your shares of stock will be voted as you specify on the reverse side of the card. If no choice is specified, your Proxy will be voted FOR each of the nominees listed in Proposal 1, FOR Proposals 2, 3, 4 and 5, and AGAINST Proposal 6.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C Non-Voting Items

Change of Address — Please print new address below.	**Comments** — Please print your comments below.